   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 2000



                                                      REGISTRATION NO. 333-45300

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            JDS UNIPHASE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             3674                            94-2579683
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            JDS UNIPHASE CORPORATION
                             210 BAYPOINTE PARKWAY
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 434-1800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                           MICHAEL C. PHILLIPS, ESQ.
                SENIOR VICE PRESIDENT, BUSINESS DEVELOPMENT AND
                                GENERAL COUNSEL
                            JDS UNIPHASE CORPORATION
                             210 BAYPOINTE PARKWAY
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 434-1800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH COPIES TO:

            JOHN W. CAMPBELL, III, ESQ.                           ALISON S. RESSLER, ESQ.
              P. RUPERT RUSSELL, ESQ.                               SULLIVAN & CROMWELL
              MORRISON & FOERSTER LLP                             1888 CENTURY PARK EAST
                 425 MARKET STREET                          LOS ANGELES, CALIFORNIA 90067-1725
       SAN FRANCISCO, CALIFORNIA 94105-2482                           (310) 712-6600
                  (415) 268-7000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               Upon consummation of the merger described herein.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                        CALCULATION OF REGISTRATION FEE



------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
         TITLE OF EACH                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM
      CLASS OF SECURITIES             AMOUNT TO BE         OFFERING PRICE          AGGREGATE             AMOUNT OF
        TO BE REGISTERED             REGISTERED(1)           PER SHARE           OFFERING PRICE       REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock $0.001 par value...      342,022,800               (2)                   (2)              $9,102,247(2)
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------



(1)Based upon the maximum number of shares of common stock, $0.001 par value per share, of JDS Uniphase Corporation, that may be issued pursuant to the merger, calculated as the product of (a) 90,006,000, the aggregate number of shares of SDL, Inc.'s common stock, $0.001 par value per share, outstanding on October 31, 2000 and issuable pursuant to outstanding options prior to the date the merger is expected to be consummated and (b) an exchange ratio of
   3.8 shares of JDS Uniphase common stock for each share of SDL's common stock.



(2)Estimated solely for purposes of calculating an additional registration fee of $1,927 required by the Securities Act of 1933, as amended, for an additional 125,400 shares of JDS Uniphase common stock, and computed pursuant to Rules 457(f) and (c) under the Securities Act based on $221.13, the average of the high and low per share prices of common stock of SDL on The Nasdaq National Market on November 13, 2000. On or about September 7, 2000, the Registrant paid a registration fee equal to $9,100,320 for the original 341,897,400 shares of common stock registered on the Registration Statement on S-4 filed on September 7, 2000 (Registration No. 333-45300).

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              [JDS UNIPHASE LOGO]


                                   [SDL LOGO]

                 MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

     On July 9, 2000, each of the board of directors of JDS Uniphase Corporation and SDL, Inc. unanimously approved an agreement to merge SDL with a newly formed, wholly owned subsidiary of JDS Uniphase as a result of which SDL would become a wholly owned subsidiary of JDS Uniphase.


     In the merger, each share of SDL common stock will be exchanged for 3.8 shares of JDS Uniphase common stock. JDS Uniphase common stock is listed on The Nasdaq National Market under the trading symbol "JDSU," and on November 16, 2000, JDS Uniphase common stock closed at $68.25 per share.


     We cannot complete the merger unless the stockholders of SDL adopt the merger agreement and the stockholders of JDS Uniphase approve the issuance of shares of JDS Uniphase common stock in the merger. YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND YOUR STOCKHOLDERS' MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE. Returning the proxy does not deprive you of your right to attend a meeting and to vote your shares in person.

     AFTER CAREFUL CONSIDERATION, EACH OF THE BOARD OF DIRECTORS OF JDS UNIPHASE AND SDL UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO ITS STOCKHOLDERS AND IN ITS STOCKHOLDERS' BEST INTERESTS, DECLARED THE MERGER ADVISABLE AND APPROVED THE MERGER AGREEMENT.


     This proxy statement-prospectus provides you with information concerning JDS Uniphase, SDL and the merger. Please give all of the information contained in the proxy statement-prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 28 OF THIS PROXY STATEMENT-PROSPECTUS.


     We appreciate your interest in and consideration of this matter.

/s/ JOZEF STRAUS, Ph.D.                                   /s/ DONALD R. SCIFRES, Ph.D.
Jozef Straus, Ph.D.                                       Donald R. Scifres, Ph.D.
Co-Chairman of the Board and                              Chairman of the Board,
Chief Executive Officer                                   Chief Executive Officer and President
JDS Uniphase Corporation                                  SDL, Inc.

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF JDS UNIPHASE COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED WHETHER THIS PROXY STATEMENT-PROSPECTUS IS ADEQUATE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This proxy statement-prospectus is dated November 17, 2000 and was first mailed to stockholders on or about November 22, 2000.

                       SOURCES OF ADDITIONAL INFORMATION


     This proxy statement-prospectus incorporates important business and financial information about JDS Uniphase and SDL that is not included or delivered with this document. You can obtain this information from JDS Uniphase or SDL upon request, without charge, not including exhibits to documents, unless those exhibits are specifically incorporated by reference into this proxy statement-prospectus. Any person can make a request for information orally or in writing. ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY DECEMBER 19, 2000 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS.


REQUESTS FOR DOCUMENTS RELATING TO             REQUESTS FOR DOCUMENTS RELATING TO JDS
SDL SHOULD BE DIRECTED TO:                     UNIPHASE SHOULD BE DIRECTED TO:
SDL, Inc.                                      JDS Uniphase Corporation
80 Rose Orchard Way                            210 Baypointe Parkway
San Jose, California 95134-1365                San Jose, California 95134
Attention: Investor Relations                  Attention: Investor Relations
(408) 943-4343                                 (408) 434-1800


     Also see "Where you can find more information" on page 101 of this proxy statement-prospectus.

                                   [SDL LOGO]
                                   SDL, INC.
                              80 ROSE ORCHARD WAY
                        SAN JOSE, CALIFORNIA 95134-1365
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


Date: December 27, 2000


Time: 10:00 a.m., Pacific Standard Time


Place: Wyndham Garden Hotel


       1300 Chesapeake Terrace


       Sunnyvale, California 94089


To the stockholders of SDL, Inc.:

     At the special meeting of stockholders of SDL, Inc., you will be asked:

          1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 9, 2000, by and among JDS Uniphase Corporation, K2 Acquisition, Inc., a wholly owned subsidiary of JDS Uniphase Corporation, and SDL, Inc. Under the merger agreement, K2 Acquisition, Inc. will merge with and into SDL, Inc. and SDL, Inc. will survive the merger as a wholly owned subsidiary of JDS Uniphase Corporation. In the merger, holders of outstanding shares of common stock of SDL, Inc. will receive 3.8 shares of common stock of JDS Uniphase Corporation for each share of SDL, Inc. common stock they hold. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

          2. To transact such other business as may properly come before the special meeting or any adjournment of the special meeting.


     The attached proxy statement-prospectus contains a more complete description of these items of business. Only holders of record of SDL, Inc. common stock at the close of business on November 16, 2000, the record date, are entitled to vote on the matters listed in this notice of special meeting. Any action may be taken on any of the foregoing proposals at the special meeting on the date specified above or on any date to which the special meeting may properly be postponed or adjourned. You may vote in person at the SDL, Inc. special meeting even if you have returned a proxy.


                                          By Order of the Board of Directors
                                          of SDL, Inc.

                                          /s/ MICHAEL L. FOSTER
                                          Michael L. Foster
                                          Secretary


November 17, 2000

San Jose, California

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE,
              SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE
                   ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

                              [JDS UNIPHASE LOGO]
                            JDS UNIPHASE CORPORATION
                             210 BAYPOINTE PARKWAY
                           SAN JOSE, CALIFORNIA 95134
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


Date: December 27, 2000


Time: 10:00 a.m., Pacific Standard Time


Place: 210 Baypointe Parkway


       San Jose, California 95134


To the stockholders of JDS Uniphase Corporation:

     At the special meeting of stockholders of JDS Uniphase Corporation, you will be asked:

          1. To consider and vote upon a proposal to approve the issuance of shares of JDS Uniphase Corporation common stock under the Agreement and Plan of Merger, dated as of July 9, 2000, by and among JDS Uniphase Corporation, K2 Acquisition, Inc., a wholly owned subsidiary of JDS Uniphase Corporation, and SDL, Inc. Under the merger agreement, K2 Acquisition, Inc. will merge with and into SDL, Inc. and SDL, Inc. will survive the merger as a wholly owned subsidiary of JDS Uniphase Corporation. In the merger, holders of outstanding shares of common stock of SDL, Inc. will receive 3.8 shares of common stock of JDS Uniphase Corporation for each share of SDL, Inc. common stock they hold.

          2. To transact such other business as may properly come before the special meeting or any adjournment of the special meeting.


     The attached proxy statement-prospectus contains a more complete description of these items of business. Only stockholders of record of JDS Uniphase Corporation at the close of business on November 16, 2000, the record date, are entitled to vote on the matters listed in this notice of special meeting. Any action may be taken on any of the foregoing proposals at the special meeting on the date specified above or on any date to which the special meeting may properly be postponed or adjourned. You may vote in person at the JDS Uniphase Corporation special meeting even if you have returned a proxy.


                                          By Order of the Board of Directors
                                          of JDS Uniphase Corporation

                                          /s/ ANTHONY R. MULLER
                                          Anthony R. Muller
                                          Secretary


November 17, 2000

San Jose, California

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE,
              SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE
                   ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY OF THE PROXY STATEMENT-PROSPECTUS...................    3
SUMMARY OF THE TRANSACTION..................................    4
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SDL......    9
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF JDS
  UNIPHASE..................................................   10
COMPARATIVE PER SHARE DATA..................................   11
COMPARATIVE PER SHARE MARKET PRICE DATA.....................   13
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
  FINANCIAL STATEMENTS OF JDS UNIPHASE AND SDL..............   15
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
  FINANCIAL STATEMENTS OF JDS UNIPHASE AND SDL..............   19
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
  FINANCIAL STATEMENTS OF JDS UNIPHASE......................   24
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
  FINANCIAL STATEMENTS OF JDS UNIPHASE......................   26
RISK FACTORS................................................   28
THE SPECIAL MEETING OF SDL STOCKHOLDERS.....................   43
  Purpose of the Special Meeting............................   43
  Date, Time and Place; Stockholder Record Date for the
     Special Meeting........................................   43
  Vote of SDL Stockholders Required for Adoption of the
     Merger Agreement.......................................   43
  Proxies...................................................   43
  Solicitation of Proxies...................................   44
THE SPECIAL MEETING OF JDS UNIPHASE STOCKHOLDERS............   45
  Purpose of the Special Meeting............................   45
  Date, Time and Place; Stockholder Record Date for the
     Special Meeting........................................   45
  Vote of JDS Uniphase Stockholders Required to Approve the
     Issuance of JDS Uniphase Common Stock to Stockholders
     of SDL.................................................   45
  Proxies...................................................   45
  Solicitation of Proxies...................................   46
THE MERGER..................................................   47
  Background of the Merger..................................   47
  Reasons for the Transaction...............................   51
  Recommendation of SDL's Board of Directors................   53
  Recommendation of JDS Uniphase's Board of Directors.......   54
  Opinion of SDL's Financial Advisor........................   56
  Opinions of JDS Uniphase's Financial Advisors.............   61
  Interests of Management and Directors of SDL in the
     Merger.................................................   69
  Completion and Effectiveness of the Merger................   75
  Structure of the Merger and Conversion of SDL Common
     Stock..................................................   75
  Exchange of SDL Stock Certificates for JDS Uniphase Stock
     Certificates...........................................   75
  Material United States Federal Income Tax Considerations
     of the Merger..........................................   76
  Accounting Treatment of the Merger........................   78
  Regulatory Filings and Approvals Required to Complete the
     Merger.................................................   78
  Restrictions on Sales of Shares by Affiliates of SDL and
     JDS Uniphase...........................................   79
  Listing on the Nasdaq National Market of JDS Uniphase
     Common Stock to be Issued in the Merger................   79
  No Appraisal Rights.......................................   79
  Dividend Policy...........................................   79
  The Merger Agreement......................................   79
  Conditions to Completion of the Merger....................   85

                                                              PAGE
                                                              ----
  Termination of the Merger Agreement.......................   86
  Expenses; Payment of Termination Fee......................   87
  Extension, Waiver and Amendment of the Merger Agreement...   88
  Affiliate Agreements......................................   88
  Operations after the Merger...............................   88
COMPARISON OF RIGHTS OF HOLDERS OF SDL COMMON STOCK AND JDS
  UNIPHASE COMMON STOCK.....................................   90
SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS, MANAGEMENT AND
  DIRECTORS OF SDL..........................................   95
SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS, MANAGEMENT AND
  DIRECTORS OF JDS UNIPHASE.................................   97
LEGAL MATTERS...............................................   99
EXPERTS.....................................................   99
STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING OF SDL
  STOCKHOLDERS IF THE MERGER IS NOT COMPLETED...............   99
STOCKHOLDER PROPOSALS FOR THE 2000 AND 2001 ANNUAL MEETINGS
  OF JDS UNIPHASE STOCKHOLDERS..............................  100
WHERE YOU CAN FIND MORE INFORMATION.........................  101
ANNEX A -- AGREEMENT AND PLAN OF MERGER.....................  A-1
ANNEX B -- OPINION OF THOMAS WEISEL PARTNERS LLC............  B-1
ANNEX C -- OPINION OF CIBC WORLD MARKETS CORP...............  C-1
ANNEX D -- OPINION OF BANC OF AMERICA SECURITIES LLC........  D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHO IS JDS UNIPHASE?

A: JDS Uniphase is a high-technology company that designs, develops, manufactures and distributes a comprehensive range of products for the growing fiber optic communications industry. These products are deployed by systems manufacturers worldwide to develop advanced optical networks for the telecommunications and cable television industries. JDS Uniphase is traded on The Nasdaq National Market under the symbol "JDSU" and the exchangeable shares of JDS Uniphase Canada Ltd. are traded on The Toronto Stock Exchange under the symbol "JDU."

Q: WHY ARE JDS UNIPHASE AND SDL PROPOSING THE MERGER?

A: JDS Uniphase and SDL are proposing the merger in response to unprecedented growth in the telecommunications industry and demand for the fiber optic networks that are enabling such growth. Specifically, JDS Uniphase and SDL are proposing the merger for the following reasons, as well as others described in this proxy statement-prospectus:

   - The merger will enable the combined company to meet the growing demands of its customers for integrated modules and more quickly bring new innovations to the market.

   - The merger will result in increased manufacturing capacity, expanded output and reduced manufacturing costs.

   - The merger will result in a high quality, multi-dimensional engineering team which will allow the combined company to provide greater support to new optical systems suppliers.

Q: WHAT WILL SDL STOCKHOLDERS RECEIVE FOR THEIR SDL SHARES?

A: SDL stockholders will receive 3.8 shares of JDS Uniphase common stock in exchange for each of their shares of SDL common stock. JDS Uniphase will not issue fractional shares in the merger. Instead of a fraction of a share, each SDL stockholder will receive cash, without interest, equal to the product of the fraction that the SDL stockholder would have otherwise received and the average closing prices for a share of JDS Uniphase common stock for the five trading days before the completion of the merger.

Q: WHY DOES JDS UNIPHASE NEED THE APPROVAL OF ITS STOCKHOLDERS?


A: Under the rules of The Nasdaq National Market, JDS Uniphase is required to seek stockholder approval for any issuance of shares of its common stock in connection with the acquisition of another company if its common stock to be issued in the transaction exceeds 20% of the issued and outstanding shares of its common stock and of its outstanding voting power. The shares of JDS Uniphase common stock to be issued to SDL stockholders in the merger are equal to, in the aggregate, approximately 35.5% of the currently issued and outstanding shares of JDS Uniphase common stock and of its outstanding voting power as of November 16, 2000. Therefore, JDS Uniphase is seeking stockholder approval of the issuance of shares of its common stock in the merger.


Q: WHEN WILL THE MERGER OCCUR?

A: The merger will occur after approval of the SDL and JDS Uniphase stockholders is obtained and the other conditions to the merger, including regulatory approvals, are satisfied or waived. JDS Uniphase and SDL are working towards completing the merger as quickly as possible.

Q: HOW WILL SDL FIT INTO JDS UNIPHASE AFTER THE MERGER?


A: Following the merger, SDL will operate as a wholly owned subsidiary of JDS
   Uniphase. Dr. Donald R. Scifres, currently Chairman of the Board, Chief Executive Officer and President of SDL, will become Co-Chairman of the Board of and will hold a senior management position with JDS Uniphase.

Q: WHAT DO I NEED TO DO NOW?

A: Following your review of this proxy statement-prospectus, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of SDL or JDS Uniphase stockholders, as appropriate.

Q: WHAT HAPPENS IF I RETURN MY PROXY CARD BUT DON'T INDICATE HOW TO VOTE?

A: If you sign your proxy properly but do not include instructions on how to vote, your SDL shares will be voted FOR adoption of the merger agreement and your JDS Uniphase shares will be voted FOR approval of the issuance of JDS Uniphase common stock in the merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of four ways. First, you can send a written notice to SDL or JDS Uniphase, as appropriate, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the special meeting and vote in person.

Q: IF MY BROKER HOLDS MY SHARES IN STREET NAME, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: IF I AM AN SDL STOCKHOLDER, SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, JDS Uniphase will send SDL stockholders written instructions for exchanging SDL stock certificates for JDS Uniphase stock certificates.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: You can write or call SDL's Investor Relations at 80 Rose Orchard Way, San
   Jose, California 95134, telephone (408) 943-4343 or JDS Uniphase's Investor Relations at 210 Baypointe Parkway, San Jose, California 95134, telephone
   (408) 434-1800 with any questions about the merger and your special meeting.

                   SUMMARY OF THE PROXY STATEMENT-PROSPECTUS


     This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we refer, including the merger agreement and other documents attached as annexes to this proxy statement-prospectus, for a more complete understanding of the merger. In addition, we incorporate by reference important business and financial information about JDS Uniphase and SDL into this proxy statement-prospectus. You may obtain the information incorporated by reference into this proxy statement-prospectus without charge by following the instructions in the section entitled "Where you can find more information" on page 101 of this proxy statement-prospectus.


                                 THE COMPANIES
SDL, INC.
80 ROSE ORCHARD WAY
SAN JOSE, CALIFORNIA 95134-1365
ATTN: INVESTOR RELATIONS
(408) 943-4343

     SDL designs, manufactures and markets semiconductor lasers and fiber optic related products. Since 1996, SDL's strategy has strongly focused on providing solutions for optical communications. SDL's optical communications products power the transmission of data, voice and Internet information over fiber optic networks to meet the needs of telecommunications, dense wavelength division multiplexing (DWDM), cable television and metro communications applications. The demand for DWDM solutions has been accelerating significantly due to the technology's unique ability to expand network bandwidth and provide much faster transmission of data, voice and video signals.

     SDL was incorporated in California on March 29, 1983 and reincorporated in Delaware on November 16, 1992. SDL was known as Spectra Diode Laboratories, Inc. until it changed its name to SDL, Inc. in April 1993. SDL's headquarters are located at 80 Rose Orchard Way, San Jose, California, 95134-1365, and its telephone number is (408) 943-9411.

JDS UNIPHASE CORPORATION
210 BAYPOINTE PARKWAY
SAN JOSE, CALIFORNIA 95134
ATTN: INVESTOR RELATIONS
(408) 434-1800


     JDS Uniphase is a leading provider of advanced fiber optic components and modules. These products are sold to the world's leading telecommunications and cable television system and subsystem providers, which are commonly referred to as OEMs and include Alcatel, Ciena, Cisco, Corning, Lucent, Marconi, Motorola, Nortel, Scientific Atlanta, Siemens and Tyco, along with emerging system providers, such as Corvis, ONI Systems, Juniper Networks and Sycamore. These telecommunication system and subsystem providers use these components and modules as the building blocks for the systems that they ultimately supply to telecommunications carriers such as AT&T, WorldCom, Qwest and Sprint.


     JDS Uniphase's products are basic building blocks for fiber optic networks and perform both optical-only, commonly referred to as "passive" functions, and optoelectronic, commonly referred to as "active" functions, within fiber optic networks. JDS Uniphase's products include semiconductor lasers, high-speed external modulators, transmitters, amplifiers, couplers, multiplexers, circulators, tunable filters, optical switches and isolators for fiber optic applications. JDS Uniphase also supplies its OEM customers with test instruments for both system production applications and network installation. In addition, JDS Uniphase designs, manufactures and markets laser subsystems for a broad range of OEM applications, optical display and projection products used in computer displays and other similar applications and light interference pigments used in security products and decorative surface treatments.

     JDS Uniphase was incorporated in Delaware in October 1993. JDS Uniphase is the result of a merger between Uniphase Corporation and JDS FITEL Inc., pursuant to which they combined their operations on June 30, 1999. Historic information included or incorporated by reference in this proxy statement-prospectus that is specific to Uniphase Corporation or JDS FITEL Inc. is specifically described as "Uniphase" or "JDS FITEL" information, respectively. References to "JDS Uniphase" are to the combined entity resulting from the merger of Uniphase and JDS FITEL. JDS Uniphase's corporate headquarters in the United States are at 210 Baypointe Parkway, San Jose, California 95134, where the telephone number is
(408) 434-1800. Its corporate headquarters in Canada are at 570 West Hunt Club Road, Nepean, Ontario, and the telephone number at this location is (613) 727-1304.

                           SUMMARY OF THE TRANSACTION

STRUCTURE OF THE TRANSACTION

     SDL will merge with K2 Acquisition, Inc., a wholly owned subsidiary of JDS Uniphase, and become a wholly owned subsidiary of JDS Uniphase. Following the merger, SDL's current stockholders will own common stock in SDL's parent company, JDS Uniphase.

STOCKHOLDER APPROVAL

     To approve the merger, the holders of a majority of the outstanding shares of SDL common stock must adopt the merger agreement and the holders of a majority of the shares of JDS Uniphase common stock voting at the JDS Uniphase special meeting must approve the issuance of JDS Uniphase common stock in the merger.


     The directors, officers and affiliates of SDL collectively beneficially owned approximately 3.0% of the outstanding SDL common stock as of November 16, 2000. The directors, officers and affiliates of JDS Uniphase collectively beneficially owned approximately 11.2% of the outstanding JDS Uniphase common stock and of its outstanding voting power as of November 16, 2000.



     SDL stockholders are entitled to cast one vote for each share of SDL common stock they owned as of November 16, 2000, the record date for the special meeting of stockholders of SDL, and JDS Uniphase stockholders are entitled to cast one vote for each share of JDS Uniphase common stock they owned as of November 16, 2000, the record date for the special meeting of stockholders of JDS Uniphase.



RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF SDL AND JDS UNIPHASE (SEE PAGES 53 AND 54)


     After careful consideration, each of the boards of directors of SDL and JDS Uniphase unanimously determined that the merger is fair to the stockholders of its corporation and in their best interests, declared the merger advisable and approved the merger agreement.


     The SDL board of directors unanimously recommends a vote in favor of the adoption of the merger agreement. See page 84 for a description of the circumstances under which the SDL board of directors could alter its recommendation.


     The JDS Uniphase board of directors unanimously recommends a vote in favor of the approval of the issuance of common stock of JDS Uniphase in the merger.


OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 56 AND 61)


     Thomas Weisel Partners LLC has delivered its written opinion to the board of directors of SDL that, as of July 9, 2000, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of SDL common stock. We have attached the full text of the written opinion of Thomas Weisel Partners as Annex B to this proxy statement-prospectus. We encourage you to read this opinion carefully in its entirety for descriptions of the assumptions made, matters considered and limitations on the review undertaken by Thomas Weisel Partners. THE OPINION OF THOMAS WEISEL PARTNERS IS ADDRESSED TO THE SDL BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO THE HOLDERS OF SDL COMMON STOCK. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECTS OF THE PROPOSED MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE PROPOSED MERGER.

     In connection with the merger, the JDS Uniphase board of directors received separate opinions from CIBC World Markets Corp. and Banc of America Securities LLC as to the fairness, from a financial point of view, to JDS Uniphase of the exchange ratio provided for in the merger. We have attached the full text of the written opinions of CIBC World Markets and Banc of America Securities, each dated July 9, 2000, as Annex C and Annex D to this proxy statement-prospectus. We encourage you to read these opinions carefully in their entirety for descriptions of the assumptions made, matters considered and limitations on the review undertaken by each of CIBC World Markets and Banc of America Securities. THE OPINIONS OF CIBC WORLD MARKETS AND BANC OF AMERICA SECURITIES ARE ADDRESSED TO THE JDS UNIPHASE BOARD OF DIRECTORS AND RELATE ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO JDS UNIPHASE. THE OPINIONS DO NOT ADDRESS ANY OTHER ASPECTS OF THE PROPOSED MERGER AND DO NOT CONSTITUTE RECOMMENDATIONS TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE PROPOSED MERGER.


PROCEDURE FOR EXCHANGING YOUR SDL STOCK CERTIFICATES (SEE PAGE 75)


     After the merger is completed, JDS Uniphase will send SDL stockholders written instructions for exchanging SDL stock certificates for JDS Uniphase stock certificates. Do not send your SDL stock certificates now.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     JDS Uniphase and SDL will complete the merger when all of the conditions to completion of the merger are satisfied or waived. The merger will become effective when we file a certificate of merger with the State of Delaware.

     JDS Uniphase and SDL are working toward completing the merger as quickly as possible.


CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 85)


     JDS Uniphase's and SDL's obligations to complete the merger are subject to certain conditions. The conditions that must be satisfied or waived before the completion of the merger include the following:

     - the registration statement on Form S-4, of which this proxy statement-prospectus forms a part, must become effective, no stop order may be issued and no proceedings for suspension of its effectiveness may be initiated by the SEC;

     - the merger agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of SDL common stock;

     - the issuance of shares of JDS Uniphase common stock in the merger must be approved by a majority of the holders of JDS Uniphase common stock casting votes;

     - no law, rule, regulation, judgment, decree, injunction, executive order or award may have been enacted or issued or be effective which has the effect of making the merger illegal or otherwise prohibiting completion of the merger;

     - the waiting period, and any extensions, applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or under any other foreign antitrust or combination law and any material filing, consent, approval or authorization legally required must either have expired, been terminated or obtained; and

     - the JDS Uniphase common shares to be issued in the merger must be authorized for quotation on The Nasdaq National Market.

     SDL's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - JDS Uniphase's representations and warranties must be true and correct, except where it would not have a material adverse effect on JDS Uniphase;

     - JDS Uniphase must have performed or complied in all material respects with all of its agreements and covenants to be performed or complied with by JDS Uniphase at or before completion of the merger; and

     - SDL must receive an opinion of tax counsel that the merger will qualify as a tax-free reorganization.

     JDS Uniphase's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - SDL's representations and warranties must be true and correct, except where it would not have a material adverse effect on SDL;

     - SDL must have performed or complied in all material respects with all of its agreements and covenants to be performed or complied with by SDL at or before completion of the merger; and

     - JDS Uniphase must receive an opinion of tax counsel that the merger will qualify as a tax-free reorganization.


TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 86)


     The merger agreement may be terminated by either JDS Uniphase or SDL:

     - by mutual written consent of JDS Uniphase and SDL;

     - if the merger is not completed before January 31, 2001, which date may be extended, under specified circumstances, at SDL's option to March 31, 2001;

     - if there is a court order or other government decree or ruling which is final and not appealable preventing completion of the merger;

     - if SDL's stockholders do not adopt the merger agreement at the SDL special meeting;

     - if JDS Uniphase's stockholders do not approve the issuance of shares pursuant to the terms of the merger agreement at the JDS Uniphase special meeting; or

     - upon a material breach of any representation, warranty, covenant or agreement on the part of the other party in the merger agreement, or if any of the other party's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met, and the breach cannot be cured or is not cured within 30 days.

     Furthermore, JDS Uniphase may terminate the merger agreement if SDL or the SDL board of directors takes or fails to take specified actions with respect to a competing transaction involving SDL.

     Finally, SDL may terminate the merger agreement if the board of directors of SDL authorizes SDL to enter into a binding written agreement concerning a transaction that constitutes a superior proposal.


PAYMENT OF TERMINATION FEE (SEE PAGE 87)


     If the merger agreement is terminated under circumstances involving an acquisition proposal and within 12 months of that termination there is consummated the acquisition, directly or indirectly, of a majority of the voting power of the outstanding securities of SDL or all or substantially all of the assets of SDL or there has been consummated a merger, consolidation or similar business combination between SDL and an acquiring person, SDL may be required to pay JDS Uniphase a termination fee of $1 billion.


INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (SEE PAGE 69)



     When considering the recommendation of SDL's board of directors, you should be aware that some SDL directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of the SDL stockholders generally. In particular, five senior officers of SDL, one of whom is also a director, entered into transition agreements with JDS Uniphase in connection with the merger and the directors and officers of SDL have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, your interests. These transition agreements will become effective upon the closing of the merger. In addition, each non-employee director of SDL has 3,500 unvested options to purchase SDL common stock that will accelerate and become immediately exercisable upon SDL stockholder approval of the merger agreement. The members of the SDL board of directors knew about these additional interests, and considered them, when they approved the merger agreement.

     As a result of these interests, these directors and officers may be more likely to vote to adopt the merger agreement than if they did not hold these interests. SDL's stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.



U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER (SEE PAGE 76)


     The merger is structured so that, in general, JDS Uniphase, SDL and SDL's stockholders will not recognize gain or loss for United States federal income tax purposes in the merger, except for taxes payable because of cash received by SDL stockholders instead of fractional shares. It is a condition to the merger that JDS Uniphase and SDL receive legal opinions stating that the merger will qualify as a tax-free reorganization.


ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 78)


     The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles.


ANTITRUST APPROVAL REQUIRED TO COMPLETE THE MERGER (SEE PAGE 78)



     The merger is subject to approval under antitrust laws. JDS Uniphase and SDL have made the required filings with the Department of Justice and the Federal Trade Commission, but the appropriate waiting periods have not expired as of the date of this proxy statement-prospectus. JDS Uniphase and SDL are not permitted to complete the merger until the applicable waiting periods have expired or terminated. On August 24, 2000, JDS Uniphase and SDL received requests for additional information and other documentary material, commonly called a second request, from the Antitrust Division of the U.S. Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. This request extends the waiting period for this transaction until 20 days after the parties' substantial compliance with the request, unless the parties and the Department of Justice agree on a different time period.



     JDS Uniphase and SDL are also required to make pre-merger notification filings with the Canadian Competition Bureau and the German Federal Cartel Office and to await the expiration or earlier termination of the prescribed waiting periods under the laws of those countries prior to completing the merger. JDS Uniphase and SDL intend to comply with all requests for additional information from these foreign agencies. JDS Uniphase and SDL have made or will make filings in other jurisdictions if filings in those jurisdictions are required. In Canada, the Commissioner of Competition may challenge the merger at any time prior to or within three years following its completion. By letter dated November 7, 2000, the German Federal Cartel Office informed JDS Uniphase and SDL that the merger was not prohibited under German law, and therefore may be completed. At the request of the United Kingdom Office of Fair Trading, or the OFT, JDS Uniphase has supplied information in order to allow the OFT to decide whether to refer the merger to the United Kingdom Competition Commission for a formal investigation. The OFT has not yet decided that question.



     The Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may have the right to challenge the merger at any time before or after its completion. JDS Uniphase and SDL intend to comply with all requests for information from the antitrust regulators reviewing the transaction.



RESTRICTIONS ON THE ABILITY TO SELL JDS UNIPHASE STOCK (SEE PAGE 79)


     All shares of JDS Uniphase common stock received by you in connection with the merger will be freely transferable unless you are considered an affiliate of either JDS Uniphase or SDL under the federal securities laws. Shares of JDS Uniphase common stock held by affiliates may only be sold pursuant to a registration statement or exemption under the Securities Act, or as permitted under the rules of the Securities Act.

APPRAISAL RIGHTS (SEE PAGE 79)


     Neither SDL nor JDS Uniphase stockholders are entitled under Delaware law to appraisal rights with respect to the merger.


EXPENSES (SEE PAGE 87)


     Subject to the following sentence, each party has agreed to pay all expenses it incurs in connection with the merger, whether or not the merger is completed. If the merger agreement is terminated because the JDS Uniphase stockholders fail to approve the issuance of shares of JDS common stock in the merger, JDS Uniphase may be required to pay SDL $10 million for SDL's out-of-pocket expenses. In addition, if the merger agreement is terminated because SDL's stockholders fail to adopt the merger agreement, the SDL board amends or modifies or takes other prohibited actions with respect to its recommendation or SDL takes or fails to take specified actions with respect to an acquisition proposal, SDL may be required to pay JDS Uniphase $10 million for JDS Uniphase's out-of-pocket expenses.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SDL


     Set forth below is a summary of certain consolidated financial information with respect to SDL as of the dates and for the periods indicated. The consolidated statement of operations and other data set forth below for the years ended December 31, 1999, 1998 and 1997 and the consolidated balance sheet data as of December 31, 1999 and 1998 have been derived from SDL's consolidated financial statements which have been audited by Ernst & Young LLP, independent auditors, and are incorporated by reference in this proxy statement-prospectus. The report of Ernst & Young LLP, independent auditors, on SDL's consolidated financial statements as of December 31, 1998 and for the years ended December 31, 1998 and 1997, was based in part on the report on IOC of Arthur Andersen, chartered accountants. The consolidated statement of operations data and other data set forth below for the fiscal year ended December 31, 1996 and the consolidated balance sheet data as of December 31, 1997 and 1996 have been derived from SDL's consolidated financial statements which have been audited by Ernst & Young LLP and are not incorporated in this proxy statement-prospectus by reference. The report of Ernst & Young LLP, independent auditors, on SDL's consolidated financial statements as of December 31, 1997 and 1996 and for the year ended December 31, 1996, was based in part on the reports on IOC of Arthur Andersen, chartered accountants. The consolidated financial data as of and for the year ended December 31, 1995, was derived from the unaudited combination of the separate financial statements of SDL as of and for the year ended December 31, 1995 and IOC as of and for the year ended September 30, 1995, and are not incorporated in this proxy statement-prospectus by reference. The selected historical financial data of SDL as of and for the nine months ended September 30, 2000 and 1999, has been derived from SDL's unaudited financial statements which are incorporated in this proxy statement-prospectus by reference and include, in the opinion of SDL's management, all adjustments, consisting of normal recurring adjustments, which SDL considers necessary to present fairly the results of operations and financial position of such periods.



                                                        AS OF AND FOR
                                                       THE NINE MONTHS
                                                            ENDED
                                                        SEPTEMBER 30,            AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                                    ---------------------   -----------------------------------------------------
                                                       2000        1999       1999        1998     1997(2)      1996       1995
                                                    ----------   --------   ---------   --------   --------   --------   --------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Net sales.......................................  $  329,234   $128,344   $ 187,021   $112,792   $102,119   $ 88,224   $ 56,429
  Amortization of purchased intangibles...........  $  224,698   $    599   $     809   $    777   $    671   $    645   $     54
  Acquired in-process research and development....  $   27,400   $  1,495   $   1,495   $     --   $    753   $     --   $ 10,010
  Merger costs(1).................................  $    3,168   $  2,677   $   2,677   $     --   $     --   $     --   $     --
  Income (loss) from operations...................  $ (154,535)  $ 16,951   $  29,064   $  7,702   $(25,544)  $  9,499   $   (882)
  Net income (loss)...............................  $ (172,320)  $ 13,218   $  25,213   $  7,903   $(24,353)  $  8,139   $ (2,685)
  Earnings (loss) per share:
    Basic.........................................  $    (2.17)  $   0.21   $    0.39   $   0.14   $  (0.44)  $   0.16   $  (0.07)
    Dilutive......................................  $    (2.17)  $   0.20   $    0.37   $   0.13   $  (0.44)  $   0.15   $  (0.07)
  Shares used in per share calculation:
    Basic.........................................      79,292     62,086      64,320     57,436     55,776     49,512     37,568
    Dilutive......................................      79,292     66,170      68,470     60,724     55,776     54,476     37,568
CONSOLIDATED BALANCE SHEET DATA:
  Working capital.................................  $  455,089   $338,725   $ 355,262   $ 63,705   $ 44,173   $ 74,272   $ 25,113
  Total assets....................................  $3,433,889   $430,788   $ 460,953   $132,060   $112,431   $129,429   $ 60,570
  Long-term obligations...........................  $    5,012   $  4,710   $     965   $  2,028   $  2,380   $    247   $  1,526
  Total stockholders' equity......................  $3,353,496   $395,815   $ 420,148   $108,206   $ 89,282   $111,220   $ 42,162
  Book value per common share.....................  $    38.67   $   5.65   $    5.88   $   1.82   $   1.58   $   2.02   $   0.99
OTHER DATA:
  Net cash provided by (used in):
    Operating activities..........................  $  112,012   $  8,100   $  34,634   $ 10,357   $(22,087)  $ 12,421   $  7,328
    Investment activities.........................  $  (15,735)  $(92,208)  $(174,233)  $ (8,627)  $ 18,999   $(64,918)  $(29,634)
    Financing activities..........................  $   17,267   $274,304   $ 276,755   $  9,123   $  1,081   $ 55,731   $ 26,395
  Increase (decrease) in cash and cash
    equivalents...................................  $  113,544   $190,196   $ 137,156   $ 10,853   $ (2,007)  $  3,234   $  4,089


-------------------------

(1) Results of operations include $3,168,000 of costs and expenses attributable to the pending merger with JDS Uniphase in 2000 and $2,677,000 of costs and expenses attributable to the pooling of interests transaction with IOC International in 1999.


(2) The results of operations for the year ended December 31, 1997 include a charge totaling $27.5 million related to costs associated with the litigation settlement and related legal costs of the Spectra-Physics legal dispute.

        SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF JDS UNIPHASE


     Set forth below is a summary of certain consolidated financial information with respect to JDS Uniphase as of the dates and for the periods indicated. The consolidated statement of operations and other data set forth below for the fiscal years ended June 30, 2000, 1999 and 1998 and the consolidated balance sheet data as of June 30, 2000 and 1999 have been derived from JDS Uniphase's consolidated financial statements which have been audited by Ernst & Young LLP and are incorporated in this proxy statement-prospectus by reference. The consolidated statement of operations data and other data set forth below for the fiscal years ended June 30, 1997 and 1996 and the consolidated balance sheet data as of June 30, 1998 and 1997 have been derived from JDS Uniphase's consolidated financial statements which have been audited by Ernst & Young LLP and are not incorporated in this proxy statement-prospectus by reference. The consolidated balance sheet data as of June 30, 1996 is unaudited. The selected historical financial data of JDS Uniphase as of and for the three months ended September 30, 2000 and 1999 has been derived from JDS Uniphase's unaudited financial statements and includes, in the opinion of JDS Uniphase's management, all adjustments consisting of normal recurring adjustments, which JDS Uniphase considers necessary to present fairly the results of operations and financial position of such interim periods.



                                                AS OF AND FOR THE
                                                THREE MONTHS ENDED
                                                  SEPTEMBER 30,                  AS OF AND FOR THE YEARS ENDED JUNE 30,
                                             ------------------------   ---------------------------------------------------------
                                                2000          1999      2000(2)(3)     1999(4)       1998       1997       1996
                                             -----------   ----------   -----------   ----------   --------   --------   --------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Net sales................................  $   786,486   $  230,059   $ 1,430,361   $  282,828   $185,215   $113,214   $ 73,701
  Amortization of purchased intangibles....  $ 1,107,444   $  172,884   $   896,929   $   15,730   $  5,577   $  1,844   $    169
  Acquired in-process research and
    development............................  $     8,900   $       --   $   360,646   $  210,400   $ 40,268   $ 33,314   $  4,480
  Merger and other costs(1)................  $        --   $       --   $        --   $    6,759   $     --   $     --   $     --
  Income (loss) from operations............  $  (945,126)  $ (113,144)  $  (865,124)  $ (153,222)  $(11,521)  $(15,785)  $  5,849
  Net income (loss)........................  $(1,016,615)  $ (113,920)  $  (904,725)  $ (171,057)  $(19,630)  $(17,787)  $  3,212
  Earnings (loss) per share:
    Basic..................................  $     (1.07)  $    (0.17)  $     (1.27)  $    (0.54)  $  (0.07)  $  (0.07)  $   0.02
    Dilutive...............................  $     (1.07)  $    (0.17)  $     (1.27)  $    (0.54)  $  (0.07)  $  (0.07)  $   0.01
  Shares used in per share calculation:
    Basic..................................      946,570      673,860       710,887      318,248    283,608    269,528    204,464
    Dilutive...............................      946,570      673,860       710,887      318,248    283,608    269,528    223,296
CONSOLIDATED BALANCE SHEET DATA:
  Working capital..........................  $ 1,562,511   $1,069,929   $ 1,325,716   $  314,760   $121,428   $110,197   $132,239
  Total assets.............................  $25,668,007   $4,745,456   $26,389,127   $4,096,097   $332,871   $180,653   $175,692
  Long-term obligations....................  $    51,618   $    8,295   $    61,278   $    9,847   $  5,666   $  2,478   $  7,049
  Total stockholders' equity...............  $24,085,168   $4,284,365   $24,778,617   $3,619,247   $280,038   $152,033   $154,824
  Book value per common share..............  $     25.10   $     6.17   $     26.47   $     5.62   $   0.90   $   0.55   $   0.59
OTHER DATA:
  Net cash provided by (used in):
    Operating activities...................  $    21,952   $   39,380   $   280,970   $   66,946   $ 51,025   $ 21,935   $  8,031
    Investment activities..................  $  (355,274)  $ (361,476)  $  (819,503)  $  (40,298)  $(45,712)  $(48,851)  $(83,626)
    Financing and other activities.........  $   227,644   $  742,291   $   782,121   $   15,445   $ (1,715)  $  3,790   $125,090
  Increase (decrease) in cash and cash
    equivalents............................  $  (105,678)  $  420,195   $   243,588   $   42,093   $  3,598   $(23,126)  $ 49,495


-------------------------
(1) Results of operations include $5,877,000 of costs and expenses attributable to the pooling of interests transaction with Uniphase Broadband Products, and $882,000 loss on sale of the Ultrapointe Systems assets in fiscal 1999.


(2) JDS Uniphase merged with Optical Coating Laboratory, Inc. (OCLI) on February 4, 2000 in a transaction accounted for as a purchase. The consolidated statement of operations and other data for the year ended June 30, 2000 includes the results of operations of OCLI subsequent to February 4, 2000 and the consolidated balance sheet data as of June 30, 2000 includes the financial position of OCLI.


(3) JDS Uniphase merged with E-TEK Dynamics, Inc. (E-TEK) on June 30, 2000 in a transaction accounted for as a purchase. The consolidated balance sheet data as of June 30, 2000 includes the financial position of E-TEK.

(4) Uniphase merged with JDS FITEL effective June 30, 1999 in a transaction accounted for as a purchase. The consolidated statement of operations and other data for the year ended June 30, 2000 and the consolidated balance sheet data as of June 30, 2000 and 1999 include the results of operations and financial position, respectively, of JDS FITEL.

                           COMPARATIVE PER SHARE DATA


     The following table presents certain historical per share data of SDL and JDS Uniphase and certain unaudited pro forma per share data that reflect the combination of SDL and JDS Uniphase using the purchase method of accounting. This data should be read in conjunction with the SDL Audited Financial Statements, the SDL Unaudited Financial Statements, the SDL Unaudited Pro Forma Financial Statements, the JDS Uniphase Unaudited Financial Statements and the JDS Uniphase Audited Financial Statements that are incorporated by reference, and the JDS Uniphase Unaudited Pro Forma Condensed Combined Consolidated Financial Statements and the SDL and JDS Uniphase Unaudited Pro Forma Condensed Combined Consolidated Financial Statements included elsewhere in this document. The SDL and JDS Uniphase pro forma combined per share data do not necessarily indicate the operating results that would have been achieved had the combination of SDL and JDS Uniphase actually occurred at the beginning of the periods presented nor do they indicate future results of operations or financial position.



                                                     AS OF AND FOR THE THREE MONTHS ENDED
                                                              SEPTEMBER 30, 2000
                                            -------------------------------------------------------
                                                                                PRO FORMA
                                                                      -----------------------------
                                                                      JDS UNIPHASE         SDL
                                            JDS UNIPHASE    SDL(1)     AND SDL(2)     EQUIVALENT(3)
                                            ------------    ------    ------------    -------------
                                                                  (UNAUDITED)
Net loss per share:
  Basic.................................       $(1.07)      $(1.34)     $ (2.39)         $ (9.08)
  Diluted(4)............................       $(1.07)      $(1.34)     $ (2.39)         $ (9.08)
Book value per common share at period
  end...................................       $25.10       $38.67      $ 48.80          $185.43






                                                  AS OF AND FOR THE YEAR ENDED JUNE 30, 2000
                                            -------------------------------------------------------
                                                                   PRO FORMA
                                            -------------------------------------------------------
                                                                      JDS UNIPHASE         SDL
                                            JDS UNIPHASE    SDL(1)     AND SDL(2)     EQUIVALENT(3)
                                            ------------    ------    ------------    -------------
                                                                  (UNAUDITED)
Pro forma net loss per share:
  Basic.................................       $(4.70)      $(6.00)     $(10.39)         $(39.48)
  Diluted(5)............................       $(4.70)      $(6.00)     $(10.39)         $(39.48)
Book value per common share at period
  end...................................       $26.47       $39.89      $ 49.88          $189.54



                                                                                             AS OF AND FOR THE
                             AS OF AND FOR THE    AS OF AND FOR THE    AS OF AND FOR THE        NINE MONTHS
                                YEAR ENDED          TWELVE MONTHS        TWELVE MONTHS             ENDED
                               JUNE 30, 2000       ENDED JUNE 30,      ENDED DECEMBER 31,      SEPTEMBER 30,
                             FOR JDS UNIPHASE       2000 FOR SDL          1999 FOR SDL         2000 FOR SDL
                             -----------------    -----------------    ------------------    -----------------
                                                     (UNAUDITED)                                (UNAUDITED)
GAAP basis net income
  (loss) per share:
  Basic..................         $(1.27)              $(0.52)               $0.39                $(2.17)
  Diluted(5).............         $(1.27)              $(0.52)               $0.37                $(2.17)
Book value per common
  share at period end....         $26.47               $39.89                $5.88                $38.67


-------------------------
(1) Because of different year ends, pro forma financial information relating to SDL's twelve months ended June 30, 2000 has been combined with pro forma financial information for JDS Uniphase for the fiscal year ended June 30, 2000.


(2) The Unaudited Pro Forma Comparative Per Share Data for the year ended June 30, 2000 is based on the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of JDS Uniphase (combining JDS Uniphase, OCLI and E-TEK) included on page 24 of this proxy statement-prospectus and the unaudited pro forma financial statements of SDL included in SDL's Form 8-K/A filed August 14, 2000 (combining SDL, Photonic Integrated Research, Inc., Veritech Microwave, Inc. and Queensgate Instruments, Ltd.) for the comparable twelve months after giving effect to the merger with SDL as described in the footnotes accompanying the pro forma financial statements of JDS Uniphase and SDL. For purposes of computing pro forma book value per share as of June 30,

    2000 the pro forma book value of $63.1 billion was divided by pro forma common shares of 1.264 billion.


(3) The SDL pro forma equivalent per share amounts are computed by multiplying the SDL and JDS Uniphase pro forma combined per share amounts by the exchange ratio of 3.8 shares of JDS Uniphase common stock for each share of SDL common stock.


(4)GAAP basis diluted net income (loss) per share excludes the effect of securities totaling 64.8 million and 4.2 million equivalent shares for JDS Uniphase and SDL, respectively, for the three months ended September 30, 2000 as they are antidilutive. Pro forma diluted loss per share excludes the effect of pro forma securities totaling 80.8 million equivalent shares for the three months ended September 30, 2000 as they are antidilutive.



(5) GAAP basis diluted net income (loss) per share excludes the effect of securities totaling 64.4 million and 4.3 million equivalent shares for JDS Uniphase and SDL, respectively, for the twelve months ended June 30, 2000 as they are antidilutive. Pro forma diluted loss per share excludes the effect of pro forma securities totaling 95.2 million equivalent shares for the twelve months ended June 30, 2000 as they are antidilutive.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

     JDS Uniphase common stock is traded on The Nasdaq National Market under the symbol "JDSU," and prior to July 6, 1999, Uniphase's common stock traded under the symbol "UNPH." The following table shows the high and low sale prices of JDS Uniphase common stock as reported by The Nasdaq National Market for the periods indicated. The prices in the following table have been adjusted to reflect all previous stock dividends and splits through the date of this proxy statement-prospectus. JDS Uniphase has never paid a cash dividend since its inception and does not anticipate paying any cash dividends in the foreseeable future.


                                                              JDS UNIPHASE
                                                               SALE PRICE
                                                            -----------------
                                                             HIGH       LOW
                                                            -------    ------
Year Ended June 30, 1999
  First Quarter.........................................    $  7.87    $ 4.70
  Second Quarter........................................    $  8.67    $ 4.29
  Third Quarter.........................................    $ 14.39    $ 7.94
  Fourth Quarter........................................    $ 20.90    $12.81
Year Ended June 30, 2000
  First Quarter.........................................    $ 30.37    $19.31
  Second Quarter........................................    $ 88.75    $28.00
  Third Quarter.........................................    $153.42    $74.50
  Fourth Quarter........................................    $128.94    $79.00
Year Ending June 30, 2001
  First Quarter.........................................    $135.94    $94.69
  Second Quarter through November 16, 2000..............    $102.38    $68.00


     SDL common stock is traded on The Nasdaq National Market under the symbol "SDLI." The following table shows the high and low sale prices of SDL common stock as reported by The Nasdaq National Market for the periods indicated (including intraday variations). The prices in the following table have been adjusted to reflect all previous stock dividends and splits through the date of this proxy statement-prospectus. SDL has never paid a cash dividend since its inception and does not anticipate paying any cash dividends in the foreseeable future.


                                                                  SDL
                                                               SALE PRICE
                                                           ------------------
                                                            HIGH        LOW
                                                           -------    -------
Year Ended December 31, 1998
  First Quarter........................................    $  6.34    $  3.59
  Second Quarter.......................................    $  6.94    $  4.59
  Third Quarter........................................    $  7.50    $  2.97
  Fourth Quarter.......................................    $ 11.03    $  2.03
Year Ended December 31, 1999
  First Quarter........................................    $ 22.88    $  9.56
  Second Quarter.......................................    $ 31.75    $ 19.39
  Third Quarter........................................    $ 46.38    $ 25.55
  Fourth Quarter.......................................    $125.00    $ 37.56
Year Ending December 31, 2000
  First Quarter........................................    $244.75    $ 85.81
  Second Quarter.......................................    $315.13    $117.63
  Third Quarter........................................    $460.50    $257.00
  Fourth Quarter through November 16, 2000.............    $344.69    $190.31


     On July 7, 2000, the last full trading day before the public announcement of the proposed merger, the high and low sale prices for JDS Uniphase common stock, as reported on The Nasdaq National Market, were $120.06 and $114.00. The high and low sale prices for SDL common stock on that day, as reported on The Nasdaq National Market, were $303.00 and $279.25.

     The following table sets forth the closing sale price of JDS Uniphase common stock and SDL common stock, as reported on The Nasdaq National Market, on July 7, 2000, the last full trading day prior to the public announcement of the proposed merger, and November 16, 2000, the latest practicable trading day prior to the printing of this proxy statement-prospectus. The table also presents implied equivalent per share value for SDL common stock by multiplying the price per share of JDS Uniphase common stock on the dates indicated by the exchange ratio of 3.8.



                                                            CLOSING SALES PRICE
                                                   -------------------------------------
                                                                                 SDL
                                                                              EQUIVALENT
                                                                              (3.8 X JDS
                                                   JDS UNIPHASE      SDL      UNIPHASE)
                                                   ------------    -------    ----------
Price per share:
  July 7, 2000.................................      $116.19       $295.31     $441.52
  November 16, 2000............................      $ 68.25       $228.38     $259.35
                                                     -------       -------     -------


     You are advised to obtain current market quotations for JDS Uniphase and SDL common stock. The market price of the common stock of both companies is subject to fluctuation. The value of the shares of JDS Uniphase common stock that holders of SDL will receive in the proposed merger and the value of the SDL stock they surrender may increase or decrease.

    UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                            OF JDS UNIPHASE AND SDL

     The following unaudited pro forma condensed combined consolidated financial statements give effect to the merger using the purchase method of accounting and include the pro forma adjustments described in the accompanying notes.


     The following Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the three months ended September 30, 2000 and the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet of JDS Uniphase and SDL as of September 30, 2000 are based on the historical financial statements of JDS Uniphase and SDL, after giving effect to the merger with SDL under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of JDS Uniphase and SDL.



     The following Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of JDS Uniphase and SDL for the fiscal year ended June 30, 2000 is based on the Unaudited Pro Forma Combined Consolidated Statement of Operations of SDL included in Form 8-K/A filed August 14, 2000 (combining SDL, PIRI, Veritech and Queensgate), and the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of JDS Uniphase included on page 24 of this proxy statement-prospectus after giving effect to the merger with SDL under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of JDS Uniphase and SDL.



     The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of JDS Uniphase and SDL should be read in conjunction with the historical financial statements of JDS Uniphase and SDL, the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of JDS Uniphase, OCLI and E-TEK included on page 24 of this proxy statement-prospectus, and the Unaudited Pro Forma Combined Consolidated Financial Statements of SDL included in Form 8-K/A filed August 14, 2000 (combining SDL with PIRI, Veritech and Queensgate).



     The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations of JDS Uniphase and SDL are presented as if the combination had taken place on July 1, 1999. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended June 30, 2000 combines the year ended June 30, 2000 for Pro Forma JDS Uniphase (combining JDS Uniphase, OCLI and E-TEK) and the twelve months ended June 30, 2000 for Pro Forma SDL (combining SDL with PIRI, Veritech and Queensgate). The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet is presented to give effect to the proposed merger as if it occurred on September 30, 2000 and combines the balance sheets of JDS Uniphase and SDL as of that date. The pro forma information does not purport to be indicative of the results that would have been reported if the above transactions had been in effect for the period presented or which may result in the future.



     From August 1999 through October 2000, JDS Uniphase acquired AFC Technologies, EPITAXX, Inc., SIFAM Limited, Oprel Technologies, Inc., the remaining 49% interest of IOT of Germany, Cronos Integrated Microsystems, Inc., Fujian Casix Laser, Inc., Epion Corporation and Iridian Corporation. The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of JDS Uniphase and SDL do not include on a pro forma basis these acquisitions since collectively they are not significant to JDS Uniphase.

                     UNAUDITED PRO FORMA CONDENSED COMBINED


                      CONSOLIDATED STATEMENT OF OPERATIONS


                            OF JDS UNIPHASE AND SDL


                     THREE MONTHS ENDED SEPTEMBER 30, 2000


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                      PRO FORMA
                                                                                     JDS UNIPHASE
                                                                       PRO FORMA       AND SDL
                                         JDS UNIPHASE       SDL       ADJUSTMENTS      COMBINED
                                         ------------    ---------    -----------    ------------
Net sales..............................  $   786,486     $ 146,516    $   (16,736)   $   916,266
Cost of sales..........................      436,638        70,058         (6,192)       500,504
                                         -----------     ---------    -----------    -----------
  Gross profit.........................      349,848        76,458        (10,544)       415,762
Operating expenses:
  Research and development.............       62,412        12,214             --         74,626
  Selling, general and
     administrative....................      116,218        18,127          1,383        135,728
  Amortization of purchased intangibles
     and                                                                 (151,327)
     deferred compensation.............    1,107,444       151,327      2,055,351      3,162,795
  Acquired in-process research and
     development.......................        8,900            --             --          8,900
  Other operating expenses.............           --         3,168         (3,168)            --
                                         -----------     ---------    -----------    -----------
          Total operating expenses.....    1,294,974       184,836      1,902,239      3,382,049
                                         -----------     ---------    -----------    -----------
Loss from operations...................     (945,126)     (108,378)    (1,912,783)    (2,966,287)
Interest and other income, net.........      (27,597)        5,949             --        (21,648)
                                         -----------     ---------    -----------    -----------
Loss before income taxes...............     (972,723)     (102,429)    (1,912,783)    (2,987,935)
Income tax expense.....................       43,892        13,404             --         57,296
                                         -----------     ---------    -----------    -----------
Net loss...............................  $(1,016,615)    $(115,833)   $(1,912,783)   $(3,045,231)
                                         ===========     =========    ===========    ===========
Basic earnings (loss) per share........  $     (1.07)    $   (1.34)                  $     (2.39)
                                         ===========     =========                   ===========
Dilutive earnings (loss) per share.....  $     (1.07)    $   (1.34)                  $     (2.39)
                                         ===========     =========                   ===========
Average number of shares outstanding...      946,570        86,608                     1,275,680
                                         ===========     =========                   ===========
Average number of shares outstanding
  assuming dilution....................      946,570        86,608                     1,275,680
                                         ===========     =========                   ===========



See accompanying notes to JDS Uniphase and SDL unaudited pro forma condensed combined consolidated financial statements.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                            OF JDS UNIPHASE AND SDL
                            YEAR ENDED JUNE 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                         PRO FORMA
                                        PRO FORMA           SDL
                                       JDS UNIPHASE     (SDL, PIRI,                     PRO FORMA
                                      (JDS UNIPHASE,    VERITECH AND                   JDS UNIPHASE
                                      OCLI AND E-TEK     QUEENSGATE      PRO FORMA       AND SDL
                                        COMBINED)        COMBINED)      ADJUSTMENTS      COMBINED
                                      --------------    ------------    -----------    ------------
Net sales...........................   $ 1,900,734       $ 373,778      $   (37,075)   $  2,237,437
Cost of sales.......................       972,297         186,005          (16,311)      1,141,991
                                       -----------       ---------      -----------    ------------
  Gross profit......................       928,437         187,773          (20,764)      1,095,446
Operating expenses:
  Research and development..........       162,680          27,421               --         190,101
  Selling, general and
     administrative.................       238,329          49,063            5,532         292,924
  Amortization of purchased
     intangibles                                                           (603,456)
     and deferred compensation......     4,484,427         603,456        8,221,403      12,705,830
  Acquired in-process research and
     development....................        27,611              --               --          27,611
  Other operating expenses..........          (307)             --               --            (307)
                                       -----------       ---------      -----------    ------------
          Total operating
            expenses................     4,912,740         679,940        7,623,479      13,216,159
                                       -----------       ---------      -----------    ------------
Loss from operations................    (3,984,303)       (492,167)      (7,644,243)    (12,120,713)
Interest and other income, net......        85,599          15,363               --         100,962
                                       -----------       ---------      -----------    ------------
Loss before income taxes............    (3,898,704)       (476,804)      (7,644,243)    (12,019,751)
Income tax expense..................       131,640          17,269               --         148,909
                                       -----------       ---------      -----------    ------------
Net loss............................   $(4,030,344)      $(494,073)     $(7,644,243)   $(12,168,660)
                                       ===========       =========      ===========    ============
Basic earnings (loss) per share.....   $     (4.70)      $   (6.00)                    $     (10.39)
                                       ===========       =========                     ============
Dilutive earnings (loss) per
  share.............................   $     (4.70)      $   (6.00)                    $     (10.39)
                                       ===========       =========                     ============
Average number of shares
  outstanding.......................       858,287          82,393                        1,171,380
                                       ===========       =========                     ============
Average number of shares outstanding
  assuming dilution.................       858,287          82,393                        1,171,380
                                       ===========       =========                     ============


See accompanying notes to JDS Uniphase and SDL unaudited pro forma condensed combined consolidated financial statements.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                           CONSOLIDATED BALANCE SHEET
                            OF JDS UNIPHASE AND SDL

                               SEPTEMBER 30, 2000

                                 (IN THOUSANDS)


                                                                                       PRO FORMA
                                                                                      JDS UNIPHASE
                                                                         PRO FORMA      AND SDL
                                            JDS UNIPHASE      SDL       ADJUSTMENTS     COMBINED
                                            ------------   ----------   -----------   ------------
ASSETS:
Cash and cash equivalents.................  $   213,329    $  266,560   $  (410,000)  $    69,889
Short-term investments....................      931,566       117,669            --     1,049,235
Accounts receivable.......................      493,755        82,787        (8,531)      568,011
Inventories...............................      394,495        55,761          (266)      449,990
Other current assets......................      105,229         7,693            --       112,922
                                            -----------    ----------   -----------   -----------
  Total current assets....................    2,138,374       530,470      (418,797)    2,250,047
Property, plant and equipment, net........      770,556       104,051        34,825       909,432
                                                                         (2,791,297)
Intangible assets, including goodwill.....   21,081,969     2,791,297    38,859,907    59,941,876
Other assets..............................    1,677,108         8,071            --     1,685,179
                                            -----------    ----------   -----------   -----------
  Total assets............................  $25,668,007    $3,433,889   $35,684,638   $64,786,534
                                            ===========    ==========   ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable..........................  $   161,176    $   28,629   $    (8,531)  $   181,274
Other accrued expenses....................      414,687        46,752          (266)      461,173
                                            -----------    ----------   -----------   -----------
  Total current liabilities...............      575,863        75,381        (8,797)      642,447
Long-term obligations.....................       31,301         5,012            --        36,313
Other non-current liabilities.............       20,317            --            --        20,317
Deferred tax liabilities..................      955,358            --            --       955,358
                                                                         (3,353,496)
                                                                         40,295,077
                                                                           (230,000)
Stockholders' equity......................   24,085,168     3,353,496    (1,018,146)   63,132,099
                                            -----------    ----------   -----------   -----------
  Total liabilities and stockholders'
     equity...............................  $25,668,007    $3,433,889   $35,684,638   $64,786,534
                                            ===========    ==========   ===========   ===========


See accompanying notes to JDS Uniphase and SDL unaudited pro forma condensed combined consolidated financial statements.

          NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                  FINANCIAL STATEMENTS OF JDS UNIPHASE AND SDL

1. BASIS OF PRO FORMA PRESENTATION


     On July 10, 2000, SDL agreed to merge with JDS Uniphase, in a transaction accounted for as a purchase. The total purchase price of $40.7 billion includes consideration of 332.2 million shares of JDS Uniphase common stock, the issuance of 33.5 million stock options valued at $3.4 billion in exchange for SDL options and estimated direct transaction costs of $410 million.



     The JDS Uniphase Pro Forma Condensed Combined Consolidated Financial Statements provide for the exchange of 3.8 shares of JDS Uniphase common stock for each outstanding share of SDL common stock. The actual number of shares of JDS Uniphase common stock to be issued will depend on the actual number of shares of SDL common stock outstanding on the date the merger closes. The average market price per share of JDS Uniphase common stock of $111.13 is based on the average closing price for a range of trading days (June 30, 2000 through July 14, 2000) around the announcement date (July 10, 2000) of the merger. Based on the total number of SDL options outstanding at June 30, 2000, JDS Uniphase would issue options to purchase 33.5 million shares of JDS Uniphase common stock at a weighted average exercise price of $21.54. The actual number of options granted depends on the actual number of SDL options outstanding on the date the merger closes. The estimated fair value of the options, as well as estimated direct transaction expenses of $410 million, have been included as a part of the total estimated purchase cost.


     The estimated total purchase cost of the SDL merger is as follows (in thousands):


Value of securities issued..................................  $36,918,587
Assumption of SDL options...................................    3,376,489
                                                              -----------
                                                               40,295,076
Estimated transaction costs and expenses....................      410,000
                                                              -----------
  Total purchase cost.......................................  $40,705,076
                                                              ===========


     The purchase price allocation, which is preliminary and therefore subject to change based on JDS Uniphase's final analysis at the time the merger closes, is as follows (in thousands):


                                                                   ANNUAL        USEFUL
                                                   AMOUNT       AMORTIZATION      LIVES
                                                 -----------    ------------    ---------
Purchase Price Allocation:
  Tangible net assets..........................  $   597,024            n/a           n/a
  Intangible assets acquired:
     Existing technology.......................      428,521     $   85,704       5 years
     Core technology...........................      215,900         43,180       5 years
     Trademarks and tradename..................       45,540          9,108       5 years
     Assembled workforce.......................       44,000         11,000       4 years
     Deferred compensation.....................    1,018,146        447,222     0-4 years
  Goodwill.....................................   38,125,945      7,625,189       5 years
  In-process research and development..........      230,000            n/a           n/a
                                                 -----------     ----------
       Total estimated purchase price
          allocation...........................  $40,705,076     $8,221,403
                                                 ===========     ==========



     An independent valuation specialist performed an allocation of the total purchase price of SDL to its individual assets. Of the total purchase price, $230 million has been allocated to in-process research and development and will be charged to expense in the period the transaction closes. Due to their non-recurring nature, the in-process research and development attributed to the SDL transaction and the transaction costs incurred by SDL estimated at $40 million have been excluded in the pro forma statements of operations. The remaining purchase price has been allocated to specifically identifiable assets acquired, including an adjustment to write-up property and equipment of SDL to fair value by $34.8 million.


     In addition to the value assigned to the in-process research and development projects, SDL's tangible assets and specific intangible assets were identified and valued. The related amortization of the identifiable tangible and intangible assets is reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Combined Statement of Operations. The identifiable intangible assets include existing technology, core technology, trademarks and tradename, and assembled workforce.


     The acquired existing technology, which is comprised of products that are already technologically feasible, includes products in most of SDL's product lines. The main business segments, in which these product lines fall, are communication products and industrial products. JDS Uniphase expects to amortize the acquired existing technology of approximately $428.5 million on a straight-line basis over an average estimated remaining useful life of 5 years.



     The acquired core technology represents SDL trade secrets and patents developed through years of experience in design, package and manufacture of laser components and modules for fiber optic telecommunication networks. SDL's products are designed for long-haul applications, as well as emerging short-haul applications, such as metropolitan area networks. This proprietary know-how can be leveraged by SDL to develop new and improved products and manufacturing processes. JDS Uniphase expects to amortize the acquired core technology of approximately $215.9 million on a straight-line basis over an average estimated remaining useful life of 5 years.



     The trademarks and trade names include the SDL trademark and trade name. JDS Uniphase expects to amortize the trademarks and trade names of approximately $45.5 million on a straight-line basis over an estimated remaining useful life of 5 years.



     The acquired assembled workforce is comprised of over 2,159 skilled employees across SDL's Executive, Research and Development, Manufacturing, Supervisor/Manager, and Sales and Marketing groups. JDS Uniphase expects to amortize the value assigned to the assembled workforce of approximately $44.0 million on a straight-line basis over an estimated remaining useful life of 4 years.



     Deferred compensation represents a portion of the estimated intrinsic value of unvested SDL stock options assumed by JDSU in the merger agreement to the extent that service is required after the closing date of the merger in order to vest. In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB No. 25. The Interpretation, which is effective as of July 1, 2000, results in compensation charges over the remaining term of the option's vesting period, whereas options assumed from mergers and acquisitions prior to July 2000 resulted in no compensation charges but were included in JDS Uniphase's allocation of purchase price consideration as a component of goodwill. JDS Uniphase expects to amortize the value assigned to deferred compensation of approximately $1.0 billion over the remaining vesting period of up to four years.


     Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets, is amortized on a straight-line basis over its estimated remaining useful life of 5 years.

     SDL is currently developing new products that qualify as in-process research and development in multiple product areas. For the purposes of determining which projects qualified as in-process research and development, technological feasibility is defined as being equivalent to completion of design verification testing, when the design is finalized and ready for pilot manufacturing.

     The following is a general description of in-process research and development efforts as of the date of this proxy statement-prospectus:

     Current engineering efforts are focused on developing new products, integrating new technologies, improving manufacturing efficiencies, improving product performance and integrating multiple functions into single components and multiple components into modules. The principal products to which research and development efforts are directed are as follows: pump laser chips, pump laser modules, Raman chips and amplifiers, external modulators and drivers and industrial products. There is a risk that these developments and enhancements will not be competitive with other products using alternative technologies that offer comparable functionality.


     Pump Laser Chips. SDL supplies high power 980nm pump laser chips to provide power to optical amplifiers used in fiber optic systems. SDL's pump laser chip development efforts support future generation optical amplifiers. SDL expects the development cycle for the current research and development project with respect to these products to continue for another 3 months, with expected completion dates in the fourth quarter of calendar year 2000 and the first quarter of the calendar year 2001. Development costs incurred to date are approximately $1.9 million with estimated cost to complete of approximately $0.6 million, which SDL expects to incur ratably over the remainder of the development cycle.



     Pump Laser Modules. SDL supplies 980nm pump laser modules that lead the industry in output power and performance. SDL expects the development cycle for the current research and development project with respect to these pump laser modules to continue for another 12 months, with expected completion dates in the third quarter of calendar year 2001. Development costs incurred to date are approximately $2.1 million with estimated cost to complete of approximately $2.2 million, which SDL expects to incur ratably over the remainder of the development cycle.



     Raman Chips and Amplifiers. SDL is engaged in the development of Raman chips and amplifiers, which are an emerging technology in fiber optic transmissions systems. Raman amplifiers differ from conventional EDFAs in that they use installed optical fiber as the amplification medium rather than erbium-doped fiber. SDL expects the development cycle for the current research and development project with respect to these Raman chips and amplifiers to continue for another 2-23 months, with expected completion dates starting in the first quarter of the calendar year 2001 and finishing in the fourth quarter of calendar year 2002. Development costs incurred to date are approximately $8.9 million with estimated cost to complete of approximately $9.9 million, which SDL expects to incur ratably over the remainder of the development cycle.



     External Modulators and Drivers. SDL supplies external modulators that are utilized in very high channel count systems with very long propagation distances. Development costs incurred to date are approximately $1.0 million with estimated cost to complete of approximately $11.6 million, which SDL expects to incur ratably over the remainder of the development cycle of 4-25 months.



     Industrial Products. SDL supplies products for non-communications applications. These include applications such as printing and materials processing. SDL expects the development cycle for the current research and development projects with respect to these industrial products to continue for another 2-5 months, with expected completion dates in the first quarter of calendar year 2001. Development costs incurred to date are approximately $2.1 million with estimated cost to complete of approximately $0.4 million, which SDL expects to incur ratably over the remainder of the development cycle.


VALUE ASSIGNED TO IN-PROCESS RESEARCH AND DEVELOPMENT

     The value assigned to in-process research and development was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the purchased in-process research and development were based on estimates or relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by SDL and its competitors.

     The rates utilized to discount the net cash flows to their present value are based on SDL weighted average cost of capital. Given the nature of the risks associated with the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, anticipates market acceptance and penetration, market growth rates and risks related to the impact of potential changes in future target markets, the weighted average cost of capital was adjusted. Based on these factors, discount rates of 12% and 20% were deemed appropriate for the existing and in-process technology, respectively.

     The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and no assurance can be given that unanticipated events and circumstances will not occur. Accordingly, actual results may vary from the projected results. Any such variance may result in a material adverse effect on SDL's financial condition and results of operations.

     With respect to the acquired in-process technologies, the calculations of value were adjusted to reflect the value creation efforts of SDL prior to the merger. Following are the estimated completion percentages with respect to the current research and development efforts and technology lives:


                                                               PERCENT        EXPECTED
                          PROJECT                             COMPLETED    TECHNOLOGY LIFE
                          -------                             ---------    ---------------
Pump Laser Chips............................................     61%           5 years
Pump Laser Modules..........................................     49%           5 years
Raman Chips and Amplifiers..................................     42%           5 years
External Modulators and Drivers.............................     21%           5 years
Industrial Products.........................................     57%           5 years


     The value assigned to each acquired in-process research and development project as of the date of this proxy statement-prospectus were as follows (in millions):


Pump Laser Chips............................................  $ 85.2
Pump Laser Modules..........................................    13.7
Raman Chips and Amplifiers..................................    68.8
External Modulators and Drivers.............................    52.6
Industrial Products.........................................     9.7
                                                              ------
  Total acquired in-process research and development........  $230.0
                                                              ======


     A portion of the purchase price has been allocated to developed technology and acquired in-process research and development. Developed technology and in-process research and development were identified and valued through analysis of data provided by SDL concerning developmental products, their stage of development, the time and resources needed to complete them, if applicable, their expected income generating ability, target markets and associated risks. The Income Approach, which includes an analysis of the markets, cash flows and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and in-process research and development.

     Where developmental projects had reached technological feasibility, they were classified as developed technology, and the value assigned to developed technology was capitalized. Where the developmental projects had not reached technological feasibility and had no future alternative uses, they were classified as in-process research and development and will be charged to expense upon closing of the merger.

2. PRO FORMA ADJUSTMENTS

     The JDS Uniphase Unaudited Pro Forma Condensed Combined Consolidated Financial Statements give effect to the allocation of the total purchase cost to the assets and liabilities of SDL based on their respective fair values and to amortization over the respective useful lives of amounts allocated to intangible assets. Intercompany balances between JDS Uniphase and SDL have been eliminated for pro forma presentations. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had JDS Uniphase and SDL filed consolidated income tax returns during the periods presented.

3. PRO FORMA NET LOSS PER SHARE

       The pro forma basic and dilutive net loss per share are based on the weighted average number of shares of pro forma JDS Uniphase common stock outstanding during each period and pro forma weighted average number of SDL shares of common stock outstanding multiplied by the exchange ratio. Dilutive securities including the replacement SDL options are not included in the computation of pro forma dilutive net loss per share as their effect would be anti-dilutive.

    UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                                OF JDS UNIPHASE

     The following unaudited pro forma condensed combined consolidated financial statements give effect to JDS Uniphase's mergers with OCLI and E-TEK using the purchase method of accounting and include the pro forma adjustments described in the accompanying notes.

     On February 4, 2000, JDS Uniphase acquired OCLI in a transaction accounted for as a purchase. Accordingly, the historical statement of operations for JDS Uniphase for the year ended June 30, 2000 include the results of operations for OCLI subsequent to February 4, 2000.

     Effective June 30, 2000, JDS Uniphase Corporation combined its operations with E-TEK in a transaction accounted for as a purchase. Accordingly, the historical balance sheet of JDS Uniphase as of June 30, 2000 includes the financial position of E-TEK as of that date, but the historical statement of operations for JDS Uniphase for the year ended June 30, 2000 does not include the results of operations for E-TEK for that period.

     The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended June 30, 2000 reflect the combinations as if they had taken place on July 1, 1999 and combine JDS Uniphase historical results of operations for the year ended June 30, 2000, which includes the results of operations of OCLI subsequent to February 4, 2000, with OCLI's historical results of operations for the nine months ended January 31, 2000, and E-TEK's results of operations for the year ended June 30, 2000.

     The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of JDS Uniphase should be read in conjunction with the historical financial statements of JDS Uniphase, OCLI and E-TEK, all of which are incorporated by reference into this proxy statement-prospectus. The pro forma information does not purport to be indicative of the results that would have been reported if the above transactions had been in effect for the period presented or which may result in the future.

     From August 1999 through June 2000, JDS Uniphase acquired AFC Technologies, EPITAXX, Inc., SIFAM Limited, Oprel Technologies, Inc., the remaining 49% interest of IOT of Germany, Cronos Integrated Microsystems, Inc. and Fujian Casix Laser, Inc. The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements of JDS Uniphase do not include on a pro forma basis these acquisitions since collectively they are not significant to JDS Uniphase.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                OF JDS UNIPHASE
                            YEAR ENDED JUNE 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               PRO FORMA     PRO FORMA
                                     JDS UNIPHASE       OCLI        E-TEK     ADJUSTMENTS   JDS UNIPHASE
                                     ------------   ------------   --------   -----------   ------------
Net sales..........................   $1,430,361      $313,675     $346,235   $  (189,537)  $ 1,900,734
Cost of sales......................      751,616       222,907      174,198      (176,424)      972,297
                                      ----------      --------     --------   -----------   -----------
  Gross profit.....................      678,745        90,768      172,037       (13,113)      928,437
Operating expenses:
  Research and development.........      113,374        24,291       30,983        (5,968)      162,680
  Selling, general and
     administrative................      172,920        32,214       41,161        (7,966)      238,329
  Amortization of purchased
     intangibles...................                                               (33,378)
     and deferred compensation.....      896,929         2,163       31,215     3,587,498     4,484,427
  Acquired in-process research and
     development...................      360,646            --        1,630      (334,665)       27,611
  Other operating expenses.........           --          (307)      35,500       (35,500)         (307)
                                      ----------      --------     --------   -----------   -----------
          Total operating
            expenses...............    1,543,869        58,361      140,489     3,170,021     4,912,740
                                      ----------      --------     --------   -----------   -----------
Income (loss) from operations......     (865,124)       32,407       31,548    (3,183,134)   (3,984,303)
Interest and other income, net.....       35,314         1,999       48,770          (484)       85,599
                                      ----------      --------     --------   -----------   -----------
Income (loss) before income
  taxes............................     (829,810)       34,406       80,318    (3,183,618)   (3,898,704)
Income tax expense.................       74,915        12,680       44,045            --       131,640
                                      ----------      --------     --------   -----------   -----------
Net income (loss)..................   $ (904,725)     $ 21,726     $ 36,273   $(3,183,618)  $(4,030,344)
                                      ==========      ========     ========   ===========   ===========
Basic earnings (loss) per share....   $    (1.27)                                           $     (4.70)
                                      ==========                                            ===========
Dilutive earnings (loss) per
  share............................   $    (1.27)                                           $     (4.70)
                                      ==========                                            ===========
Average number of shares
  outstanding......................      710,887                                                858,287
                                      ==========                                            ===========
Average number of shares
  outstanding assuming dilution....      710,887                                                858,287
                                      ==========                                            ===========

See accompanying notes to JDS Uniphase unaudited pro forma condensed combined consolidated financial statements.

          NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                      FINANCIAL STATEMENTS OF JDS UNIPHASE

1. BASIS OF PRO FORMA PRESENTATION

     On February 4, 2000, JDS Uniphase acquired Optical Coating Laboratory, Inc.
(OCLI) in a transaction accounted for as a purchase. The total purchase price of $2.7 billion included consideration of 54.0 million shares of JDS Uniphase common stock, the issuance of 6.4 million stock options valued at $267.2 million in exchange for OCLI options and direct transaction costs of $8.2 million.

     The total purchase cost of the OCLI merger was as follows (in millions):

Value of securities issued..................................  $2,432.1
Assumption of OCLI options..................................     267.2
                                                              --------
                                                               2,699.3
Estimated transaction costs and expenses....................       8.2
                                                              --------
Total purchase cost.........................................  $2,707.5
                                                              ========

     Allocation of the OCLI total purchase cost was as follows (in millions):

                                                               AMOUNT
                                                              --------
Purchase Price Allocation:
  Tangible net assets.......................................  $  253.2
  Intangible assets acquired:
  Developed technology:
     Telecommunications.....................................     115.1
     Flex Products..........................................      92.2
     Applied Photonics......................................       1.0
     Information Industries.................................      23.9
     Proprietary know-how...................................     161.9
     Trademarks and tradename...............................      38.5
     Assembled workforce....................................      14.3
  Goodwill..................................................   1,927.4
  In-process research and development.......................      84.1
  Deferred tax liabilities..................................      (4.1)
                                                              --------
     Total purchase price allocation........................  $2,707.5
                                                              ========

     Additional disclosures related to JDS Uniphase's acquisition of OCLI are included in JDS Uniphase's Current Report on Form 8-K filed on September 1, 2000, which is incorporated by reference into this proxy statement-prospectus.

     On June 30, 2000, JDS Uniphase acquired E-TEK in a transaction accounted for as a purchase. The total purchase price of $17.5 billion included consideration of 150.1 million shares of JDS Uniphase common stock, the issuance of 23.2 million stock options valued at $2.0 billion in exchange for E-TEK options and direct transaction costs of $92.0 million.

     The total purchase cost of the E-TEK merger was as follows (in millions):

Value of securities issued..................................  $15,369.3
Assumption of E-TEK options and stock purchase plan.........    2,050.9
                                                              ---------
                                                               17,420.2
Estimated transaction costs and expenses....................       92.0
                                                              ---------
Total purchase cost.........................................  $17,512.2
                                                              =========

          NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                FINANCIAL STATEMENTS OF JDS UNIPHASE (CONTINUED)

     The preliminary purchase price allocation of the E-TEK total purchase cost is as follows (in millions):

                                                               AMOUNT
                                                              ---------
Purchase Price Allocation:
  Tangible net assets.......................................  $   395.6
  Marketable equity investments.............................      718.0
  Intangible assets acquired:
     Existing technology....................................      248.7
     Core technology........................................      168.5
     Trademarks and tradename...............................       60.4
     Assembled workforce....................................       10.7
  Goodwill..................................................   15,659.7
  In-process research and development.......................      250.6
                                                              ---------
       Total estimated purchase price allocation............  $17,512.2
                                                              =========

     The purchase price allocation is preliminary and is dependent upon JDS Uniphase's final analysis, which it expects to complete during the quarter ending September 30, 2000.

     Additional disclosures related to JDS Uniphase's acquisition of E-TEK are included in JDS Uniphase's Current Report on Form 8-K filed on September 1, 2000, which is incorporated by reference into this proxy statement-prospectus.

2. PRO FORMA ADJUSTMENTS

     The JDS Uniphase Unaudited Pro Forma Condensed Combined Consolidated Financial Statements give effect to the allocation of the total purchase cost to the assets and liabilities of OCLI and E-TEK based on their respective fair values and to amortization over the respective useful lives of amounts allocated to intangible assets. Intercompany balances between JDS Uniphase, OCLI and E-TEK have been eliminated for pro forma presentations. The pro forma combined provision for income taxes does not represent the amounts that would have resulted had JDS Uniphase, OCLI and E-TEK filed consolidated income tax returns during the periods presented.

3. PRO FORMA NET LOSS PER SHARE

     The pro forma basic and dilutive net loss per share are based on the weighted average number of shares of pro forma JDS Uniphase common stock outstanding during each period and weighted average number of OCLI and E-TEK share of common stock outstanding multiplied by the respective exchange ratios. Dilutive securities including the replacement OCLI and E-TEK options are not included in the computation of pro forma dilutive net loss per share as their effect would be anti-dilutive.

                                  RISK FACTORS

     By voting in favor of the merger, you will be choosing to invest in the combined company's common stock. An investment in the combined company's common stock involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, including risks related to SDL incorporated by reference herein from documents previously filed by SDL with the SEC, you should carefully consider the following risk factors in deciding whether to vote for the merger.

RISKS RELATED TO THE MERGER

AS AN SDL STOCKHOLDER, YOU WILL RECEIVE 3.8 SHARES OF JDS UNIPHASE COMMON STOCK FOR EACH SHARE OF SDL COMMON STOCK DESPITE CHANGES IN THE MARKET VALUE OF SDL COMMON STOCK OR JDS UNIPHASE COMMON STOCK

     Upon completion of the merger, each share of SDL common stock will be exchanged for 3.8 shares of JDS Uniphase common stock. There will be no adjustment for changes in the market price of either SDL common stock or JDS Uniphase common stock. Accordingly, the specific dollar value of the JDS Uniphase common stock that SDL stockholders will receive upon completion of the merger will depend on the market value of JDS Uniphase common stock at the time of completion of the merger. The merger may not be completed immediately following the SDL and JDS Uniphase stockholder meetings, if all regulatory approvals have not yet been obtained. We cannot assure you that the value of the JDS Uniphase common stock you will receive in the merger will not decline prior to or after the merger.

ALTHOUGH JDS UNIPHASE AND SDL EXPECT THAT THE MERGER WILL RESULT IN BENEFITS, THOSE BENEFITS MAY NOT BE REALIZED

     Achieving the benefits of the merger may depend in part on the integration of technology, operations and personnel. The integration of JDS Uniphase and SDL will be a complex, time consuming and expensive process and may disrupt JDS Uniphase's business if not completed in a timely and efficient manner. The challenges involved in this integration include the following:

     - Coordinating manufacturing operations in a rapid and efficient manner;

     - Combining product offerings and product lines effectively and quickly;

     - Integrating sales efforts so that customers can do business easily with the combined company;

     - Bringing together the companies' marketing efforts so that the industry receives useful information about the merger;

     - Coordinating research and development activities to enhance introduction of new products and technologies; and

     - Persuading employees that JDS Uniphase's and SDL's business cultures are compatible.


     It is not certain that JDS Uniphase and SDL can be successfully integrated in a timely manner or at all or that any of the anticipated benefits will be realized. Failure to do so could materially harm the business and operating results of the combined company. Also, neither JDS Uniphase nor SDL can assure you that the growth rate of the combined company will equal the historical growth rates experienced by JDS Uniphase and SDL. In addition, because of JDS Uniphase's acquisition activity, it has ongoing integration concerns. See "Difficulties JDS Uniphase may encounter managing its growth could adversely affect its results of operations" on page 31.


CUSTOMER AND EMPLOYEE UNCERTAINTY RELATED TO THE MERGER COULD HARM THE COMBINED COMPANY

     JDS Uniphase's or SDL's customers may, in response to the announcement of the merger, delay or defer purchasing decisions or elect to switch to internal supply or other suppliers. Any delay, deferral or change in purchasing decisions by JDS Uniphase's or SDL's customers could seriously harm the business of the combined company. Similarly, JDS Uniphase and SDL employees may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. This may adversely affect the combined company's ability to attract and retain key management, marketing and technical personnel.

JDS UNIPHASE'S OPERATING RESULTS WILL SUFFER AS A RESULT OF PURCHASE ACCOUNTING TREATMENT, THE IMPACT OF AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES RELATING TO ITS PROPOSED COMBINATION WITH SDL


     Under U.S. generally accepted accounting principles that apply to JDS Uniphase, JDS Uniphase will account for the merger using the purchase method of accounting. Under purchase accounting, JDS Uniphase will record the market value of its common stock issued in connection with the merger, the fair value of the options to purchase SDL common stock that become options to purchase JDS Uniphase common stock and the amount of direct transaction costs as the cost of acquiring the business of SDL. JDS Uniphase will allocate that cost to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as acquired technology, acquired trademarks and trade names and acquired workforce, and to in-process research and development based on their respective fair values. In-process research and development, which is currently estimated at $230 million, will be expensed in the quarter when the merger closes. The purchase price will also be allocated to deferred compensation, based on the portion of the intrinsic value of the unvested SDL stock options assumed by JDS Uniphase to the extent that service is required after the closing date of the merger in order to vest. Intangible assets including goodwill will be generally amortized over a five year period. Deferred compensation will be amortized over the remaining vesting period of SDL's unvested stock options of up to four years. As described in the unaudited pro forma condensed combined consolidated financial statements beginning on page 15, the amount of purchase cost allocated to goodwill and other intangibles is estimated to be approximately $38.1 billion. The amount of purchase cost allocated to deferred compensation is currently estimated at approximately $1.0 billion. If goodwill and other intangible assets were amortized in equal quarterly amounts over a five year period following completion of the merger and the deferred compensation was amortized over the remaining vesting period of the options, the accounting charge attributable to these items would be approximately $2.1 billion per quarter and $8.2 billion per year in the year following the closing date of the merger. As a result, purchase accounting treatment of the merger will increase the net loss for JDS Uniphase in the foreseeable future which could have a material and adverse effect on the market value of JDS Uniphase common stock following completion of the merger.


JDS UNIPHASE AND SDL EXPECT TO INCUR SIGNIFICANT COSTS ASSOCIATED WITH THE
MERGER

     JDS Uniphase estimates that it will incur direct transaction costs of approximately $410 million associated with the merger, which will be included as a part of the total purchase cost for accounting purposes. In addition, SDL estimates that it will incur direct transaction costs of approximately $40 million which will be expensed in the quarter that the merger closes. JDS Uniphase and SDL believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

JDS UNIPHASE AND SDL MAY NOT BE ABLE TO OBTAIN THE REQUIRED REGULATORY APPROVALS FOR COMPLETING THE MERGER


     As a condition to the obligations of JDS Uniphase and SDL to complete the merger, the relevant waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Competition Act (Canada) and the German Competition Act must have expired or been terminated. JDS Uniphase and SDL have made or will make the required filings with the Department of Justice or the Federal Trade Commission, the Canadian Competition Bureau and the German Federal Cartel Office and other jurisdictions if filings in those jurisdictions are required. By letter dated November 7, 2000, the German Federal Cartel Office informed JDS Uniphase and SDL that the merger was not prohibited under German law, and therefore may be completed. At the request of the United Kingdom Office of Fair Trading, or the

OFT, JDS Uniphase has supplied further information in order to allow the OFT to decide whether to refer the merger to the United Kingdom Competition Commission for a formal investigation. The OFT has not yet decided that question.



     On August 24, 2000, JDS Uniphase and SDL received requests for additional information and other documentary material, commonly called a second request, from the Antitrust Division of the U.S. Department of Justice under the Hart-Scott-Rodino Act. This request extends the waiting period for this transaction until 20 days after the parties' substantial compliance with the request, unless the parties and the Department of Justice agree on a different time period. JDS Uniphase and SDL intend to comply with all requests for information from any government entity. The applicable legislation in these jurisdictions including, among others, the Hart-Scott-Rodino Act, prohibit JDS Uniphase and SDL from consummating the merger until the expiration of the applicable waiting period. There can be no assurance that these consents and approvals will be obtained at all or without materially adverse restrictions or conditions that would have a material adverse effect on JDS Uniphase and SDL on a combined basis. The combined enterprise may be required to agree to various actions, including, without limitation, holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of JDS Uniphase or SDL or any of their respective subsidiaries, before or after receipt of stockholder approval, in order to obtain the necessary authorizations and approvals of the merger or to assure that governmental authorities do not seek to block the merger. For example, in connection with JDS Uniphase's acquisition of E-TEK, JDS Uniphase agreed to relinquish, over a 90-day transition period, E-TEK's contractual rights of first refusal with respect to the output from coating chambers used for the manufacture of thin-film filters owned by Barr Associates, Herrmann Technology, Inc., Hoya Corporation USA and OCJ Corporation (the "Filter Vendors"). JDS Uniphase also agreed not to reacquire, directly or indirectly, any rights of first refusal over coating chambers currently owned by or located on the premises of the Filter Vendors for three years from expiration of the 90-day transition period. Even if regulatory approvals are obtained, a federal, state, foreign governmental entity or private person may have the right to challenge the merger at any time before or after its completion.


IF THE MERGER IS NOT COMPLETED, JDS UNIPHASE'S AND SDL'S STOCK PRICES AND FUTURE BUSINESS AND OPERATIONS COULD BE HARMED

     If the merger is not completed, JDS Uniphase and SDL may be subject to the following material risks, among others:


     - SDL may be required to pay JDS Uniphase a termination fee of $1 billion as described on page 87;



     - SDL and JDS Uniphase may be required to pay each other a fee of $10,000,000 for out-of-pocket expenses as described on page 87;


     - the prices of JDS Uniphase and SDL common stock may decline to the extent that the current market prices of JDS Uniphase and SDL common stock reflect an assumption that the merger will be completed; and

     - JDS Uniphase's and SDL's costs related to the merger, such as legal, accounting and some of the fees of their financial advisors, must be paid even if the merger is not completed.


     Further, with respect to SDL, if the merger is terminated and SDL's board of directors determines to seek another merger or business combination, it is not certain that it will be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger. In addition, while the merger agreement is in effect and subject to limited exceptions described on page 82 of this proxy statement-prospectus, SDL is generally prohibited from soliciting, initiating, encouraging or otherwise facilitating or entering into agreements concerning competing transactions, such as a merger, sale of assets or other business combination, with any party other than JDS Uniphase.

RISKS RELATED TO JDS UNIPHASE WHICH WILL INCLUDE SDL FOLLOWING THE COMPLETION OF THE MERGER

DIFFICULTIES JDS UNIPHASE MAY ENCOUNTER MANAGING ITS GROWTH COULD ADVERSELY AFFECT ITS RESULTS OF OPERATIONS

     JDS Uniphase has historically achieved growth through a combination of internally developed new products and acquisitions. JDS Uniphase's growth strategy depends on its ability to continue developing new components, modules and other products for its customer base. However, along with internal new product development efforts as part of this strategy, JDS Uniphase expects to continue to pursue acquisitions of other companies, technologies and complementary product lines. The success of each acquisition will depend upon:

     - JDS Uniphase's ability to manufacture and sell the products of the businesses acquired;

     - continued demand for these acquired products by JDS Uniphase's customers;

     - JDS Uniphase's ability to integrate the acquired business' operations, products and personnel;

     - JDS Uniphase's ability to retain key personnel of the acquired businesses; and

     - JDS Uniphase's ability to expand its financial and management controls and reporting systems and procedures.

     DIFFICULTIES IN INTEGRATING NEW ACQUISITIONS COULD ADVERSELY AFFECT JDS UNIPHASE'S BUSINESS


     Critical to the success of JDS Uniphase's growth is the ordered, efficient integration of acquired businesses into its organization and, with this end, JDS Uniphase has in the past spent and continues to spend significant resources. If JDS Uniphase's integration efforts are unsuccessful, its businesses will suffer. JDS Uniphase is the product of several substantial combinations, mergers and acquisitions, including, among others, the combination of Uniphase and JDS FITEL on June 30, 1999, and the acquisitions of OCLI on February 4, 2000 and E-TEK on June 30, 2000. Each combination, merger and acquisition, including the present transaction with SDL, presents unique product, marketing, research and development, facilities, information systems, accounting, personnel and other integration challenges. In the case of several of JDS Uniphase's acquisitions, including Uniphase Laser Enterprise in March 1997, Uniphase Netherlands in June 1998, and Cronos Integrated Microsystems, Inc. and Fujian Casix Laser, Inc. in April 2000, JDS Uniphase acquired businesses that had previously been engaged primarily in research and development and that needed to make the transition from a research activity to a commercial business with sales and profit levels that are consistent with its overall financial goals. This transition is in its genesis at Cronos. It has also not yet been completed at Uniphase Netherlands, which continues to operate at higher expense levels and lower gross margins than those required to meet JDS Uniphase's profitability goals. Also, JDS Uniphase's information systems and those of the companies it acquires are often incompatible, requiring substantial upgrades to one or the other. Further, JDS Uniphase's current senior management is a combination of the prior senior management teams of the companies constituting JDS Uniphase, several of whom have not previously worked with other members of management. JDS Uniphase's integration efforts may not be successful, and may result in unanticipated operations problems, expenses and liabilities and the diversion of management attention. Consequently, JDS Uniphase's operating results would suffer.


     JDS Uniphase often incurs substantial costs related to its combinations, mergers and acquisitions. For example, JDS Uniphase has incurred direct costs associated with the combination of Uniphase and JDS FITEL of approximately $12 million, incurred approximately $8 million associated with the acquisition of OCLI and incurred approximately $92 million associated with the acquisition of E-TEK. JDS Uniphase may incur additional material charges in subsequent quarters to reflect additional costs associated with these and other combinations and acquisitions which will be expensed as incurred.

     IF JDS UNIPHASE FAILS TO EFFICIENTLY INTEGRATE ITS SALES AND MARKETING FORCES, ITS SALES COULD SUFFER

     JDS Uniphase's sales force is and will in the future be a combination of its sales force and the sale forces of the businesses it acquires, which must be effectively integrated for it to remain successful. JDS Uniphase's combinations, mergers and acquisitions often result in sales forces differing in products sold, marketing channels used and sales cycles and models applied. Accordingly, JDS Uniphase may experience disruption in sales and marketing in connection with its efforts to integrate its various sales and marketing forces, and it may be unable to efficiently or effectively correct such disruption or achieve its sales and marketing objectives if it fails in these efforts. JDS Uniphase sales personnel not accustomed to the different sales cycles and approaches required for products newly added to their portfolio may experience delays and difficulties in selling these newly added products. Furthermore, it may be difficult to retain key sales personnel. As a result, JDS Uniphase may fail to take full advantage of the combined sales forces' efforts, and one company's sales approaches and distribution channels may be ineffective in promoting another entity's products, all of which may materially harm JDS Uniphase's business, financial condition or operating results.

     JDS UNIPHASE MAY FAIL TO COMMERCIALIZE NEW PRODUCT LINES

     JDS Uniphase intends to continue to develop new product lines to address its customers' diverse needs and the several market segments in which it participates. If JDS Uniphase fails, its business will suffer. As JDS Uniphase targets new product lines and markets, it will further increase its sales and marketing, customer support and administrative functions to support anticipated increased levels of operations from these new products and markets as well as growth from its existing products. JDS Uniphase may not be successful in creating this infrastructure nor may it realize any increase in the level of its sales and operations to offset the additional expenses resulting from this increased infrastructure. In connection with JDS Uniphase's recent acquisitions, it has incurred expenses in anticipation of developing and selling new products. JDS Uniphase operations may not achieve levels sufficient to justify the increased expense levels associated with these new businesses.

     ANY FAILURE OF JDS UNIPHASE'S INFORMATION TECHNOLOGY INFRASTRUCTURE COULD MATERIALLY HARM ITS RESULTS OF OPERATIONS

     JDS Uniphase's success depends, among other things, upon the capacity, reliability and security of its information technology hardware and software infrastructure. Any failure relating to this infrastructure could significantly and adversely impact the results of JDS Uniphase's operations. In connection with JDS Uniphase's growth, it has identified the need to update its current information technology infrastructure and expects to incur significant costs relating to this upgrade. Among other things, JDS Uniphase is currently unifying its manufacturing, accounting, sales and human resource data systems using an Oracle platform, expanding and upgrading its networks and integrating its voice communications systems.

     JDS Uniphase must continue to expand and adapt its system infrastructure to keep pace with its growth. Demands on infrastructure that exceed JDS Uniphase's current forecasts could result in technical difficulties. Upgrading the network infrastructure will require substantial financial, operational and management resources, the expenditure of which could affect the results of JDS Uniphase's operations. JDS Uniphase may not successfully and in a timely manner upgrade and maintain its information technology infrastructure, and a failure to do so could materially harm JDS Uniphase's business, results of operations and financial condition.


JDS UNIPHASE HAS MANUFACTURING DIFFICULTIES


     IF JDS UNIPHASE DOES NOT ACHIEVE ACCEPTABLE MANUFACTURING VOLUMES, YIELDS OR SUFFICIENT PRODUCT RELIABILITY, ITS OPERATING RESULTS COULD SUFFER

     The manufacture of JDS Uniphase's products involves highly complex and precise processes, requiring production in highly controlled and clean environments. Changes in JDS Uniphase's manufacturing processes or those of its suppliers, or their inadvertent use of defective or contaminated materials, could significantly reduce its manufacturing yields and product reliability. Because the majority of JDS Uniphase's manufacturing costs are relatively fixed, manufacturing yields are critical to its results of operations. Some of JDS Uniphase's divisions have in the past experienced lower than expected production yields, which could delay product shipments and impair gross margins. These divisions or any of JDS Uniphase's other manufacturing facilities may not maintain acceptable yields in the future.

     For example, JDS Uniphase's existing Uniphase Netherlands facility has not achieved acceptable manufacturing yields since the June 1998 acquisition, and there is continuing risk attendant to this facility and its manufacturing yields and costs. To the extent JDS Uniphase does not achieve acceptable manufacturing yields or experience product shipment delays, JDS Uniphase's business, operating results and financial condition would be materially and adversely affected.

     As JDS Uniphase customers' needs for its products increase, JDS Uniphase must increase its manufacturing volumes to meet these needs and satisfy customer demand. Failure to do so may materially harm JDS Uniphase's business, operating results and financial condition. In some cases, existing manufacturing techniques, which involve substantial manual labor, may be insufficient to achieve the volume or cost targets of its customers. As such, JDS Uniphase will need to develop new manufacturing processes and techniques, which are anticipated to involve higher levels of automation, to achieve the targeted volume and cost levels. In addition, it is frequently difficult at a number of JDS Uniphase manufacturing facilities to hire qualified manufacturing personnel in a timely fashion, if at all, when customer demands increase over shortened time periods. While JDS Uniphase continues to devote research and development efforts to improvement of its manufacturing techniques and processes, it may not achieve manufacturing volumes and cost levels in its manufacturing activities that will fully satisfy customer demands.

     IF JDS UNIPHASE'S CUSTOMERS DO NOT QUALIFY ITS MANUFACTURING LINES FOR VOLUME SHIPMENTS, ITS OPERATING RESULTS COULD SUFFER

     Customers will not purchase any of JDS Uniphase's products, other than limited numbers of evaluation units, prior to qualification of the manufacturing line for the product. Each new manufacturing line must go through varying levels of qualification with JDS Uniphase's customers. This qualification process determines whether the manufacturing line achieves the customers' quality, performance and reliability standards. Delays in qualification can cause a product to be dropped from a long term supply program and result in significant lost revenue opportunity over the term of that program. JDS Uniphase may experience delays in obtaining customer qualification of its new facilities. If JDS Uniphase fails in the timely qualification of these or other new manufacturing lines, its operating results and customer relationships would be adversely affected.

JDS UNIPHASE'S OPERATING RESULTS SUFFER AS A RESULT OF PURCHASE ACCOUNTING TREATMENT, PRIMARILY DUE TO THE IMPACT OF AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES ORIGINATING FROM ACQUISITIONS

     Under U.S. generally accepted accounting principles that apply to JDS Uniphase, it accounted for a number of business combinations using the purchase method of accounting. Under purchase accounting, JDS Uniphase recorded the market value of its common shares and the exchangeable shares of its subsidiary, JDS Uniphase Canada Ltd., issued in connection with mergers and acquisitions with the fair value of the stock options assumed, which became options to purchase JDS Uniphase common shares and the amount of direct transaction costs as the cost of acquiring these entities. That cost is allocated to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as in-process research and development, acquired technology, acquired trademarks and trade names and acquired workforce, based on their respective fair values. JDS Uniphase allocated the excess of the purchase cost over the fair value of the net assets to goodwill.

     The impact of purchase accounting on JDS Uniphase's operating results is significant. The following table reflects the impact of in-process research and development expense (in the quarter the acquisition closed) and the prospective quarterly/annual amortization of purchased intangibles attributable to JDS Uniphase's significant mergers and acquisitions that have closed in the past four quarters (in millions):


                                                                  QUARTERLY         ANNUAL
                                                  IN-PROCESS     AMORTIZATION    AMORTIZATION
                                                 RESEARCH AND    OF PURCHASED    OF PURCHASED
                    ENTITY                       DEVELOPMENT     INTANGIBLES     INTANGIBLES
                    ------                       ------------    ------------    ------------
EPITAXX, Inc. .................................     $ 16.7          $ 17.1         $   68.2
OCLI...........................................     $ 84.1          $ 79.8         $  319.1
Cronos.........................................     $  6.3          $ 27.9         $  111.8
E-TEK..........................................     $250.6          $850.8         $3,403.2



     The impact of these mergers and acquisitions as well as other acquisitions consummated in the past five years resulted in amortization expense of $896.9 million for the fiscal year ended June 30, 2000 and is expected to result in amortization of $4.6 billion for the fiscal year ended June 30, 2001. In addition, we expect to account for the SDL merger using the purchase method of accounting. In-process research and development, which is currently estimated at $230 million, will be expensed in the quarter the merger closes. Intangible assets including goodwill will be generally amortized over a five year period and deferred compensation will be amortized over the remaining vesting period of the unvested SDL stock options assumed by JDS Uniphase of up to four years. The amount of purchase cost allocated to goodwill and other intangibles is estimated to be approximately $38.1 billion. The amount of purchase cost allocated to deferred compensation is currently estimated at $1.0 billion. If goodwill and other intangible assets were amortized in equal quarterly amounts over a five year period following completion of the SDL merger and the deferred compensation was amortized over the remaining vesting period of the options, the accounting charge attributable to these items would be approximately $2.1 billion per quarter and $8.2 billion per year in the year following the closing date of the merger.


     Additionally, JDS Uniphase also incurs other purchase accounting related costs and expenses in the period a particular transaction closes to reflect purchase accounting adjustments adversely impacting gross profit and costs of integrating new businesses or curtailing overlapping operations. Purchase accounting treatment of JDS Uniphase's mergers and acquisitions will result in a net loss for the foreseeable future, which could have a material and adverse effect on the market value of JDS Uniphase's stock.

JDS UNIPHASE'S STOCK PRICE FLUCTUATES SUBSTANTIALLY

     THE UNPREDICTABILITY OF JDS UNIPHASE'S QUARTERLY OPERATING RESULTS COULD CAUSE ITS STOCK PRICE TO BE VOLATILE OR DECLINE

     JDS Uniphase expects to continue to experience fluctuations in its quarterly results, which in the future may be significant and cause substantial fluctuations in the market price of its stock. All of the concerns JDS Uniphase discusses under "Risk Factors" could affect its operating results, including, among others:

     - the timing of the receipt of product orders from a limited number of major customers;

     - the loss of one or more of JDS Uniphase's major suppliers or customers;

     - competitive pricing pressures;

     - the costs associated with the acquisition or disposition of businesses;

     - JDS Uniphase's ability to design, manufacture and ship technologically advanced products with satisfactory yields on a timely and cost-effective basis;

     - the announcement and introduction of new products by JDS Uniphase; and

     - expenses associated with any intellectual property or other litigation.

     In addition to concerns potentially affecting JDS Uniphase's operating results addressed elsewhere under "Risk Factors," the following factors may also influence its operating results:

     - JDS Uniphase's product mix;

     - the relative proportion of JDS Uniphase's domestic and international sales;

     - the timing differences between when JDS Uniphase incurs expenses to increase its marketing and sales capabilities and when it realizes benefits, if any, from such expenditures; and

     - fluctuations in the foreign currencies of JDS Uniphase's foreign operations.


     Finally, JDS Uniphase's net revenues and operating results in future quarters may be below the expectations of public market securities analysts and investors. In such event, the price of JDS Uniphase common stock and the exchangeable shares of its subsidiary, JDS Uniphase Canada Ltd., would likely decline, perhaps substantially.



     FLUCTUATIONS IN JDS UNIPHASE'S CUSTOMERS' BUSINESS COULD CAUSE ITS BUSINESS AND STOCK PRICE TO SUFFER



     JDS Uniphase's business is dependent upon product sales to telecommunications network system providers, who in turn are dependent for their business upon orders for fiber optic systems from telecommunications carriers. Business fluctuations affecting JDS Uniphase's system provider customers or their telecommunication carrier customers have affected and will continue to affect its business. Moreover, JDS Uniphase's sales often reflect orders shipped in the same quarter in which they are received, which makes its sales vulnerable to short-term fluctuations in customer demand and difficult to predict. In general, customer orders may be cancelled, modified or rescheduled after receipt. Consequently, the timing of these orders and any subsequent cancellation, modification or rescheduling of these orders have affected and will in the future affect JDS Uniphase's results of operations from quarter to quarter. Also, as JDS Uniphase's customers typically order in large quantities, any subsequent cancellation, modification or rescheduling of an individual order may alone affect its results of operations. In this regard, JDS Uniphase has experienced rescheduling of orders by customers and may experience similar rescheduling in the future.


     FACTORS OTHER THAN JDS UNIPHASE'S QUARTERLY RESULTS COULD CAUSE ITS STOCK PRICE TO BE VOLATILE OR DECLINE

     The market price of JDS Uniphase common stock has been and, is likely to continue to be, highly volatile because of causes other than its historical quarterly results, such as:


     - announcements by JDS Uniphase's competitors and customers of their quarterly results or technological innovations or new products;


     - developments with respect to patents or proprietary rights;

     - governmental regulatory action; and


     - general market conditions.



     Recently, the Nasdaq National Market, in general, and JDS Uniphase's stock and the stock of its customers and competitors, in particular, has experienced substantial price and volume fluctuations, in many cases without any direct relationship to the affected companies' operating performance. Nevertheless, the market prices of the stocks of companies in the optical components, modules and systems industries continue to trade at high multiples of earnings. An outgrowth of these multiples and market volatility is the significant vulnerability of JDS Uniphase's stock price and the stock prices of its customers and competitors to any actual or perceived fluctuation in the strength of the market it serves, no matter how minor in actual or perceived consequence. Consequently, these multiples and, hence, market prices may not be sustainable. These broad market and industry factors have and may in the future cause the market price of JDS Uniphase's stock to decline, regardless of its actual operating performance or the operating performance of its customers.


JDS UNIPHASE'S SALES WOULD SUFFER IF ONE OR MORE OF ITS KEY CUSTOMERS SUBSTANTIALLY REDUCED ORDERS FOR ITS PRODUCTS


     JDS Uniphase's customer base is highly concentrated. Historically, orders from a relatively limited number of optical system provider customers accounted for a substantial portion of JDS Uniphase's net sales from telecommunications products. Three customers, Alcatel, Lucent and Nortel, each accounted for over 10% of JDS Uniphase's net sales for the quarter ended September 30, 2000. JDS Uniphase expects that, for the foreseeable future, sales to a limited number of customers will continue to account for a high percentage of its net sales. Sales to any single customer may vary significantly from quarter to quarter. If current customers do not continue to place orders, JDS Uniphase may not be able to replace these orders with new orders from new customers. In the telecommunications industry, JDS Uniphase's customers evaluate its products and competitive products for deployment in their telecommunications systems. JDS Uniphase's failure to be selected by a customer for particular system projects can significantly impact its business, operating results and financial condition. Similarly, even if JDS Uniphase's customers select JDS Uniphase, the failure of those customers to be selected as the primary suppliers for an overall system installation, could adversely affect JDS Uniphase. Such fluctuations could materially harm JDS Uniphase's business, financial condition and operating results.


INTERRUPTIONS AFFECTING JDS UNIPHASE'S KEY SUPPLIERS COULD DISRUPT PRODUCTION, COMPROMISE ITS PRODUCT QUALITY AND ADVERSELY AFFECT ITS SALES


     JDS Uniphase currently obtains various components included in the manufacture of its products from single or limited source suppliers. A disruption or loss of supplies from these companies or a price increase for these components would materially harm JDS Uniphase's results of operations, product quality and customer relationships. In addition, JDS Uniphase currently utilizes a sole source for the crystal semiconductor chip sets incorporated in its solid state microlaser products and acquires its pump diodes for use in its solid state laser products from Opto Power Corporation and GEC. JDS Uniphase obtains lithium niobate wafers, gallium arsenide wafers, specialized fiber components and some lasers used in its telecommunications products primarily from Crystal Technology, Inc., Fujikura, Ltd., Philips Key Modules and Sumitomo, respectively. JDS Uniphase does not have long-term or volume purchase agreements with any of these suppliers and these components may not in the future be available in the quantities required by JDS Uniphase, if at all.


JDS UNIPHASE MAY BECOME SUBJECT TO COLLECTIVE BARGAINING AGREEMENTS

     JDS Uniphase's employees who are employed at manufacturing facilities located in North America are not bound by or party to any collective bargaining agreements with it. These employees may become bound by or party to one or more collective bargaining agreements with JDS Uniphase in the future. Some of JDS Uniphase's employees outside of North America, particularly in the Netherlands and Germany, are subject to collective bargaining agreements. If, in the future, any such employees become bound by or party to any collective bargaining agreements, then JDS Uniphase's related costs and its flexibility with respect to managing its business operations involving such employees may be materially adversely affected.

ANY FAILURE TO REMAIN COMPETITIVE IN JDS UNIPHASE'S INDUSTRY WOULD IMPAIR ITS OPERATING RESULTS

     IF JDS UNIPHASE'S BUSINESS OPERATIONS ARE INSUFFICIENT TO REMAIN COMPETITIVE IN ITS INDUSTRY, ITS OPERATING RESULTS COULD SUFFER


     The telecommunications markets in which JDS Uniphase sells its products are highly competitive. In all aspects of JDS Uniphase's business, JDS Uniphase faces intense competition from established competitors and the threat of future competition from new and emerging companies. Some of these competitors have greater financial, engineering, manufacturing, marketing, service and support resources than does JDS Uniphase and may have greater name recognition, manufacturing expertise and capability and longer standing customer relationships than it does. Among these competitors are JDS Uniphase's customers. These customers are vertically integrated and either manufacture and/or are capable of manufacturing some or all of the products JDS Uniphase sells to them. Finally, some of JDS Uniphase's customers have implemented and/or expanded their manufacturing capability for components they might otherwise purchase from JDS Uniphase. To remain competitive, JDS Uniphase believes it must maintain a substantial investment in research and development, expanding its manufacturing capability, marketing, and customer service and support. JDS Uniphase may not compete successfully in all or some of its markets in the future, and it may not have sufficient resources to continue to make such investments, or it may not make the technological advances necessary to maintain its competitive position so that its products will receive industry acceptance. In addition, technological changes, manufacturing efficiencies or development efforts by JDS Uniphase's competitors may render its products or technologies obsolete or uncompetitive.


     FIBER OPTIC COMPONENT AVERAGE SELLING PRICES ARE DECLINING

     Prices for telecommunications fiber optic components are generally declining because of, among other things, new and emerging fiber optic component and module suppliers, continued pricing pressure on optical suppliers, increased manufacturing efficiency, technological advances and greater unit volumes as telecommunications service providers continue to deploy fiber optic networks. JDS Uniphase has in the past and may in the future experience substantial period to period fluctuations in average selling prices.

     JDS Uniphase anticipates that average selling prices will decrease in the future in response to technological advances, to product introductions by competitors and by JDS Uniphase or to other factors, including price pressures from significant customers. Therefore, JDS Uniphase must continue to (1) timely develop and introduce new products that incorporate features that can be sold at higher selling prices and (2) reduce its manufacturing costs. Failure to achieve any or all of the foregoing could cause JDS Uniphase's net sales and gross margins to decline, which may have a material adverse effect on its business, financial condition and operating results.

     IF JDS UNIPHASE FAILS TO ATTRACT AND RETAIN KEY PERSONNEL, ITS BUSINESS COULD SUFFER


     JDS Uniphase's future depends, in part, on its ability to attract and retain key personnel. In addition, JDS Uniphase's research and development efforts depend on hiring and retaining qualified engineers. Competition for highly skilled engineers is extremely intense, and JDS Uniphase is currently experiencing difficulty in identifying and hiring qualified engineers in many areas of its business. JDS Uniphase may not be able to hire and retain such personnel at compensation levels consistent with its existing compensation and salary structure. JDS Uniphase's future also depends on the continued contributions of its executive officers and other key management and technical personnel, each of whom would be difficult to replace. JDS Uniphase does not maintain a key person life insurance policy on its chief executive officer, its chief operating officer or any other officer. The loss of the services of one or more of JDS Uniphase's executive officers or key personnel or the inability to continue to attract qualified personnel could delay product development cycles or otherwise materially harm its business, financial condition and operating results.


MARKET CONSOLIDATION HAS CREATED AND CONTINUES TO CREATE COMPANIES THAT ARE LARGER AND HAVE GREATER RESOURCES THAN JDS UNIPHASE

     In the recent past, there have been a number of significant acquisitions announced among JDS Uniphase's and SDL's competitors and customers, including:

     - Lucent Technologies, Inc./Ortel Corporation;

     - Corning Incorporated/NetOptix Corporation;

     - Nortel Networks Corp./Xros, Inc.;

     - Nortel Networks Corp./Core Tek, Inc.;

     - Corning Incorporated/NZ Applied Technologies Corp.;

     - Corning Incorporated/Oak Industries;


     - Lucent Technologies, Inc./Chromatis Networks, Inc.; and



     - Corning, Inc./Optical Technologies (a division of Pirelli S.p.A.).


     The effect on JDS Uniphase of these completed and pending acquisitions, as well as future transactions, cannot be predicted with accuracy, but some of these competitors are aligned with companies that are larger or better established than JDS Uniphase. As a result, these competitors may have access to greater financial, marketing and technical resources than JDS Uniphase. Consolidation of these and other companies may also disrupt JDS Uniphase's marketing and sales efforts.

JDS UNIPHASE FACES RISKS RELATED TO ITS INTERNATIONAL OPERATIONS AND SALES

     JDS Uniphase's customers are located throughout the world. In addition, JDS Uniphase has significant offshore operations, including manufacturing facilities, sales personnel and customer support operations. JDS Uniphase's operations outside of North America include facilities in Great Britain, Switzerland, the Netherlands, Germany, Australia, the People's Republic of China and Taiwan, ROC.

     JDS Uniphase's international presence exposes it to risks not faced by wholly-domestic companies. Specifically, JDS Uniphase faces the following risks, among others:

     International sales are subject to inherent risks, including:

     - unexpected changes in regulatory requirements;

     - tariffs and other trade barriers;

     - political, legal and economic instability in foreign markets, particularly in those markets in which JDS Uniphase maintains manufacturing and research facilities;

     - difficulties in staffing and management;

     - language and cultural barriers;

     - seasonal reductions in business activities in the summer months in Europe and some other countries;

     - integration of foreign operations;

     - longer payment cycles;

     - greater difficulty in accounts receivable collection;

     - currency fluctuations; and

     - potentially adverse tax consequences.

     Net sales to customers outside of North America accounted for approximately 23%, 40% and 38% of JDS Uniphase's net sales in 2000, 1999 and 1998, respectively. JDS Uniphase expects that sales to customers outside of North America will continue to account for a significant portion of its net sales. JDS Uniphase continues to expand its operations outside of the United States and to enter additional international markets, both of which will require significant management attention and financial resources.


     Since a significant portion of JDS Uniphase's foreign sales are denominated in U.S. dollars, its products may also become less price competitive in countries in which local currencies decline in value relative to the U.S. dollar. JDS Uniphase's business and operating results may also be materially and adversely affected by lower sales levels that typically occur during the summer months in Europe and some other overseas markets. Furthermore, the sales of many of JDS Uniphase's optical system provider customers depend on international sales and consequently further exposes it to the risks associated with such international sales.

IF JDS UNIPHASE HAS INSUFFICIENT PROPRIETARY RIGHTS OR IF IT FAILS TO PROTECT THOSE IT HAS, ITS BUSINESS WOULD BE MATERIALLY IMPAIRED

     JDS UNIPHASE MAY NOT OBTAIN THE INTELLECTUAL PROPERTY RIGHTS IT REQUIRES

     Numerous patents in the industries in which JDS Uniphase operates are held by others, including academic institutions and JDS Uniphase's competitors. JDS Uniphase may seek to acquire license rights to these or other patents or other intellectual property to the extent necessary for its business. Unless JDS Uniphase is able to obtain such licenses on commercially reasonable terms, patents or other intellectual property held by others could inhibit its development of new products for its markets. While in the past licenses generally have been available to JDS Uniphase where third-party technology was necessary or useful for the development or production of their products, in the future licenses to third-party technology may not be available on commercially reasonable terms, if at all. Generally, a license, if granted, includes payments by JDS Uniphase of up-front fees, ongoing royalties or a combination thereof. Such royalty or other terms could have a significant adverse impact on JDS Uniphase's operating results. JDS Uniphase is a licensee of a number of third-party technologies and intellectual property rights and is required to pay royalties to these third-party licensors on some of its telecommunications products and laser subsystems.

     JDS UNIPHASE'S PRODUCTS MAY BE SUBJECT TO CLAIMS THAT THEY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS


     The industry in which JDS Uniphase operates experiences periodic claims of patent infringement or other intellectual property rights. JDS Uniphase has in the past and may from time to time in the future receive notices from third parties claiming that its products infringe upon third-party proprietary rights. Any litigation to determine the validity of any third-party claims, regardless of the merit of these claims, could result in significant expense to JDS Uniphase and divert the efforts of its technical and management personnel, whether or not JDS Uniphase is successful in such litigation. If JDS Uniphase is unsuccessful in any such litigation, it could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology that is the subject of the litigation. JDS Uniphase may not be successful in such development or such licenses may not be available on terms acceptable to JDS Uniphase, if at all. Without such a license, JDS Uniphase could be enjoined from future sales of the infringing product or products. JDS Uniphase is currently a party to various claims regarding intellectual property rights. JDS Uniphase is currently a defendant in litigation claiming damages for infringement of an expired wafer fabrication patent and in litigation alleging infringement of certain patents by its optical amplifier products. None of these claims are expected to have a material adverse effect on JDS Uniphase's business.


     JDS UNIPHASE'S INTELLECTUAL PROPERTY RIGHTS MAY NOT BE ADEQUATELY PROTECTED

     JDS Uniphase's future depends in part upon its intellectual property, including trade secrets, know-how and continuing technological innovation. JDS Uniphase currently holds numerous U.S. patents on products or processes and corresponding foreign patents and has applications for some patents currently pending. The steps taken by JDS Uniphase to protect its intellectual property may not adequately prevent misappropriation or ensure that others will not develop competitive technologies or products. Other companies may be investigating or developing other technologies that are similar to JDS Uniphase's. It is possible that patents may not be issued from any application pending or filed by JDS Uniphase and, if patents do issue, the claims allowed may not be sufficiently broad to deter or prohibit others from marketing similar products. Any patents issued to JDS Uniphase may be challenged, invalidated or circumvented. Further, the rights under JDS Uniphase's patents may not provide a competitive advantage to it. In addition, the laws of some territories in which JDS Uniphase's products are or may be developed, manufactured or sold, including Asia, Europe or Latin America, may not protect its products and intellectual property rights to the same extent as the laws of the United States.

IF JDS UNIPHASE FAILS TO SUCCESSFULLY MANAGE ITS EXPOSURE TO THE WORLDWIDE FINANCIAL MARKETS, ITS OPERATING RESULTS COULD SUFFER


     JDS Uniphase is exposed to financial market risks, including changes in interest rates, foreign currency exchange rates and marketable equity security prices. JDS Uniphase utilizes derivative financial instruments to mitigate these risks. JDS Uniphase does not use derivative financial instruments for speculative or trading purposes. The primary objective of JDS Uniphase's investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, a majority of JDS Uniphase's marketable investments are floating rate and municipal bonds, auction instruments and money market instruments denominated in U.S. dollars. JDS Uniphase mitigates currency risks of investments denominated in foreign currencies with forward currency contracts. If JDS Uniphase designates such contracts as hedges and they are determined to be effective, depending on the nature of the hedge, changes in the fair value of derivatives will be offset against the change in fair value of assets, liabilities or firm commitments through earnings (fair value hedges) or recognized in other comprehensive income until the hedged item is recognized in earnings (cash flow hedges). The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. A substantial portion of JDS Uniphase's revenue, expense and capital purchasing activities are transacted in U.S. dollars. However, JDS Uniphase does enter into these transactions in other currencies, primarily Canadian and European currencies. To protect against reductions in value and the volatility of future cash flows caused by changes in foreign exchange rates, JDS Uniphase enters into foreign currency forward contracts. The contracts reduce, but do not always entirely eliminate, the impact of foreign currency exchange rate movements. Actual results on JDS Uniphase's financial position may differ materially.


IF JDS UNIPHASE FAILS TO OBTAIN ADDITIONAL CAPITAL AT THE TIMES, IN THE AMOUNTS AND UPON THE TERMS REQUIRED, ITS BUSINESS COULD SUFFER

     JDS Uniphase is devoting substantial resources for new facilities and equipment to the production of source lasers, fiber Bragg gratings, optical switches and modules used in telecommunications and for the development of new solid state lasers. Although JDS Uniphase believes existing cash balances, cash flow from operations, available lines of credit, and proceeds from the realization of investments in other businesses will be sufficient to meet its capital requirements at least for the next 12 months, JDS Uniphase may be required to seek additional equity or debt financing to compete effectively in these markets. JDS Uniphase cannot precisely determine the timing and amount of such capital requirements and will depend on several factors, including its acquisitions and the demand for its products and products under development. Such additional financing may not be available when needed, or, if available, may not be on terms satisfactory to JDS Uniphase.

JDS UNIPHASE'S CURRENTLY OUTSTANDING PREFERRED STOCK AND ITS ABILITY TO ISSUE ADDITIONAL PREFERRED STOCK COULD IMPAIR THE RIGHTS OF ITS COMMON STOCKHOLDERS

     JDS Uniphase's board of directors has the authority to issue up to 799,999 shares of undesignated preferred stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without the consent of JDS Uniphase stockholders. The preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the holders of common stock. The issuance of preferred stock under some circumstances could have the effect of delaying, deferring or preventing a change in control. Each outstanding share of JDS Uniphase common stock includes one-eighth of a right. Each right entitles the registered holder, subject to the terms of the rights agreement, to purchase from JDS Uniphase one unit, equal to one one-thousandth of a share of series B preferred stock, at a purchase price of $600 per unit, subject to adjustment, for each share of common stock held by the holder. The rights are attached to all certificates representing outstanding shares of JDS Uniphase common stock, and no separate rights certificates have been distributed. The purchase price is payable in cash or by certified or bank check or money order payable to JDS Uniphase's order. The description and terms of the rights are set forth in a rights agreement between JDS Uniphase and American Stock Transfer & Trust Company, as rights agent, dated as of June 22, 1998, as amended from time to time.

     Some provisions contained in the rights plan, and in the equivalent rights plan that JDS Uniphase's subsidiary, JDS Uniphase Canada Ltd., has adopted with respect to its exchangeable shares, may have the effect of discouraging a third party from making an acquisition proposal for JDS Uniphase and may thereby inhibit a change in control. For example, such provisions may deter tender offers for shares of common stock or exchangeable shares which offers may be attractive to the stockholders, or deter purchases of large blocks of common stock or exchangeable shares, thereby limiting the opportunity for stockholders to receive a premium for their shares of common stock or exchangeable shares over the then-prevailing market prices.


SOME ANTI-TAKEOVER PROVISIONS CONTAINED IN JDS UNIPHASE'S CHARTER AND UNDER DELAWARE LAWS COULD IMPAIR A TAKEOVER ATTEMPT


     JDS Uniphase is subject to the provisions of Section 203 of the Delaware General Corporation Law prohibiting, under some circumstances, publicly-held Delaware corporations from engaging in business combinations with some stockholders for a specified period of time without the approval of the holders of substantially all of its outstanding voting stock. Such provisions could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving JDS Uniphase, even if such events could be beneficial, in the short term, to the interests of the stockholders. In addition, such provisions could limit the price that some investors might be willing to pay in the future for shares of JDS Uniphase common stock. JDS Uniphase's certificate of incorporation and bylaws contain provisions relating to the limitations of liability and indemnification of its directors and officers, dividing its board of directors into three classes of directors serving three-year terms and providing that its stockholders can take action only at a duly called annual or special meeting of stockholders. These provisions also may have the effect of deterring hostile takeovers or delaying changes in control or management of JDS Uniphase.

FORWARD LOOKING STATEMENTS

     This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to JDS Uniphase's and SDL's financial conditions, results of operations and businesses, and on the expected impact of the merger on JDS Uniphase's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following possibilities:

     - Combining the businesses of JDS Uniphase and SDL may cost more than we expect;

     - The completion of the proposed merger may be materially delayed or prohibited;

     - General economic conditions or conditions in securities markets may be less favorable than we currently anticipate;

     - Expected cost savings and revenue enhancements from the merger may not be fully realized or realized within the expected time frame;

     - We may be required to make divestitures or modify business arrangements as a condition of regulatory approval;

     - Integrating the businesses of JDS Uniphase and SDL and retaining key personnel may be more difficult than we expect;

     - Contingencies may arise of which we were not aware or of which we underestimated the significance;

     - Our revenues after the merger may be lower than we expect;

     - We may lose more business or customers after the merger than we expect, or our operating costs may be higher than we expect;


     - The schedule and cost to complete JDS Uniphase's acquired in-process research and development projects, the expected amortization of such costs and the development cycles and timing of completion of such projects may be materially greater or less or be longer or shorter than those expected;


     - The amount (both in absolute dollars and as a percentage of net sales) of JDS Uniphase's expenditures for research and development, selling, general and administrative and capital acquisitions and improvements may be materially greater or less than those expected;

     - Funds may be insufficient to meet JDS Uniphase's liquidity and capital resources requirements through the end of the calendar year 2001; or

     - Development costs, anticipated completion, introduction and projected revenues from JDS Uniphase's new and developing products and technologies may be materially different than anticipated.


     Some of these factors and additional risks and uncertainties are further discussed under the other factors identified in this "Risk Factors" section beginning on page 28. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. JDS Uniphase and SDL stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement-prospectus or the date of any document incorporated by reference.

                    THE SPECIAL MEETING OF SDL STOCKHOLDERS

PURPOSE OF THE SPECIAL MEETING

     The special meeting is being held so that stockholders of SDL may consider and vote upon a proposal to adopt the merger agreement, dated as of July 9, 2000, by and among JDS Uniphase, K2 Acquisition and SDL and to transact any other business that properly comes before the special meeting or any adjournment of the special meeting. Additionally, SDL stockholders may be asked to vote upon a proposal to adjourn or postpone the special meeting. Any adjournment or postponement could be used for the purpose of allowing additional time for soliciting additional votes to adopt the merger agreement or to satisfy other conditions to closing that the parties elect to satisfy prior to the stockholder vote. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

DATE, TIME AND PLACE; STOCKHOLDER RECORD DATE FOR THE SPECIAL MEETING


     The special meeting of SDL stockholders will take place on December 27, 2000 at 10:00 a.m. at the Wyndham Garden Hotel, 1300 Chesapeake Terrace, Sunnyvale, California 94089. SDL's board of directors has fixed the close of business on November 16, 2000, as the record date for determination of SDL stockholders entitled to notice of and to vote at the special meeting. On November 16, 2000, there were 87,467,763 shares of SDL common stock outstanding, held by approximately 544 holders of record. The number of record holders does not include shares held in "street name" through brokers.


VOTE OF SDL STOCKHOLDERS REQUIRED FOR ADOPTION OF THE MERGER AGREEMENT

     A majority of the outstanding shares of SDL common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of the holders of at least a majority of SDL common stock outstanding and entitled to vote at the special meeting is required to adopt the merger agreement. You are entitled to one vote for each share of SDL common stock held by you on the record date on each proposal to be presented to stockholders at the special meeting.


     As described beginning on page 69, the following officers and directors of SDL have interests in the merger that are different from, or are in addition to, your interest: Dr. Donald R. Scifres, President, Chief Executive Officer and Chairman of the Board of Directors; Gregory Dougherty, Chief Operating Officer; David Welch, Vice President, Corporate Development and Chief Technology Officer; Michael Foster, Chief Financial Officer and Vice President of Finance; and Della Bynum, Vice President of Human Resources. The above officers and directors together beneficially owned approximately 2,641,850 shares of SDL common stock, which represented approximately 3.0% of all outstanding shares of SDL common stock entitled to vote at the special meeting as of November 16, 2000.


PROXIES

     All shares of SDL common stock represented by properly executed proxies that SDL receives before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR adoption of the merger agreement. You are urged to mark the applicable box on the proxy to indicate how to vote your shares.

     If a properly executed proxy is returned and the stockholder has abstained from voting on adoption of the merger agreement, the SDL common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. Similarly, if an executed proxy is returned by a broker holding shares of SDL common stock in street name which indicates that the broker does not have discretionary authority to vote on adoption of the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

     Because adoption of the merger agreement requires the affirmative vote of at least a majority of SDL common stock outstanding as of the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against adoption of the merger agreement.

     SDL does not expect that any matter other than adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

     You may revoke your proxy at any time before it is voted by notifying SDL by:

     - writing to Corporate Secretary, SDL, Inc., 80 Rose Orchard Way, San Jose, California 95131;

     - granting a subsequent proxy; or

     - appearing in person and voting at the special meeting.

     If your broker holds your shares in street name, you must follow directions received from your broker to change your voting instructions.

     Each of JDS Uniphase and SDL will bear its own expenses incurred in connection with the printing and mailing of this proxy statement-prospectus. SDL and ChaseMellon Shareholder Services LLC, SDL's transfer agent, will request banks, brokers and other intermediaries holding shares beneficially owned by others to send this proxy statement-prospectus to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

     YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXIES. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR SDL COMMON STOCK WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

SOLICITATION OF PROXIES


     SDL will initially pay the costs of soliciting proxies. In addition to solicitation by mail, SDL's directors, officers and employees may solicit proxies by telephone, facsimile or otherwise. The directors, officers and employees of SDL will not receive compensation for such solicitation but may receive reimbursement by SDL for out-of-pocket expenses incurred in connection with such solicitation. SDL will request that brokerage firms, fiduciaries and other custodians forward copies of the proxies and this proxy statement-prospectus to the beneficial owners of shares of SDL common stock held of record by them, and SDL will reimburse them for their reasonable expenses incurred in forwarding such material. SDL has retained a proxy solicitation firm, Corporate Investor Communications, Inc., to aid it in the solicitation. SDL anticipates that its fees plus expenses to Corporate Investor Communications, Inc. will be approximately $8,500.

                THE SPECIAL MEETING OF JDS UNIPHASE STOCKHOLDERS

PURPOSE OF THE SPECIAL MEETING

     The special meeting is being held so that stockholders of JDS Uniphase may consider and vote upon a proposal to approve the issuance of JDS Uniphase common stock under the merger agreement, dated as of July 9, 2000, by and among JDS Uniphase, K2 Acquisition and SDL and to transact any other business that properly comes before the special meeting or any adjournment of the special meeting. Additionally, JDS Uniphase stockholders may be asked to vote upon a proposal to adjourn or postpone the special meeting. Any adjournment or postponement could be used for the purpose of allowing additional time for soliciting additional votes to approve the merger or to satisfy other conditions to closing that the parties elect to satisfy prior to the stockholder vote.

DATE, TIME AND PLACE; STOCKHOLDER RECORD DATE FOR THE SPECIAL MEETING


     The special meeting of JDS Uniphase stockholders will take place on December 27, 2000 at 10:00 a.m. at the offices of JDS Uniphase, 210 Baypointe Parkway, San Jose, California 95134. JDS Uniphase's board of directors has fixed the close of business on November 16, 2000, as the record date for determination of JDS Uniphase stockholders entitled to notice of and to vote at the special meeting. On November 16, 2000, there were 963,435,192 shares of JDS Uniphase common stock outstanding, held by approximately 4,800 holders of record. The number of record holders does not include shares held in "street name" through brokers.


VOTE OF JDS UNIPHASE STOCKHOLDERS REQUIRED TO APPROVE THE ISSUANCE OF JDS UNIPHASE COMMON STOCK TO STOCKHOLDERS OF SDL


     You are entitled to one vote for each share of JDS Uniphase common stock held by you on the record date and CIBC Mellon Trust Company, the holder of JDS Uniphase's special voting share, is entitled to one vote for each exchangeable share of JDS Uniphase's subsidiary, JDS Uniphase Canada Ltd., held by you on the record date (other than exchangeable shares owned by JDS Uniphase and its affiliates) on each proposal to be presented to stockholders at the special meeting. Votes cast with respect to the exchangeable shares of JDS Uniphase Canada Ltd., will be voted through JDS Uniphase's special voting share by CIBC Mellon Trust Company, as trustee, as directed by the holders of exchangeable shares, except votes cast with respect to exchangeable shares whose holders request to vote directly in person as proxy for the trustee at the special meeting. Each exchangeable share is exchangeable at any time, at the option of its holder, for one share of JDS Uniphase common stock.



     A majority of the outstanding shares of JDS Uniphase entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of at least a majority of the votes attached to JDS Uniphase common stock and the special voting share properly voting together as a single class at the special meeting is required to approve the issuance of JDS Uniphase common stock to the stockholders of SDL.


PROXIES


     All shares of JDS Uniphase common stock and the special voting share represented by properly executed proxies that JDS Uniphase receives before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy, proxies from holders of common stock will be voted FOR approval of the issuance of JDS Uniphase common stock in the merger. Votes with respect to exchangeable shares represented by valid voting instructions received by CIBC Mellon Trust will be cast by CIBC Mellon Trust in accordance with those instructions. If a properly executed voting instruction card is not received by CIBC Mellon Trust from a holder of exchangeable shares, the votes to which such holder is entitled will not be exercised. You are urged to mark the applicable box on the proxy or voting instruction card to indicate how to vote your shares.

     If a properly executed proxy is returned and the stockholder has abstained from voting on approval of the issuance of JDS Uniphase common stock in the merger, the JDS Uniphase common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of this proposal. Similarly, if an executed proxy is returned by a broker holding shares of JDS Uniphase common stock in street name which indicates that the broker does not have discretionary authority to vote on approval of the issuance of shares of JDS Uniphase common stock in the merger, which is called a broker non-vote, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of approval of the issuance of JDS Uniphase common stock in the merger. Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.


     Approval of the issuance of JDS Uniphase common stock in the merger requires the affirmative vote of at least a majority of the shares of JDS Uniphase voting at the special meeting. Abstentions and broker non-votes are each included for purposes of determining a quorum, but only abstentions are included in determining the number of shares present, and each is tabulated separately. In determining whether this proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal.


     JDS Uniphase does not expect that any matter other than approval of the issuance of JDS Uniphase common stock in the merger will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

     You may revoke your proxy at any time before it is voted by notifying JDS Uniphase by:


     - writing to Corporate Secretary, JDS Uniphase Corporation, 210 Baypointe Parkway, San Jose, California 95134;


     - granting a subsequent proxy; or

     - appearing in person and voting at the special meeting.

     If your broker holds your shares in street name, you must follow directions received from your broker to change your voting instructions.

     Each of JDS Uniphase and SDL will bear its own expenses incurred in connection with the printing and mailing of this proxy statement-prospectus. JDS Uniphase and American Stock Transfer & Trust Company, JDS Uniphase's transfer agent, will request banks, brokers and other intermediaries holding shares beneficially owned by others to send this proxy statement-prospectus to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

SOLICITATION OF PROXIES


     JDS Uniphase will initially pay the costs of soliciting proxies. In addition to solicitation by mail, JDS Uniphase's directors, officers and employees may solicit proxies by telephone, facsimile or otherwise. The directors, officers and employees of JDS Uniphase will not receive compensation for such solicitation but may receive reimbursement by JDS Uniphase for out-of-pocket expenses incurred in connection with such solicitation. JDS Uniphase will request that brokerage firms, fiduciaries and other custodians forward copies of the proxies and this proxy statement-prospectus to the beneficial owners of shares of JDS Uniphase common stock held of record by them, and JDS Uniphase will reimburse them for their reasonable expenses incurred in forwarding such material. JDS Uniphase has retained a proxy solicitation firm, Corporate Investor Communications, Inc., to aid it in the solicitation. JDS Uniphase anticipates that its fees plus expenses to Corporate Investor Communications, Inc. will be approximately $15,000.

                                   THE MERGER

     This section of the proxy statement-prospectus describes material aspects of the proposed merger, including the merger agreement and the transition agreements. While we believe that the description covers the material terms of the merger and related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

     The provisions of the merger agreement are the result of arm's length negotiations conducted among representatives of JDS Uniphase and SDL and their respective legal and financial advisors. The following is a summary of the meetings, negotiations and discussions between the parties that preceded execution of the merger agreement.

     Through February 1, 2000, SDL had from time to time preliminary discussions with other parties, including JDS Uniphase, concerning strategic transactions with SDL. However, no definitive proposals or continuing negotiations resulted from those discussions.

     On January 15, 2000, representatives of SDL's financial advisor were contacted by representatives of the financial advisor to another company engaged in the opto-electronics business, referred to in this description as the First Other Organization, to discuss a potential strategic transaction between SDL and the First Other Organization. On January 21 and January 24, 2000, SDL management and SDL's financial advisor met to discuss the First Other Organization's proposal and SDL's strategic alternatives in general. Following those meetings, SDL and the First Other Organization entered into a customary confidentiality agreement to permit them to exchange additional information concerning their respective businesses, organizations, financial conditions and results of operations and, during the period from February 1 to March 11, 2000, SDL and its financial and legal advisors and the First Other Organization and its financial and legal advisors had a series of meetings concerning a potential transaction between SDL and the First Other Organization. However, no agreement was reached during that time on the terms of a transaction and SDL management did not believe that the transaction with the First Other Organization would result in sufficient value to SDL's stockholders to warrant continuing discussions with the First Other Organization at that time.

     On March 14, 2000, Dr. Donald Scifres, SDL's Chief Executive Officer and Chairman of the Board, had a meeting with management of another company engaged in the opto-electronics business, referred to in this description as the Second Other Organization, but no continuing negotiations resulted from this meeting.

     In early May 2000, a representative of Thomas Weisel Partners LLC, SDL's financial advisor, was contacted by a representative of the financial advisor to the Second Other Organization concerning a potential strategic combination with SDL. This conversation was followed by discussions between representatives of the Second Other Organization and Dr. Scifres and Greg Dougherty, David Welch and Michael Foster, SDL's Chief Operating Officer, Chief Technology Officer and Chief Financial Officer, respectively. Between May 15, 2000 and May 25, 2000, SDL and the Second Other Organization and their respective legal advisors negotiated the terms of a customary confidentiality agreement to permit them to exchange additional information concerning their respective businesses, organizations, financial conditions and results of operations.

     On May 25, 2000, representatives of the Second Other Organization met with Dr. Scifres, Mr. Dougherty, Dr. Welch and Mr. Foster in San Francisco, California to further discuss the terms of the strategic combination of their two companies, at which time the Second Other Organization proposed a merger of SDL and the Second Other Organization with consideration consisting of a fixed exchange ratio of the Second Other Organization's common stock that had a value of $242.20 and that represented a 44.2% premium over the closing price of SDL common stock on that date based on the closing prices of the SDL common stock and the Second Other Organization's common stock on that date. Following that meeting, the SDL board of directors met on May 31, 2000 to review the Second Other Organization proposal. At that meeting, the SDL board of directors considered and discussed with SDL management and financial and legal advisors, among other things, the strategic fit between the two companies, SDL's and the other company's relative historical and prospective financial performance and the need for more information from the Second Other Organization to comprehensively understand its proposal. Thomas Weisel Partners also made a financial presentation based on the proposed offer. At that meeting, the SDL board of directors authorized and directed SDL management to go back to the Second Other Organization with a higher exchange ratio, which would have represented a 64.8% premium over the closing price of SDL common stock on that date, and with a number of other matters regarding the proposed combination that required clarification.

     On the evening of May 31, 2000, representatives of Thomas Weisel Partners had dinner with Jozef Straus, JDS Uniphase's Co-Chairman of the Board and Chief Executive Officer, Anthony Muller, JDS Uniphase's Executive Vice President and Chief Financial Officer, and Zita Cobb, JDS Uniphase's Executive Vice President, Strategy and Integration. While the purpose of that dinner was not related to SDL, Dr. Straus expressed his interest in discussing a combination between SDL and JDS Uniphase.

     During the first two weeks of June 2000, including at a meeting on June 1, 2000, SDL management and Second Other Organization management and their respective financial advisors held further discussions concerning the proposed combination of SDL and the Second Other Organization. Among other things, SDL and the Second Other Organization discussed the strategic aspects of the combination of their respective opto-electronics businesses, and the Second Other Organization indicated that retaining the SDL management team after the combination would be a key element of the combined strategy and discussed the need for appropriate retention arrangements for the SDL management team. On June 15, 2000, a meeting was held between the Second Other Organization and its financial advisors and SDL and its financial and legal advisors. At that time, the Second Other Organization agreed to SDL's higher exchange ratio that represented a value per share of SDL common stock of $399.60 and that, based on increases in the price of SDL common stock since May 31, 2000, represented a 37.3% premium on June 15, 2000 over the closing price of SDL common stock on that date based on the closing prices of the SDL common stock and the Second Other Organization's common stock on that date. In addition, at that June 15 meeting, representatives of the Second Other Organization made presentations concerning the business, operations, financial condition and results of operations of the Second Other Organization and its plans for the combined businesses of SDL and the Second Other Organization. On June 15, SDL and the Second Other Organization also agreed that their respective outside lawyers should enter into a joint defense agreement to examine any possible antitrust issues involved in a potential combination of their two companies. After the June 15 meeting, the Second Other Organization provided SDL and SDL's legal advisors with a draft merger agreement to effect the combination of the two companies. On June 22, 2000, the SDL board of directors met again and discussed with SDL management and SDL's financial and legal advisors the Second Other Organization proposal in light of the various discussions and meetings that had taken place since the last board of directors meeting on May 31, 2000 and the fact that the price of SDL common stock had increased significantly over the preceding three weeks. After further discussions concerning the financial, strategic and operational strengths and weaknesses of the Second Other Organization's proposal, the SDL board of directors determined that it did not have sufficient comfort in the merits of the strategic combination to accept the proposal at that time.

     During this time, there were rumors posted in Internet chat rooms and reported elsewhere that SDL was in discussions with different entities concerning a strategic combination. These rumors prompted JDS Uniphase to call representatives of SDL to discuss the status of such discussions. In addition, on May 29, 2000, Dr. Scifres and Dr. Straus had a meeting at which, in addition to discussions on regular business matters between SDL and JDS Uniphase, they discussed general parameters under which they would be willing to consider a strategic combination between SDL and JDS Uniphase. While Dr. Straus expressed his belief that the combination of SDL's and JDS Uniphase's businesses would be a good strategic transaction, Dr. Straus indicated that JDS Uniphase was not able to engage in discussions concerning such a combination at that time due to its pending merger with E-TEK Dynamics, Inc. and he urged SDL not to rush into another transaction.

     In addition, from early May 2000 to July 7, 2000, SDL management and SDL's financial and legal advisors had further discussions with the First Other Organization. On June 9, 2000, a meeting was held between SDL management and First Other Organization management and, on June 15, 2000, the First Other Organization made a new proposal to SDL concerning a strategic transaction between the two parties. However, during this period of time, no proposal was made that included financial terms that were sufficiently attractive to SDL management to warrant continuing those discussions.

     At the June 22 SDL board of directors meeting, it was agreed that a further board meeting would be held the following Tuesday, June 27, 2000, to further review the Second Other Organization proposal. The Second Other Organization requested the opportunity to meet with members of the SDL board of directors in person. Accordingly, on June 27, 2000, Second Other Organization management met with SDL management and SDL's financial and legal advisors and with members of the SDL board of directors and made presentations on their organization and strategic vision, including their strategic vision for the combined photonics business of SDL and the Second Other Organization. Following those presentations, the SDL board of directors convened a meeting to review its strategic alternatives and the SDL board further evaluated the proposal from the Second Other Organization. At that meeting, SDL management reported on the interest expressed by JDS Uniphase in a strategic combination and the fact that JDS Uniphase was not in a position to engage in negotiations at this time. SDL management also expressed the view that a JDS Uniphase and SDL combination should be further explored. In addition, further discussion of the potential for a strategic transaction between SDL and the First Other Organization was discussed. After the June 27 meeting, SDL informed the Second Other Organization that it was prepared to continue negotiations with respect to a potential business combination with the Second Other Organization, but would be exploring other alternatives as well. On June 27 and June 28, further discussions were held by SDL management and Second Other Organization management in which the Second Other Organization continued to emphasize the importance to the strategic combination of the retention of the SDL management team and the terms and conditions of the transition agreements to be entered into between the Second Other Organization and SDL's management team. The Second Other Organization indicated that entering into such agreements with the SDL management team simultaneously with the definitive merger agreement would be a condition to its willingness to enter into the merger agreement. On June 28, 2000, the Second Other Organization provided SDL with term sheets and a draft transition agreement.

     On June 29, 2000, Dr. Scifres called Dr. Straus to indicate that SDL expected to be contacting them shortly and that SDL would have limited time within which to consider a potential alternative transaction with JDS Uniphase. On June 30, 2000, Dr. Scifres contacted Dr. Straus, and SDL's financial advisor contacted JDS Uniphase's financial advisors. Dr. Scifres and SDL's financial advisor indicated that SDL would be willing to consider a possible combination between SDL and JDS Uniphase provided that JDS could provide by Wednesday, July 5, 2000 a proposal on the financial and other terms of the combination as well as comments to a merger agreement that would be delivered later that night. JDS Uniphase indicated to SDL and its financial advisor JDS Uniphase's willingness to accommodate SDL's schedule. In those conversations, JDS Uniphase also indicated the importance of retaining the SDL management team and SDL determined to provide JDS Uniphase with draft term sheets and a form of transition agreement with terms equivalent to those being negotiated with the Second Other Organization. On that same date, SDL's legal counsel provided JDS Uniphase with a draft merger agreement.

     In addition, on June 30, 2000, SDL's legal counsel provided the Second Other Organization with a revised draft of the merger agreement prepared by the Second Other Organization. On July 1, 2000, SDL's legal counsel provided the Second Other Organization's legal counsel with comments on the transition agreements and thereafter provided JDS Uniphase with draft term sheets and a form of transition agreement on terms equivalent to those with the Second Other Organization.

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

     On July 2, 2000, Dr. Scifres and Mr. Dougherty had a call with Second Other Organization management relating to certain strategic issues in connection with the proposed combination of SDL and the Second Other Organization. On July 3, 2000, SDL's legal advisors and the Second Other Organization's outside and inside legal advisors conducted negotiations of the merger agreement. On July 4, 2000, SDL's management and SDL's financial and legal advisors had a telephonic meeting to go over the status of the discussions with JDS Uniphase and the Second Other Organization.

     On July 5, 2000, SDL management and SDL's financial and legal advisors met with JDS Uniphase's management and JDS Uniphase's legal and financial advisors to discuss the respective businesses, operations, financial conditions and results of operations of each of SDL and JDS Uniphase and to negotiate the merger agreement and transition agreements. At the end of the meetings on July 5, 2000, JDS Uniphase proposed an exchange ratio of 3.5 shares of JDS Uniphase common stock for each share of SDL common stock, which represented a value of $416.50 based on JDS Uniphase's closing stock price on that date and a premium to the SDL common stock price of 51% based on the closing prices for the SDL and JDS Uniphase stock prices for that date. A $20.00 increase in the closing price of SDL common stock, and a small decline in the closing price of JDS Uniphase common stock, between July 5, 2000 and July 7, 2000 subsequently reduced this implied premium. During the course of negotiations on the terms of the merger agreement and the transition agreements, JDS Uniphase expressed a willingness to increase the proposed exchange ratio. During the negotiations, SDL continued to emphasize to JDS Uniphase its desire to achieve a 50% premium.

     During this time, each of JDS Uniphase and the Second Other Organization conducted due diligence with respect to SDL, and SDL conducted due diligence with respect to each of JDS Uniphase and the Second Other Organization.

     During the evening of July 6, 2000, SDL's legal counsel and the Second Other Organization's outside legal counsel as well as members of its management, including internal legal counsel, continued to negotiate the terms and conditions of the merger agreement and the transition agreements. On July 7, 2000, SDL management together with SDL's financial and legal advisors met with Second Other Organization management together with the Second Other Organization's financial and outside and internal legal advisors and again continued to negotiate the terms of the merger agreement and the transition agreements. At that time, SDL indicated that it was seeking a 50% premium to SDL's common stock price and that the Second Other Organization's current proposal would only result in a 39% premium on that date based on the closing prices of SDL and the Second Other Organization's common stock on that date.

     At the end of the day on July 7, 2000, Dr. Straus met with Dr. Scifres and indicated that JDS Uniphase would offer to SDL an exchange ratio of 3.8 shares of JDS Uniphase common stock for each share of SDL common stock, representing a per share value of $441.51 based on the closing price of JDS Uniphase common stock on that date and a one-day premium of 49.5% based on the closing prices of SDL and JDS Uniphase common stock on that date. Dr. Straus also indicated that JDS Uniphase's offer would expire by noon on Saturday, July 8, 2000 if not accepted.

     On the morning of July 8, 2000, Dr. Scifres met with members of Second Other Organization management. At that meeting, the Second Other Organization indicated a potential willingness to increase its exchange ratio so that its offer represented a value per share of SDL common stock of $423.53 based on the closing price of the common stock of the Second Other Organization on that date, which yielded a 43% premium based on the closing prices of SDL and the Second Other Organization's common stock on that date. Dr. Scifres indicated that in order for the Second Other Organization to be competitive, the Second Other Organization would have to increase its exchange ratio so as to yield a 50% premium. While Second Other Organization management indicated a willingness to meet that request, they also indicated that any revised proposal would require board approval which could not be obtained until the following day. On July 8, 2000, at approximately 1:30 p.m., Dr. Scifres met with JDS Uniphase management and JDS Uniphase's financial advisors at which time Dr. Scifres indicated his willingness to present and

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

recommend the JDS Uniphase proposal to the SDL board of directors at its meeting to be held on July 9, 2000.

     At approximately 1:00 p.m. on July 9, 2000, the SDL board of directors held a meeting to consider SDL's strategic alternatives. At that meeting, Dr. Straus and Mr. Muller made presentations to the SDL board of directors concerning the business, operations and financial performance of JDS Uniphase and their strategic vision for the combined SDL and JDS Uniphase business. Following that presentation, the negotiations with JDS Uniphase and the Second Other Organization were described in detail to the SDL board of directors and the SDL board of directors was updated on the status of the discussions with the First Other Organization. SDL management reviewed with the SDL board the results of the conversations conducted the prior week with respect to the businesses, operations and financial performance of JDS Uniphase, and SDL management and SDL's legal counsel explained in detail to the SDL board of directors the terms of the merger agreement, including, among other things, each party's duty to take such actions reasonably required to obtain regulatory approvals, the termination fee and under what circumstances such fee was payable and the terms of the transition agreements and the related cash payments and stock option grants to be made to SDL management in connection with the merger. SDL's legal counsel also advised the members of the SDL board of the legal standards applicable to their consideration of the merger agreement and other arrangements. In addition, SDL's financial advisor made a presentation to the SDL board of directors concerning the fairness of the exchange ratio from a financial point of view to the SDL stockholders. SDL's financial advisor's opinion stated that, as of July 9, 2000, the exchange ratio was fair from a financial point of view to the SDL stockholders. After lengthy discussions of the merger agreement and the transactions contemplated by that agreement and the other information presented to the SDL board by SDL management and SDL's legal counsel, the SDL board of directors unanimously approved and authorized the merger agreement and recommended that the merger agreement be submitted to the SDL stockholders for adoption.

     Following the July 9, 2000 special meeting, representatives of SDL and JDS Uniphase signed the merger agreement on behalf of their respective companies and SDL management and a representative of JDS Uniphase signed the transition agreements.

REASONS FOR THE TRANSACTION

     SDL and JDS Uniphase are proposing to merge in response to unprecedented growth in the telecommunications industry and demand for the fiber optic networks that are enabling such growth. Due to the rapid increase in demand for applications such as Internet access, email and electronic commerce, telecommunications service providers have rapidly accelerated the deployment and bandwidth capacity of fiber optic systems in their networks. To meet these aggressive deployment plans and bandwidth needs, systems manufacturers are looking both internally and to merchant optical component and module suppliers to significantly expand production, shorten development cycles, reduce costs, provide new products and provide integrated products with increased functionalities. The component and module manufacturers have not been able to meet these demands of the systems manufacturers to date, and this imbalance is hampering the growth of optical networking and deployment of these advanced telecommunications networks.

     SDL and JDS Uniphase believe that the merger will enable the combined company to compete more effectively in a rapidly changing and expanding environment. The merger will enable the combined company to satisfy its customers' demands for increased output, lower prices, integrated modules and the depth and breadth of engineering resources required to support new systems designs. SDL and JDS Uniphase believe that the combined company will be better equipped to compete with the in-house optical component and advanced module manufacturing capabilities of the major, vertically integrated systems suppliers, which, due to their size and resources, enjoy market advantages over organizations such as SDL and JDS Uniphase. In addition, by being able to offer a broader range of components and to supply integrated modules to new and emerging systems suppliers, SDL and JDS Uniphase also believe that the combined company will enable these suppliers to grow more rapidly, and thereby increase the number of potential customers and the level of demand for their products. Specifically, SDL and JDS Uniphase
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


believe that the merger would have the following benefits, although SDL and JDS Uniphase cannot assure you that these benefits will be achieved and you are cautioned to read carefully the information set forth under "Risk Factors" beginning on page 28 for factors that may cause results to be different:


The merger will enable the combined company to meet the growing demands of its customers for integrated modules and faster time-to-market for innovative new products.

     - The world is undergoing a global communications revolution and technology innovations are rapidly changing the way information and data are transmitted and shared.

     - In order to remain competitive, SDL and JDS Uniphase need to respond with advanced innovative technology and by investing in increased research and development.

     - Among other things, customers of optical components are increasingly demanding modules with advanced designs and that integrate more functions in a single device.

     - The combined company will have complementary technologies and a broad array of products, including both active and passive components, that may be incorporated into integrated modules, enabling the combined company to provide greater functionality on a single device.

     - The combined company will be able to develop integrated modules faster and more efficiently than either company could have separately.

     - The development of integrated modules will provide the combined company's customers with a more comprehensive, lower cost solution.

     - Both with respect to integrated modules and other products, combining the technical talent of the two organizations will enable the combined company to shorten lead times for new product development.

The merger will enable the combined company to increase manufacturing capacity, expand output and reduce manufacturing costs.

     - The combined company can increase output by better utilizing existing facilities.

     - JDS Uniphase has pump laser module packaging capacity that can be utilized to increase output in an area where SDL is currently constrained.

     - SDL has modulator capacity that can be utilized to increase output in an area where JDS Uniphase is currently constrained.

     - In addition, the combined company will have more resources that will allow it to expand the scale of its operations more rapidly, giving the combined company the ability to take advantage of increased economies of scale that neither company could have achieved individually.

     - This increased production, together with the broader resources and operations of the combined company, will enable higher levels of investment in automation, resulting in lower manufacturing costs and higher yields in the combined company's manufacturing processes.

The merger will enable the combined company to provide greater support to new and emerging systems suppliers.

     - The merger will combine the companies' already extensive engineering talents and resources and enable the combined company to deploy these resources efficiently.

     - The combined engineering team will have the breadth and depth to focus on every important emerging technology in fiber optics while still maintaining ongoing product development and improvement.

     - The combined company will have the technical depth to be able better to address each customer's custom design needs, enabling more rapid deployment of solutions for new and emerging systems suppliers.

     - The combined company will have greater financial resources to enhance research and development efforts.

RECOMMENDATION OF SDL'S BOARD OF DIRECTORS

     AT ITS MEETING ON JULY 9, 2000, THE SDL BOARD OF DIRECTORS DETERMINED THAT THE MERGER WAS FAIR TO AND IN THE BEST INTERESTS OF SDL AND THE SDL STOCKHOLDERS AND APPROVED THE MERGER AGREEMENT. ACCORDINGLY, THE SDL BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT SDL STOCKHOLDERS VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT.

     In determining to approve the merger and to recommend adoption of the merger agreement by the SDL stockholders, the SDL board of directors consulted with SDL's management and SDL's financial and legal advisors. The SDL board of directors considered the following factors, among others, in reaching its conclusion to approve the merger and recommend adoption of the merger agreement. The board considered the fact that SDL is smaller and has far fewer financial and research and development resources than virtually all of the companies with which it principally competes. SDL is also heavily dependent on some key product lines and customers. Given these circumstances, given the degree to which its competitors and customers have become vertically integrated and given what SDL believes is an industry movement toward more modular component supply, and after considering, among other things, the factors listed below, the SDL board determined that SDL should not remain independent.

     - The historical and prospective information concerning SDL and JDS Uniphase's respective businesses, operations and financial performance, and their respective operations, technology and management;

     - The operating environment for SDL, including, but not limited to, the increased consolidation and competition in the technology industry in general and in the opto-electronics industry specifically. The SDL board considered the prospect for further changes and consolidation in these industries and the issues that SDL would face in competing with larger competitors, many of which have greater financial, technical and management resources than SDL;

     - The strategic vision of JDS Uniphase's management for the combined SDL and JDS Uniphase business and the photonics industry in general which paralleled SDL's own vision;

     - The entrepreneurial culture of the JDS Uniphase organization and its management team and the fact that such culture matched SDL's own corporate culture;

     - Current financial market conditions and historical market prices, volatility and trading information with respect to the SDL common stock and the JDS Uniphase common stock and with respect to technology companies in general, and the strength of the JDS Uniphase common stock as a currency for acquisitions and other strategic endeavors and JDS Uniphase's general credibility with the market;

     - The expectation that the combination of SDL and JDS Uniphase would have synergistic benefits, as a result of the breadth and complimentary nature of the technology and product lines;

     - The terms of the merger agreement, including the fact that the exchange ratio represented a 49.5% premium to the SDL common stock closing price on July 7, 2000, which was the last trading day immediately prior to the public announcement of the merger, and the termination fee which the SDL board realized might discourage third parties from seeking to acquire SDL;

     - The terms of the transition agreements and the substantial cash and stock option benefits to be received by SDL's management in connection with the completion of the merger;

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

     - The status of the negotiations with the Second Other Organization and that company's last offer to SDL;

     - Other strategic alternatives open to SDL, including further discussions with the First Other Organization or remaining independent;

     - The impact of the merger on SDL's employees and customers;

     - The required regulatory approvals, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Act of 1976, and the possible reaction of the relevant regulatory authorities and SDL's and JDS Uniphase's competitors and customers to the proposed merger;

     - The possibility that the merger might not be completed and the anticipated effect of that failure on SDL's common stock trading price;

     - The opinion of Thomas Weisel Partners to the SDL board on July 9, 2000 that the exchange ratio was fair from a financial point of view to the SDL stockholders as of such date, as described below under "Opinion of SDL's Financial Advisor;" and

     - The expectation that the merger will generally be a tax-free transaction to SDL and its stockholders.

     The above discussion of the material factors considered by the SDL board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the SDL board of directors. The SDL board of directors collectively reached the unanimous conclusion to approve the merger and recommend adoption of the merger agreement in light of the various factors described above and other factors that each member of the SDL board of directors felt were appropriate. In view of the wide variety of factors considered by the SDL board in connection with its evaluation of the merger and the complexity of these matters, the SDL board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the SDL board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.


     In considering the recommendation of SDL's board of directors with respect to the merger agreement, you should be aware that some directors and officers of SDL have interests in the merger that are different from, or are in addition to, the interests of SDL stockholders generally. Please see the section entitled "Interests of Management and Directors of SDL in the Merger" on page 69 of this proxy statement-prospectus.


RECOMMENDATION OF JDS UNIPHASE'S BOARD OF DIRECTORS

     AT ITS MEETING ON JULY 9, 2000, THE JDS UNIPHASE BOARD OF DIRECTORS DETERMINED THAT THE MERGER WAS FAIR TO JDS UNIPHASE STOCKHOLDERS AND IN THE BEST INTERESTS OF JDS UNIPHASE AND ITS STOCKHOLDERS AND APPROVED THE MERGER AGREEMENT. ACCORDINGLY, THE JDS UNIPHASE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT JDS UNIPHASE STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER-RELATED PROPOSAL.

     In reaching its decision to approve the merger agreement, the JDS Uniphase board of directors consulted with JDS Uniphase's (1) management, (2) legal counsel regarding the legal terms of the transaction, and (3) financial advisors regarding the financial aspects of the proposed transaction and the fairness, from a financial point of view, to JDS Uniphase of the exchange ratio. The factors that the JDS Uniphase board of directors considered in reaching its determination include, but were not limited to, the following:

     - historical information concerning JDS Uniphase's and SDL's respective businesses, financial performance and condition, operations, technology and management, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the SEC;

     - JDS Uniphase's management's view of the financial condition, results of operations and businesses of JDS Uniphase and SDL before and after giving effect to the merger;

     - current financial market conditions and historical market prices, volatility and trading information with respect to the JDS Uniphase common stock and the SDL common stock;

     - the relationship between the market value of the JDS Uniphase common stock and the consideration to be paid by JDS Uniphase to stockholders of SDL in the merger, along with a comparison of comparable merger transactions;

     - the results of the due diligence investigations of SDL conducted by JDS Uniphase's management and legal and financial advisors;

     - the belief that the terms of the merger agreement are reasonable;

     - the separate opinions of CIBC World Markets and Banc of America Securities as to the fairness, from a financial point of view and as of the date of the opinions, to JDS Uniphase of the exchange ratio provided for in the merger, as described below under the caption "Opinions of JDS Uniphase's Financial Advisors;" and

     - the impact of the merger on JDS Uniphase's customers and employees.

     In the course of its analysis, JDS Uniphase's board of directors also considered the strategic benefits of the transaction. The board of directors determined that:

     - the combined company will likely be able to better serve its customers in the telecommunications industry and accelerate the deployment of optical networking technology;

     - JDS Uniphase's stockholders would have the opportunity to participate in the potential for growth of the combined company after the merger;

     - increased manufacturing capacity may enhance the combined company's ability to meet the rapidly expanding demand for its products;

     - the broadening and integration of the companies' product lines may enable the combined company to meet the needs of its customers more effectively and efficiently;

     - combined technological resources may allow the combined company to compete more effectively by providing it with enhanced ability to develop new products and greater functionality for existing products;

     - the creation of a larger field sales organization, the expansion of the companies' dedicated sales teams, greater marketing resources and financial strength may present improved opportunities for marketing the products of the combined company; and

     - the structure of the transaction may provide significant advantages in increasing the opportunity for (a) effectively utilizing the skills and resources of the companies' respective management teams and (b) matching the respective "corporate cultures" of the two companies while maintaining some of the most important aspects of each culture.

     The JDS Uniphase board also considered potentially negative factors relating to the merger, including:

     - the risk that the potential benefits sought in the merger might not be fully realized;

     - the possibility that the merger might not be consummated and the effect of the public announcement of the merger on (a) JDS Uniphase's sales and operating results, particularly the effect on key customer and supplier relationships, (b) JDS Uniphase's ability to attract and retain key management, marketing and technical personnel and (c) the progress of certain development projects;
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

     - the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

     - the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company; and

     - various other risks.

     The JDS Uniphase board of directors concluded that these factors were outweighed by the potential benefits to be gained by the merger agreement and the completion of the proposed merger.

     The above discussion of the material factors considered by the JDS Uniphase board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the JDS Uniphase board of directors. The JDS Uniphase board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the JDS Uniphase board of directors felt were appropriate. In view of the wide variety of factors considered by the JDS Uniphase board in connection with its evaluation of the merger and the complexity of these matters, the JDS Uniphase board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the JDS Uniphase board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

OPINION OF SDL'S FINANCIAL ADVISOR

     In March 2000, SDL hired Thomas Weisel Partners LLC to act as its financial advisor in connection with the possible business combination of SDL with certain parties in one or series of transactions, by merger, consolidation or any other business combination. On July 9, 2000, Thomas Weisel Partners delivered to the SDL board of directors its oral opinion that the exchange ratio for SDL's proposed merger with JDS Uniphase was fair from a financial point of view to SDL stockholders (other than JDS Uniphase and its affiliates) as of that date. Thomas Weisel Partners later delivered its written opinion dated July 9, 2000, confirming its oral opinion.

     SDL determined the consideration it would receive in the transaction through negotiations with JDS Uniphase. SDL did not impose any limitations on Thomas Weisel Partners with respect to the investigations made or procedures followed in rendering its opinion.

     ATTACHED AS ANNEX B TO THIS PROXY STATEMENT-PROSPECTUS IS THE FULL TEXT OF THE WRITTEN OPINION THAT THOMAS WEISEL PARTNERS DELIVERED TO SDL. YOU SHOULD READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. HOWEVER, THE FOLLOWING IS A SUMMARY OF THE THOMAS WEISEL PARTNERS OPINION.

     THOMAS WEISEL PARTNERS HAS DIRECTED ITS OPINION TO SDL'S BOARD OF DIRECTORS. THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO YOU AS TO HOW YOU SHOULD VOTE WITH RESPECT TO THE TRANSACTION. THE OPINION ADDRESSES ONLY THE FINANCIAL FAIRNESS AS OF THE DATE OF SUCH OPINION OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT TO SDL'S STOCKHOLDERS. IT DOES NOT ADDRESS THE RELATIVE MERITS OF THE TRANSACTION OR ANY ALTERNATIVES TO THE TRANSACTION. FURTHER, IT DOES NOT ADDRESS SDL'S UNDERLYING DECISION TO PROCEED WITH OR EFFECT THE TRANSACTION.

     In connection with its opinion, Thomas Weisel Partners has, among other things:

          (1) reviewed certain publicly available financial and other data with respect to SDL and JDS Uniphase, including the consolidated financial statements for recent years and for the most recent fiscal quarters for which published results are available and certain other relevant financial and operating data relating to SDL and JDS Uniphase made available to Thomas Weisel Partners from published sources and from the internal records of SDL and JDS Uniphase;

          (2) reviewed the financial terms and conditions of the merger agreement;

          (3) reviewed certain publicly available information concerning the trading of, and the trading market for, SDL common stock and JDS Uniphase common stock;

          (4) compared SDL and JDS Uniphase from a financial point of view with certain other companies in the optical components and systems industry or otherwise in the broadband enabling industry which Thomas Weisel Partners deemed to be relevant;

          (5) considered the financial terms, to the extent publicly available, of selected recent business combinations of technology companies which Thomas Weisel Partners deemed to be comparable, in whole or in part, to the merger;

          (6) reviewed and discussed with representatives of the management of each of SDL and JDS Uniphase certain information of a business and financial nature regarding SDL and JDS Uniphase, furnished to Thomas Weisel Partners by them, including financial forecasts and related assumptions of SDL and JDS Uniphase;

          (7) made inquiries regarding and discussed the merger and the merger agreement and other matters related to the merger agreement with SDL's counsel; and

          (8) performed such other analyses and examinations as Thomas Weisel Partners has deemed appropriate.

     In preparing its opinion, Thomas Weisel Partners did not assume any responsibility to independently verify the information referred to above. Instead, with SDL's consent, Thomas Weisel Partners relied on the information being accurate and complete. Thomas Weisel Partners also made the following assumptions, in each case with the consent of SDL's board of directors:

     - that there have been no material changes in SDL's or JDS Uniphase's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to Thomas Weisel Partners;

     - that neither JDS Uniphase nor SDL is currently involved in any material transaction other than the merger, other publicly announced transactions, other preliminarily discussed transactions confidentially disclosed to Thomas Weisel Partners and those activities undertaken in the ordinary course of conducting their respective businesses; and

     - that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations.

     In addition, for purposes of their opinion:

     - Thomas Weisel Partners did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of SDL or JDS Uniphase, nor was Thomas Weisel Partners furnished with any of these appraisals.

     - The Thomas Weisel Partners opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to Thomas Weisel Partners as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Thomas Weisel Partners has not assumed any obligation to update, revise or reaffirm its opinion.

     The following represents a brief summary of the material financial analyses performed by Thomas Weisel Partners in connection with providing its opinion to the SDL board of directors. Some of the summaries of financial analyses performed by Thomas Weisel Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Thomas Weisel Partners, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Thomas Weisel Partners.

     COMPARABLE COMPANY ANALYSIS. Based on public and other available information, Thomas Weisel Partners calculated the implied price per share of SDL based on multiples of aggregate value, which Thomas Weisel Partners defined as equity value plus debt less cash and cash equivalents, to (1) 2000 estimated revenues, (2) 2001 estimated revenues and (3) price to 2001 estimated earnings per share (EPS) ratios for companies in the optical components and systems industry. In each case, Thomas Weisel Partners used estimates based on public filings, news articles, published Wall Street research analysts' reports and forecasts and other third party sources. Thomas Weisel Partners believes that the nine companies listed below have operations similar to some of the operations of SDL, but noted that none of these companies have the same management, composition, size or combination of businesses as SDL:

     - Avanex Corporation;

     - Bookham Technology plc;

     - CIENA Corporation;

     - Corning Incorporated;

     - JDS Uniphase Corporation;

     - New Focus Inc.;

     - Nortel Networks Corporation;

     - ONI Systems Corporation and

     - Sycamore Networks, Inc.

     The following table sets forth the implied prices indicated by this analysis:

------------------------------------------------------------------------------------------------------------
                                          RANGE OF IMPLIED PRICES          MEAN                MEDIAN
------------------------------------------------------------------------------------------------------------
 Aggregate Value to 2000
 Estimated Revenues                          $ 45.41 - $694.81            $318.43              $264.29
------------------------------------------------------------------------------------------------------------
 Aggregate Value to 2001
 Estimated Revenues                          $ 59.07 - $900.81            $389.10              $361.29
------------------------------------------------------------------------------------------------------------
 Price / 2001 Estimated EPS                  $118.44 - $394.25            $230.86              $238.24
------------------------------------------------------------------------------------------------------------

     While the comparable company analysis compared SDL to nine companies in the optical components and systems industry, Thomas Weisel Partners did not include every company that could be deemed to be a participant in this same industry, or in the specific sectors of this industry.

     Thomas Weisel Partners noted that the implied price per share of consideration to be received by SDL stockholders in connection with the transaction based on the closing sales price of JDS Uniphase on July 7, 2000 was $441.51.

     SELECTED TRANSACTIONS ANALYSIS. Based on public and other available information, Thomas Weisel Partners calculated the implied price per share of SDL based on multiples of aggregate value/equity value to (1) last twelve months
(LTM) revenues, (2) LTM net income, (3) next twelve months (NTM) revenues and
(4) NTM net income for the other company in the following 32 selected transactions involving companies in the communications industry that have been announced since April 27, 1998:

--------------------------------------------------------------------------------------------------------------------
ANNOUNCEMENT DATE                      NAME OF ACQUIROR                            NAME OF OTHER COMPANY
--------------------------------------------------------------------------------------------------------------------
 June 21, 2000              Texas Instruments Incorporated             Burr-Brown Corporation
--------------------------------------------------------------------------------------------------------------------
 June 6, 2000               Sycamore Networks, Inc.                    Sirocco Systems, Inc.
--------------------------------------------------------------------------------------------------------------------
 May 10, 2000               SDL, Inc.                                  Photonic Integration Research, Inc.
--------------------------------------------------------------------------------------------------------------------
 May 5, 2000                Cisco Systems, Inc.                        ArrowPoint Communications, Inc.
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
ANNOUNCEMENT DATE                      NAME OF ACQUIROR                            NAME OF OTHER COMPANY
--------------------------------------------------------------------------------------------------------------------
 March 21, 2000             Nortel Networks Corporation                CoreTek
--------------------------------------------------------------------------------------------------------------------
 March 14, 2000             Nortel Networks Corporation                Xros, Inc.
--------------------------------------------------------------------------------------------------------------------
 February 23, 2000          ADC Telecommunications, Inc.               PairGain Technologies, Inc.
--------------------------------------------------------------------------------------------------------------------
 February 14, 2000          Corning Incorporated                       NetOptix Corporation
--------------------------------------------------------------------------------------------------------------------
 February 7, 2000           Lucent Technologies, Inc.                  Ortel Corporation
--------------------------------------------------------------------------------------------------------------------
 January 17, 2000           JDS Uniphase Corporation                   E-TEK Dynamics, Inc.
--------------------------------------------------------------------------------------------------------------------
 December 20, 1999          Cisco Systems, Inc.                        Pirelli S.p.A's Optical Systems Business
--------------------------------------------------------------------------------------------------------------------
 December 15, 1999          Nortel Networks Corporation                Qtera Corporation
--------------------------------------------------------------------------------------------------------------------
 December 8, 1999           Corning Incorporated                       Siemens' Optical Fiber Division
--------------------------------------------------------------------------------------------------------------------
 November 29, 1999          Redback Networks Inc.                      Siara Systems, Inc.
--------------------------------------------------------------------------------------------------------------------
 November 14, 1999          Corning Incorporated                       Oak Industries Inc.
--------------------------------------------------------------------------------------------------------------------
 November 4, 1999           JDS Uniphase Corporation                   Optical Coating Laboratory, Inc.
--------------------------------------------------------------------------------------------------------------------
 October 14, 1999           Intel Corporation                          DSP Communications, Inc.
--------------------------------------------------------------------------------------------------------------------
 September 28, 1999         Alcatel S.A.                               Genesys Telecommunications Labs, Inc.
--------------------------------------------------------------------------------------------------------------------
 September 15, 1999         Motorola, Inc.                             General Instrument Corporation
--------------------------------------------------------------------------------------------------------------------
 August 26, 1999            Cisco Systems, Inc.                        Cerent Corporation
--------------------------------------------------------------------------------------------------------------------
 August 17, 1999            Lucent Technologies, Inc.                  Excel Switching Corporation
--------------------------------------------------------------------------------------------------------------------
 April 26, 1999             General Electric Company, plc              FORE Systems, Inc.
--------------------------------------------------------------------------------------------------------------------
 April 13, 1999             Cisco Systems, Inc.                        GeoTel Communications Corp.
--------------------------------------------------------------------------------------------------------------------
 March 4, 1999              Intel Corporation                          Level One Communications, Inc.
--------------------------------------------------------------------------------------------------------------------
 March 2, 1999              Alcatel S.A.                               Xylan Corporation
--------------------------------------------------------------------------------------------------------------------
 March 1, 1999              The General Electric Company, plc          RELTEC Corporation
--------------------------------------------------------------------------------------------------------------------
 January 28, 1999           Uniphase Corporation/JDS FITEL Inc.        (Merger of Equals)
--------------------------------------------------------------------------------------------------------------------
 January 13, 1999           Lucent Technologies, Inc.                  Ascend Communications, Inc.
--------------------------------------------------------------------------------------------------------------------
 January 11, 1999           Lucent Technologies, Inc.                  Kenan Systems Corporation
--------------------------------------------------------------------------------------------------------------------
 June 15, 1998              Nortel Networks Corporation                Bay Networks, Inc.
--------------------------------------------------------------------------------------------------------------------
 June 4, 1998               Alcatel SA                                 DSC Communications Corporation
--------------------------------------------------------------------------------------------------------------------
 April 27, 1998             Lucent Technologies, Inc.                  Yurie Systems, Inc.
--------------------------------------------------------------------------------------------------------------------

     The following table sets forth the implied price per share of SDL based on multiples indicated by this analysis and the multiples implied by the proposed transaction:

------------------------------------------------------------------------------------------------------------
       AGGREGATE/EQUITY VALUE TO:         RANGE OF IMPLIED PRICES          MEAN                MEDIAN
------------------------------------------------------------------------------------------------------------
 LTM Revenues                                $13.29 - $387.21             $ 62.29              $33.79
------------------------------------------------------------------------------------------------------------
 LTM Net Income                              $18.35 - $169.98             $ 56.98              $40.17
------------------------------------------------------------------------------------------------------------
 NTM Revenues                                $17.27 - $405.77             $ 96.27              $52.03
------------------------------------------------------------------------------------------------------------
 NTM Net Income                              $45.31 - $321.65             $110.15              $74.32
------------------------------------------------------------------------------------------------------------

     In each case, Thomas Weisel Partners used estimates based on public filings, news articles, published Wall Street research analysts' reports and forecasts and other third party sources. Thomas Weisel Partners also noted that the implied price per share of consideration to be received by SDL stockholders in connection with the transaction based on the closing sales price of JDS Uniphase on July 7, 2000 was $441.51.

     No company or transaction used in the comparable company or comparable transactions analyses is identical to SDL or the transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which SDL, JDS Uniphase and the transaction are being compared.

     PRECEDENT PREMIUM ANALYSIS. Thomas Weisel Partners reviewed the consideration paid in 32 comparable U.S. acquisitions involving an equity value greater than $1 billion announced since April 27, 1998. Thomas Weisel Partners calculated the implied price per share of SDL based on premiums paid in these transactions over the applicable stock price of the other company one day prior to the announcement of the acquisition offer and over the applicable exchange ratio one week and one month prior to the announcement of the acquisition offer.

-----------------------------------------------------------------------------------------------------------
                                               RANGE OF IMPLIED PRICES         MEAN             MEDIAN
-----------------------------------------------------------------------------------------------------------
 Premium to One Day Share Price                   $295.72 - $531.02          $390.09           $398.07
-----------------------------------------------------------------------------------------------------------
 Premium to One Week Avg. Exchange Ratio          $296.87 - $546.94          $376.51           $367.34
-----------------------------------------------------------------------------------------------------------
 Premium to One Month Avg. Exchange Ratio         $289.44 - $527.44          $385.80           $369.12
-----------------------------------------------------------------------------------------------------------

     Thomas Weisel Partners again noted that the implied price per share of consideration to be received by SDL stockholders in connection with the transaction based on the closing sales price of JDS Uniphase on July 7, 2000 was $441.51.

     CONTRIBUTION ANALYSIS. Thomas Weisel Partners used the estimates and financial forecasts prepared by (1) third party analysts, referred to as SDL Street case, (2) SDL's management, referred to as SDL Management case, and (3) SDL's management using their upside assumptions, referred to as SDL Upside case, with respect to SDL and third party analysts with respect to JDS Uniphase. On the basis of these estimates and financial forecasts, Thomas Weisel Partners reviewed the estimated contribution of each of SDL and JDS Uniphase to estimated total revenues, gross profit, earnings before interest and taxes (EBIT) and net income, each for calendar years 2000 and 2001 for the combined company. Thomas Weisel Partners then compared these contributions to the forecasted share ownership of the combined company to be owned by the stockholders of SDL, assuming consummation of the transaction as described in the agreement. This analysis indicated implied percentage contribution reference ranges for SDL of approximately 16.6% to 17.9% based on SDL Street case, 17.4% to 18.8% based on SDL Management case, and 19.4% to 25.1% based on SDL Upside case, as compared to the forecasted share ownership by the shareholders of SDL of approximately 25.4% in the combined company based on the exchange ratio.

     The foregoing description is only a summary of the analyses and examinations that Thomas Weisel Partners deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Thomas Weisel Partners. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Thomas Weisel Partners believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to SDL's board of directors. In addition, Thomas Weisel Partners may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Thomas Weisel Partners with respect to the actual value of SDL.

     In performing its analyses, Thomas Weisel Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SDL and JDS Uniphase. The analyses performed by Thomas Weisel Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Thomas Weisel Partners with respect to the financial fairness of the exchange ratio pursuant to the merger agreement to SDL's stockholders pursuant to the transaction as of July 9, 2000, and were provided to SDL's board of directors in connection with the delivery of the Thomas Weisel Partners opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

     As described above, Thomas Weisel Partner's opinion and presentation were among the many factors that SDL took into consideration in making its determination to approve, and to recommend that its stockholders approve, the transaction.

     SDL has agreed to pay Thomas Weisel Partners a fee of $3,000,000 upon the first delivery of its fairness opinion and $500,000 for any additional fairness opinions, upon the delivery of each such additional fairness opinion. In addition, SDL has agreed to pay Thomas Weisel Partners a transaction fee of $30,000,000 less any fairness opinion fees previously paid, if any business combination is consummated during the term of Thomas Weisel Partners' engagement or if SDL enters into a definitive agreement during the term of its engagement which subsequently results in a business combination. SDL was aware of this fee structure and took it into account in considering the Thomas Weisel Partners opinion and in approving the transaction. Further, SDL has agreed to reimburse Thomas Weisel Partners for its reasonable out-of-pocket expenses and to indemnify Thomas Weisel Partners, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

     In the ordinary course of its business, Thomas Weisel Partners actively trades the equity securities of SDL and JDS Uniphase for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities. Thomas Weisel Partners has also provided investment banking services to JDS Uniphase, including acting as its financial advisor in connection with JDS Uniphase's acquisition of E-TEK Dynamics, Inc.

OPINIONS OF JDS UNIPHASE'S FINANCIAL ADVISORS

     CIBC WORLD MARKETS. CIBC World Markets has acted as JDS Uniphase's financial advisor in connection with the merger. On July 9, 2000, at a meeting of the JDS Uniphase board of directors held to evaluate the proposed merger, CIBC World Markets rendered an oral opinion, which opinion was confirmed by delivery of a written opinion dated July 9, 2000, to the effect that, as of that date and based on and subject to the matters described in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to JDS Uniphase.

     The full text of CIBC World Markets' written opinion dated July 9, 2000, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C and is incorporated into this document by reference. CIBC WORLD MARKETS' OPINION IS ADDRESSED TO THE JDS UNIPHASE BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO JDS UNIPHASE. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTERS RELATING TO THE PROPOSED MERGER. THE SUMMARY OF CIBC WORLD MARKETS' OPINION DESCRIBED BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION. HOLDERS OF JDS UNIPHASE COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY.

     In arriving at its opinion, CIBC World Markets:

     - reviewed the merger agreement;

     - reviewed audited financial statements of JDS Uniphase for the fiscal years ended June 30, 1997, June 30, 1998 and June 30, 1999, and audited financial statements of SDL for the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999;

     - reviewed unaudited financial statements of JDS Uniphase for the nine months ended March 31, 2000 and unaudited financial statements of SDL for the three months ended March 31, 2000;

     - reviewed publicly available financial forecasts relating to JDS Uniphase and SDL as well as certain adjustments to the publicly available financial forecasts relating to SDL prepared by the management of JDS Uniphase and estimates of potential synergies and strategic benefits anticipated by the management of JDS Uniphase to result from the merger;

     - reviewed historical market prices and trading volume for JDS Uniphase common stock and SDL common stock;

     - held discussions with the senior managements of JDS Uniphase and SDL with respect to the businesses and prospects for future growth of JDS Uniphase and SDL;

     - reviewed and analyzed publicly available financial data for companies that CIBC World Markets deemed comparable to JDS Uniphase and SDL;

     - reviewed and analyzed publicly available information for transactions that CIBC World Markets deemed comparable to the merger;

     - reviewed public information concerning JDS Uniphase and SDL; and

     - performed other analyses and reviewed other information as CIBC World Markets deemed appropriate.

     In rendering its opinion, CIBC World Markets relied on and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information that JDS Uniphase, SDL and each of their employees, representatives and affiliates provided to or discussed with CIBC World Markets. With respect to publicly available financial forecasts relating to JDS Uniphase and SDL which CIBC World Markets reviewed and discussed with the managements of JDS Uniphase and SDL, CIBC World Markets assumed, at the direction of the managements of JDS Uniphase and SDL, without independent verification or investigation, that such forecasts represented reasonable estimates and judgments as to the future financial condition and operating results of JDS Uniphase and SDL. With respect to the adjustments to the publicly available financial forecasts relating to SDL and estimates as to the potential synergies and strategic benefits anticipated to result from the merger, including the amount, timing and achievability of those synergies and benefits, that were provided to or discussed with CIBC World Markets by the management of JDS Uniphase, CIBC World Markets assumed, at the direction of the management of JDS Uniphase, without independent verification or investigation, that such adjustments and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of JDS Uniphase. CIBC World Markets also assumed, with the consent of JDS Uniphase, that the merger will be treated as a tax-free reorganization for federal income tax purposes and that, in the course of obtaining necessary regulatory or third party approvals for the merger, no limitations, restrictions or conditions will be imposed that would have a material adverse effect on JDS Uniphase, SDL or the contemplated benefits to JDS Uniphase of the merger.

     CIBC World Markets did not make or obtain any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of JDS Uniphase or SDL. CIBC World Markets expressed no opinion as to the underlying valuation, future performance or long-term viability of JDS Uniphase or SDL, or the price at which the JDS Uniphase common stock would trade upon or after announcement or consummation of the merger. CIBC World Markets' opinion was necessarily based on the information available to CIBC World Markets and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets as of the date of the opinion. Although subsequent developments may affect CIBC World Markets' opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm its opinion. JDS Uniphase imposed no other instructions or limitations on CIBC World Markets with respect to the investigations made or the procedures followed by it in rendering its opinion.

     The summary below is not a complete description of CIBC World Markets' opinion to the JDS Uniphase board of directors or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. CIBC World Markets believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors considered or focusing on information presented in tabular format, without considering all analyses and factors considered or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CIBC World Markets' analyses and opinion.

     In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of JDS Uniphase and SDL. No company, transaction or business used in the analyses as a comparison is identical to JDS Uniphase, SDL or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

     The estimates contained in CIBC World Markets' analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CIBC World Markets' analyses and estimates are inherently subject to substantial uncertainty.

     The type and amount of consideration payable in the merger was determined through negotiation between JDS Uniphase and SDL and the decision to enter into the merger was solely that of the JDS Uniphase board of directors. CIBC World Markets' opinion and financial analyses were only one of many factors considered by the JDS Uniphase board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the JDS Uniphase board of directors or management with respect to the merger or the exchange ratio provided for in the merger.

     JDS Uniphase selected CIBC World Markets based on CIBC World Markets' reputation, expertise and familiarity with JDS Uniphase and its business. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. CIBC World Markets and its affiliates have in the past provided services to JDS Uniphase and SDL, and currently are providing investment banking services to certain stockholders of SDL, unrelated to the proposed merger, for which services CIBC World Markets has received and may receive compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade the securities of JDS Uniphase and SDL for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     JDS Uniphase has agreed to pay CIBC World Markets for its financial advisory services upon completion of the merger an aggregate fee of $17.5 million. In addition, JDS Uniphase has agreed to reimburse CIBC World Markets for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

     BANC OF AMERICA SECURITIES. In July 2000, the JDS Uniphase board of directors retained Banc of America Securities to act as its financial advisor in connection with the possible acquisition of, or a possible business combination involving, SDL. Banc of America Securities is an internationally recognized investment banking firm and regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. JDS Uniphase selected Banc of America Securities to act as its financial advisor on the basis of Banc of America Securities' experience in transactions similar to the merger and its familiarity with JDS Uniphase and its business.

     Banc of America Securities has delivered to the JDS Uniphase board of directors its opinion, dated July 9 2000, to the effect that, as of that date and based on and subject to the matters described in the opinion, the exchange ratio under the terms of the merger agreement was fair, from a financial point of view, to JDS Uniphase.

     WE HAVE ATTACHED THE FULL TEXT OF BANC OF AMERICA SECURITIES' WRITTEN OPINION TO THE JDS UNIPHASE BOARD OF DIRECTORS AS ANNEX D, WHICH IS INCORPORATED IN ITS ENTIRETY INTO THIS PROXY STATEMENT-PROSPECTUS BY REFERENCE. YOU SHOULD READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT-PROSPECTUS. HOWEVER, WE ALSO HAVE INCLUDED THE FOLLOWING SUMMARY OF BANC OF AMERICA SECURITIES' OPINION, WHICH IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     BANC OF AMERICA SECURITIES' OPINION IS ADDRESSED TO THE JDS UNIPHASE BOARD OF DIRECTORS. IT DOES NOT CONSTITUTE A RECOMMENDATION TO JDS UNIPHASE STOCKHOLDERS ON HOW TO VOTE WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED MERGER. THE OPINION ADDRESSES ONLY THE FINANCIAL FAIRNESS OF THE EXCHANGE RATIO PROVIDED FOR IN THE MERGER. THE OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER OR ANY ALTERNATIVES TO THE MERGER, THE UNDERLYING DECISION OF THE JDS UNIPHASE BOARD OF DIRECTORS TO PROCEED WITH OR EFFECT THE MERGER OR ANY OTHER ASPECT OF THE MERGER. IN FURNISHING ITS OPINION, BANC OF AMERICA SECURITIES DOES NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT OF 1933, AS AMENDED, NOR DOES BANC OF AMERICA SECURITIES ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED. STATEMENTS TO THIS EFFECT ARE INCLUDED IN BANC OF AMERICA SECURITIES' OPINION.

     Banc of America Securities:

     - reviewed publicly available financial statements and other business and financial information of JDS Uniphase and SDL;

     - reviewed publicly available financial forecasts relating to JDS Uniphase and SDL as well as adjustments to the publicly available financial forecasts relating to SDL prepared by the management of JDS Uniphase;

     - reviewed and discussed with senior executives of JDS Uniphase information relating to strategic, financial and operational benefits anticipated from the merger prepared by the management of JDS Uniphase;

     - discussed the past and current operations, financial condition and prospects of JDS Uniphase with senior executives of JDS Uniphase and discussed the past and current operations, financial condition and prospects of SDL with senior executives of SDL;

     - analyzed the potential pro forma impact of the merger on JDS Uniphase's earnings per share and other financial statistics;

     - reviewed information prepared or discussed with Banc of America Securities by members of senior managements of JDS Uniphase and SDL relating to the relative contributions of JDS Uniphase and SDL to the combined company;

     - reviewed the reported prices and trading activity for JDS Uniphase common stock and SDL common stock;

     - compared the financial performance of JDS Uniphase and SDL and the prices and trading activity of JDS Uniphase common stock and SDL common stock with that of other publicly traded companies which Banc of America Securities deemed relevant;

     - compared financial terms of the merger to financial terms, to the extent publicly available, of other business combination transactions which Banc of America Securities deemed relevant;

     - participated in discussions and negotiations among representatives of JDS Uniphase and SDL and their financial and legal advisors;

     - reviewed the merger agreement; and

     - performed other analyses and considered other factors as Banc of America Securities deemed appropriate.

     Banc of America Securities did not assume any responsibility to independently verify the financial and other information, including the information listed above, that it reviewed for purposes of its opinion. Instead, with the consent of the JDS Uniphase, Banc of America Securities relied on that information as being accurate and complete in all material respects. Banc of America Securities also made the following assumptions at the direction, or with the consent, of JDS Uniphase or SDL, as the case may be, without independent verification or investigation:

     - with respect to publicly available financial forecasts relating to JDS Uniphase and SDL which Banc of America Securities reviewed and discussed with the management of each company, that the forecasts represented reasonable estimates and judgments as to the future financial condition and operating results of JDS Uniphase and SDL;

     - with respect to adjustments to the publicly available financial forecasts relating to SDL and estimates as to the potential synergies and strategic benefits anticipated to result from the merger, including the amount, timing and achievability of those synergies and benefits, provided to or discussed with Banc of America Securities by the management of JDS Uniphase, that those adjustments and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of JDS Uniphase;

     - that in the course of obtaining the necessary regulatory or third party approvals for the merger, no limitations, restrictions or conditions would be imposed that would have a material adverse effect on JDS Uniphase, SDL or the contemplated benefits to JDS Uniphase of the merger; and

     - that the merger would be treated as a tax-free reorganization or exchange or both under the Internal Revenue Code of 1986, as amended.

     In addition, for purposes of its opinion, Banc of America Securities:

     - relied on advice of counsel and independent accountants to JDS Uniphase as to all legal and financial reporting matters with respect to JDS Uniphase, the merger and the merger agreement; and

     - did not make or receive any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of JDS Uniphase or SDL.

     JDS Uniphase imposed no other instructions or limitations on Banc of America Securities with respect to the investigations made or the procedures followed by it in rendering its opinion. Banc of America Securities' opinion was based on economic, market and other conditions in effect on, and the information made available to it as of, the date of the opinion.

     Banc of America Securities' opinion and related financial presentation to the JDS Uniphase board of directors was only one of many factors taken into consideration by the JDS Uniphase board of directors in making its determination to approve, and to recommend that JDS Uniphase stockholders approve, the merger and the merger agreement. Although subsequent developments may affect the opinion of Banc of America Securities, Banc of America Securities does not have any obligation to update, revise or reaffirm its opinion.

     The following description is merely a summary of the analyses and examinations that Banc of America Securities considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Banc of America Securities. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary below must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, would create an incomplete view of the process underlying its analyses and opinion presented to the JDS Uniphase board of directors. Banc of America Securities did not assign any specific weight to any of the analyses described below. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described below should not be interpreted as Banc of America Securities' view of the actual value of either JDS Uniphase or SDL.

     In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of JDS Uniphase and SDL. No company or transaction used in the analyses as a comparison is identical to JDS Uniphase, SDL or the merger. Accordingly, an analysis of the following results is not mathematical. Rather, it involves complex consideration and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or purchase price of the companies to which JDS Uniphase, SDL and the merger are being compared. The analyses performed by Banc of America Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by the analyses. The analyses were prepared solely as part of Banc of America Securities' analysis of the financial fairness of the exchange ratio provided for in the merger and were provided to the JDS Uniphase board of directors in connection with the delivery of Banc of America Securities' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

     In the past, Banc of America Securities or its affiliates have provided financial advisory and financing services for JDS Uniphase and have received fees for the rendering of these services. Banc of America Securities and its affiliates beneficially own approximately 2.7% of SDL common stock. In the ordinary course of business, Banc of America Securities and its affiliates may actively trade the debt and equity securities of JDS Uniphase and SDL for their own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     JDS Uniphase has agreed to pay Banc of America Securities for its financial advisory services upon completion of the merger an aggregate fee of $17.5 million. JDS Uniphase also has agreed to reimburse Banc of America Securities for its reasonable out-of-pocket expenses. In addition, JDS Uniphase has agreed to indemnify Banc of America Securities, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against liabilities, including liabilities under the federal securities laws.

     FINANCIAL ANALYSES. The following is a summary of the material financial analyses jointly presented by CIBC World Markets and Banc of America Securities to the JDS Uniphase board of directors on July 9, 2000 in connection with CIBC World Markets' and Banc of America Securities' separate opinions, each dated July 9, 2000, addressed to the JDS Uniphase board of directors. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND CIBC WORLD MARKETS' AND BANC OF AMERICA SECURITIES' FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CIBC WORLD MARKETS' AND BANC OF AMERICA SECURITIES' FINANCIAL ANALYSES.

Selected Companies Analyses.

     SDL. CIBC World Markets and Banc of America Securities compared financial and stock market information for SDL and the following seven selected publicly held companies in the optical communications industry:

     - Avanex Corporation

     - Bookham Technology plc

     - Corning Incorporated

     - Finisar Corporation

     - MRV Communications, Inc.

     - New Focus, Inc.

     - JDS Uniphase

     CIBC World Markets and Banc of America Securities reviewed enterprise values, calculated as equity value, plus debt, minority interest and preferred stock, less cash and cash equivalents, of SDL and the selected companies as a multiple of calendar years 2000 and 2001 estimated revenues. CIBC World Markets and Banc of America Securities also reviewed equity values as a multiple of calendar years 2000 and 2001 net income. All multiples were based on closing stock prices on July 7, 2000. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. Estimated financial data for SDL were based on publicly available research analysts' estimates, referred to as the street case, and adjustments to the street case prepared by the management of JDS Uniphase, referred to as the adjusted street case.

     CIBC World Markets and Banc of America Securities then applied a range of selected multiples of calendar years 2000 and 2001 estimated revenues and net income derived from the selected companies to corresponding financial data of SDL, both before and after taking into account potential synergies anticipated by the management of JDS Uniphase to result from the merger. This analysis indicated the following implied per share equity reference ranges for SDL, as compared to the equity value for SDL implied by the exchange ratio based on the closing price of JDS Uniphase common stock on July 7, 2000:

                                                                LOW       HIGH
                                                              -------   ---------
IMPLIED SDL EQUITY REFERENCE RANGE PER SHARE BASED ON STREET
  CASE:
  Without Synergies.........................................  $213.53   $  637.82
  With Potential Synergies..................................  $241.83   $  979.60
IMPLIED SDL EQUITY REFERENCE RANGE PER SHARE BASED ON
  ADJUSTED STREET CASE:
  Without Synergies.........................................  $275.31   $  824.34
  With Potential Synergies..................................  $303.61   $1,166.12
IMPLIED SDL EQUITY VALUE PER SHARE BASED ON THE EXCHANGE
  RATIO AND CLOSING PRICE OF JDS UNIPHASE COMMON STOCK ON
  JULY 7, 2000..............................................              $441.51

     JDS Uniphase. CIBC World Markets and Banc of America Securities also compared financial and stock market information for JDS Uniphase and the selected companies listed above, excluding JDS Uniphase and including SDL. CIBC World Markets and Banc of America Securities then applied a range of selected multiples of calendar years 2000 and 2001 estimated revenues and net income derived from the selected companies, excluding JDS Uniphase and including SDL, to corresponding financial data of JDS Uniphase. All multiples were based on closing stock prices on July 7, 2000. Estimated financial data for the selected companies and JDS Uniphase were based on publicly available research analysts' estimates.

This analysis indicated the following implied per share equity reference range for JDS Uniphase, as compared to the closing price of JDS Uniphase common stock on July 7, 2000:

           IMPLIED PER SHARE               PER SHARE CLOSING PRICE OF JDS UNIPHASE
EQUITY REFERENCE RANGE FOR JDS UNIPHASE         COMMON STOCK ON JULY 7, 2000
---------------------------------------    ---------------------------------------
           $91.79 to $275.09                               $116.19

Selected Transactions Analysis.

     CIBC World Markets and Banc of America Securities reviewed the purchase prices and implied transaction multiples in the following 18 selected transactions in the optical communications industry:

            ACQUIROR                                           TARGET
            --------                                           ------
  - Sycamore Networks, Inc.              Sirocco Systems, Inc.
  - Lucent Technologies Inc.             Chromatis Networks Inc.
  - SDL                                  Photonic Integration Research, Inc.
  - Cisco Systems, Inc.                  ArrowPoint Communications, Inc.
  - Nortel Networks Corporation          CoreTek, Inc.
  - Nortel Networks Corporation          Xros, Inc.
  - Corning Incorporated                 NetOptix Corporation
  - Lucent Technologies Inc.             Ortel Corporation
  - JDS Uniphase                         E-TEK Dynamics, Inc.
  - Cisco Systems, Inc.                  Pirelli S.p.A.'s Optical Systems Division
  - Nortel Networks Corporation          Qtera Corporation
  - Corning Incorporated                 Siemens AG's Optical Cable and Hardware Businesses
  - Redback Networks Inc.                Siara Systems, Inc.
  - Corning Incorporated                 Oak Industries, Inc.
  - JDS Uniphase                         Optical Coating Laboratory, Inc.
  - Cisco Systems, Inc.                  Cerent Corporation
  - Lucent Technologies Inc.             Excel Switching Corporation
  - Uniphase Corporation                 JDS FITEL Inc.

     CIBC World Markets and Banc of America Securities reviewed enterprise values in the selected transactions as a multiple of latest 12 months revenue, and also reviewed equity values as a multiple of latest 12 months net income. All multiples were based on publicly available information at the time of announcement of the relevant transaction. CIBC World Markets and Banc of America Securities then applied a range of selected multiples of latest 12 months revenue and net income derived from the selected transactions to corresponding financial data of SDL. This analysis indicated the following implied per share equity reference range for SDL, as compared to the equity value for SDL implied by the exchange ratio based on the closing price of JDS Uniphase common stock on July 7, 2000:

                           PER SHARE EQUITY VALUE FOR SDL IMPLIED BY
IMPLIED PER SHARE EQUITY   EXCHANGE RATIO BASED ON CLOSING PRICE OF
REFERENCE RANGE FOR SDL    JDS UNIPHASE COMMON STOCK ON JULY 7, 2000
------------------------   -----------------------------------------
   $14.64 to $637.25                        $441.51

Premiums Paid Analysis.

     CIBC World Markets and Banc of America Securities reviewed the purchase prices and implied premiums payable in 95 selected transactions in the technology industry announced between January 13, 1999 and June 29, 2000. For each of the selected transactions, CIBC World Markets and Banc of America Securities reviewed, among other things, the premium implied in each transaction based on the target company's average stock price for the one day, one-week and four-week periods prior to public announcement of the transaction. CIBC World Markets and Banc of America Securities then applied a range of selected premiums derived from the selected transactions to the average stock prices of SDL common stock for corresponding periods prior to July 7, 2000, which is the last trading day prior to public announcement of the merger. This analysis indicated the following implied per share equity reference range for SDL, as compared to the equity value for SDL implied by the exchange ratio based on the closing price of JDS Uniphase common stock on July 7, 2000:

                                   PER SHARE EQUITY VALUE FOR SDL IMPLIED BY
   IMPLIED PER SHARE EQUITY        EXCHANGE RATIO BASED ON CLOSING PRICE OF
    REFERENCE RANGE FOR SDL        JDS UNIPHASE COMMON STOCK ON JULY 7, 2000
   ------------------------        -----------------------------------------
 $265.25 to $669.50                                 $441.51

Pro Forma Merger Analysis.

     CIBC World Markets and Banc of America Securities analyzed the potential pro forma effect of the merger on JDS Uniphase's estimated earnings per share, commonly referred to as EPS, on both a calendar year and a fiscal year basis for 2001, after taking into account the potential synergies anticipated by the management of JDS Uniphase to result from the merger. Estimated financial data for JDS Uniphase were based on publicly available research analysts' estimates. Estimated financial data for SDL were based on the street case and the adjusted street case. This analysis indicated that the merger would be dilutive to JDS Uniphase's estimated EPS based on the street case for SDL, and accretive to JDS Uniphase's estimated EPS based on the adjusted street case for SDL, in calendar and fiscal years 2001.

Contribution Analysis.

     CIBC World Markets and Banc of America Securities performed a contribution analysis, based on publicly available research analysts' estimates for JDS Uniphase and the street case and the adjusted street case for SDL, comparing the relative contributions of JDS Uniphase and SDL to the calendar years 2000 and 2001 estimated revenues, earnings before interest and taxes, commonly referred to as EBIT, and net income of the combined company. Based on the exchange ratio, this analysis indicated implied percentage contribution reference ranges of approximately 82.3% to 83.1% for JDS Uniphase and approximately 16.9% to 17.7% for SDL based on the street case for SDL, and implied percentage contribution reference ranges of approximately 78.9% to 79.2% for JDS Uniphase and approximately 20.8% to 21.1% for SDL based on the adjusted street case for SDL, as compared to the pro forma equity ownership of JDS Uniphase's stockholders of approximately 74.6% and of SDL's stockholders of approximately 25.4% in the combined company immediately upon consummation of the merger.

Other Factors.

     In rendering their opinions, CIBC World Markets and Banc of America Securities also reviewed and considered other factors, including:

     - selected research analysts' reports for JDS Uniphase and SDL, including stock price and EPS estimates of these analysts;

     - historical market prices and trading volumes for JDS Uniphase and SDL common stock;

     - the relationship between movements in JDS Uniphase common stock, SDL common stock, movements in the common stock of the selected optical communications companies and movements in the Nasdaq Composite Index; and

     - historical exchange ratios for JDS common stock and SDL common stock based on the daily closing prices of JDS Uniphase common stock and SDL common stock for the three months, six months, nine months and 12 months preceding July 7, 2000.

INTERESTS OF MANAGEMENT AND DIRECTORS OF SDL IN THE MERGER

     In considering the recommendation of the SDL board of directors, SDL stockholders should be aware that specific members of SDL's management and of the SDL board of directors have interests in the merger that are different from, or in addition to, the interests of the SDL stockholders generally. The members of the SDL board of directors knew about these additional interests, and considered them, when they approved the merger agreement.

     INDEMNIFICATION AND DIRECTORS' AND OFFICERS' INSURANCE. The merger agreement provides that JDS Uniphase will, following the merger, indemnify each current and former director and officer of SDL or any of its subsidiaries to the extent provided in SDL's current by-laws.

     The merger agreement further provides that, for a period of six years following the merger, JDS Uniphase will cause to be maintained in effect the current officers and directors insurance policies, provided that JDS Uniphase will not be required to spend more than 200% of SDL's current annual premiums for that insurance. This insurance will provide coverage no less than those of the policies in effect on the date of the merger agreement or the greatest coverage purchasable for an amount equal to 200% of SDL's current annual premiums.


     DIRECTOR SEAT. JDS Uniphase has agreed to cause Dr. Donald Scifres, SDL's current Chief Executive Officer and Chairman of the Board, to be appointed to JDS Uniphase's board of directors as Co-Chairman of the Board.



     NON-EMPLOYEE DIRECTORS' STOCK OPTIONS. Pursuant to the terms of SDL's 1995 stock option plan, approximately 14,000 unvested options to purchase SDL common stock held by the four non-employee directors of SDL (3,500 unvested options per director) will become fully vested and immediately exercisable upon SDL stockholder approval of the merger agreement and all options held by non-employee directors will remain exercisable for the remainder of their terms.


     TRANSITION AGREEMENTS; EMPLOYMENT ARRANGEMENTS. In connection with the signing of the merger agreement, JDS Uniphase entered into transition agreements with the following SDL executives: Dr. Scifres; Gregory P. Dougherty, current Chief Operating Officer; David F. Welch, current Vice President, Corporate Development and Chief Technology Officer; Michael L. Foster, current Chief Financial Officer and Vice President of Finance; and Della Bynum, current Vice President of Human Resources. These transition agreements amended the executives' existing employment agreements and change of control agreements and are effective upon the completion of the merger.

     Donald R. Scifres, Ph.D. Pursuant to the transition agreement between Dr. Scifres and JDS Uniphase, promptly after the completion of the merger Dr. Scifres will receive an initial cash payment in the amount of $75 million. This payment represents the combination of (1) a signing bonus and (2) consideration for Dr. Scifres' agreement (a) to amend his change of control agreement to forego his right to cause his options to acquire SDL common stock to accelerate upon the change of control effected by the merger with JDS Uniphase and (b) to enter into non-compete and non-solicitation covenants with JDS Uniphase. These non-compete and non-solicitation covenants prohibit Dr. Scifres from competing with JDS Uniphase or soliciting employees of JDS Uniphase for one year after the completion of the merger. Also, under the transition agreement JDS Uniphase has agreed to the appointment of Dr. Scifres as Co-Chairman of the Board of JDS Uniphase and that Dr. Scifres will hold a senior management position with JDS Uniphase.

     Dr. Scifres' compensation package following the merger will consist of three elements. First, he will receive an annual base salary of $300,000, to be reviewed annually. Second, he will receive an annual cash bonus in an amount equal to 0% to 200% of his target bonus. His target bonus is 60% of his base salary. Finally, JDS Uniphase will grant Dr. Scifres 200,000 JDS Uniphase stock options at an exercise price equal to the fair market value on the date of grant. Each option will be exercisable for 10 years. The initial grant of JDS Uniphase options will vest 50% after the first year from grant and 100% after the second year from grant. Future grants of JDS options must be consistent with SDL past practices, or if more favorable, with grants to similarly-situated executives of JDS.

     Pursuant to Dr. Scifres' employment agreement and change of control agreement, as amended by the transition agreement, if, within four years after a change of control, Dr. Scifres is terminated without cause or for good reason, as those terms are defined in the change of control agreement, Dr. Scifres will be entitled to the following benefits:

     - a payment of all accrued compensation, which is an amount including all amounts earned or accrued through the termination date but not paid as of the termination date, including (1) base salary, (2) reimbursement for reasonable and necessary expenses incurred on behalf of the company during the period ending on the termination date, (3) vacation pay and
       (4) bonuses and incentive compensation;

     - a payment, as severance pay, of an amount equal to two times the sum of
       (1) Dr. Scifres' annual base salary at the rate in effect on the termination date, including all deferred compensation, and (2) the greater of (a) the annual bonus paid or payable to Dr. Scifres during the two fiscal years ended prior to termination and (b) 12 times 5% of his then current base salary; a payment of all accrued compensation, which is an amount including all amounts earned or accrued through the termination date but not paid as of the termination date, including (1) base salary,
       (2) reimbursement for reasonable and necessary expenses incurred on behalf of SDL during the period ending on the termination date, (3) vacation pay and (4) bonuses and incentive compensation;

     - a payment, under the employment agreement, of an amount equal to Dr. Scifres' annual base salary at the rate in effect on the termination date; and twelve monthly payments equal to 4.1666% of his annual base salary at the rate in effect on the termination date, subject to reduction upon Dr. Scifres' commencing employment which permits him to obtain comparable group health, disability and life insurance benefits;

     - 24 months of medical, disability, and life-insurance coverage; and

     - the lapse of all restrictions on any outstanding equity incentive awards, including stock options and restricted stock, which awards will become 100% vested, and in the case of stock options, immediately exercisable.

     In the event that any payments under the transition agreement or otherwise result in Dr. Scifres being subject to the golden parachute excise tax under
Section 4999 of the Internal Revenue Code, JDS Uniphase will make an additional cash payment so that Dr. Scifres will be in the same after-tax position as if no excise tax had been imposed. The total amount of such payments is estimated to be $44 million. In addition, in the event of any dispute over Dr. Scifres' employment arrangements, not brought in bad faith, JDS Uniphase will reimburse Dr. Scifres for attorneys' fees and expenses.

     Dr. Scifres' transition agreement provides for changes in the definition of "Good Reason" in Dr. Scifres' existing change of control agreement. The definition in the change of control agreement has been modified by the addition of the following provisions:

     - the initial changes in Dr. Scifres' role, title and/or duties to be effected by JDS Uniphase immediately following completion of the merger do not constitute good reason;

     - a change of control of JDS Uniphase or a subsequent change of control of SDL constitutes good reason;

     - a material breach by JDS Uniphase of the transition agreement constitutes good reason;

     - a failure by JDS Uniphase to re-appoint Dr. Scifres to positions on the boards of either JDS Uniphase or SDL constitutes good reason;

     - a change in Dr. Scifres' reporting structure constitutes good reason.

     In addition to these modifications, Dr. Scifres' existing change of control agreement provided that the following events or conditions constitute "Good Reason":

     - a change in Dr. Scifres' status, title, position or responsibilities which represents a material and adverse change from Dr. Scifres' status, title, position or responsibilities as in effect immediately prior to such change; the assignment to Dr. Scifres of any duties or responsibilities which are substantially inconsistent with Dr. Scifres' status, title, position or responsibilities prior to such assignment; or any removal of Dr. Scifres from or failure to reappoint or reelect Dr. Scifres to any of those offices or positions, except in connection with the termination of Dr. Scifres' employment for disability, cause, as a result of Dr. Scifres' death or by Dr. Scifres other than for good reason (each of those terms is defined in the change of control agreement);

     - a reduction in Dr. Scifres' base salary;

     - the requirement by SDL that Dr. Scifres be based at any place which results in Dr. Scifres having to commute more than 25 miles from his residence, except for reasonably required travel on Dr. Scifres' business which is not materially greater than such travel requirements prior to the change in control;

     - a material reduction by SDL in the kind or level of employee benefits, other than salary, to which Dr. Scifres is entitled at any time within 90 days preceding the date of a change of control, or at any time after a change of control, other than any such reduction which is part of, and generally consistent with, a general reduction applicable to officers of SDL;

     - any material breach by SDL of any provision of the change of control agreement or any employment agreement between SDL and Dr. Scifres; and

     - the failure of SDL to obtain an agreement from any successors and assigns to assume and agree to perform the change of control agreement.

     In the event of Dr. Scifres' termination, the transition agreement provides for certain changes to his existing stock options. If Dr. Scifres is terminated without cause or if he terminates with good reason, each as defined in the change of control agreement and as modified by the transition agreement, or in the event of his death, disability or retirement at or after the age 55, then all unvested stock options will become fully exercisable. If Dr. Scifres is terminated for any reason or for no reason, all vested stock options remain exercisable for their normal remaining life.

     Other Executives. Pursuant to the transition agreements between each of Mr. Dougherty, Dr. Welch, Mr. Foster and Ms. Bynum and JDS Uniphase, promptly after the completion of the merger, these executives will receive an initial cash payment in the amounts set forth below. This payment represents the combination of (1) a signing bonus and (2) consideration for the executives' agreement (a) to amend their change of control agreements to forego their right to cause their options to acquire SDL common stock to accelerate upon the change of control effected by the merger with JDS Uniphase, and (b) to enter into non-compete and non-solicitation covenants. These non-compete and non-solicitation covenants prohibit the executive from competing with JDS Uniphase or soliciting employees of JDS Uniphase for one year after the completion of the merger. The transition agreements provide that Mr. Dougherty will be Executive Vice President of JDS Uniphase, that Dr. Welch will be Senior Vice President of JDS Uniphase, Technology Integration and Business Development, that Mr. Foster will be Vice President of Finance of JDS Uniphase and that Ms. Bynum will be Vice President of Human Resources of SDL.

     The terms of the executives' compensation packages are similar to that described above as awarded to Dr. Scifres. However, the amount of payments to the executives are as follows:

                                            ADDITIONAL CASH       TARGET BONUS        JDS UNIPHASE
                             BASE SALARY        PAYMENT        (% OF BASE SALARY)    INITIAL OPTIONS
                             -----------    ---------------    ------------------    ---------------
Dougherty..................   $300,000        $75 million         50% of Base            135,000
Welch......................   $220,000        $40 million         50% of Base             80,000
Foster.....................   $200,000        $20 million         40% of Base             60,000
Bynum......................   $175,000        $ 5 million         40% of Base             20,000

     Pursuant to the executives' employment agreements and change of control agreements, as amended by their transition agreements, if, within 12 months after a change of control for Dr. Welch, Mr. Foster and Ms. Bynum, and within 18 months after a change of control for Mr. Dougherty, any of these executives is terminated without cause or for good reason as those terms are defined in the change of control agreement, that executive will be entitled to the following:

     - a payment of all accrued compensation, which is an amount including all amounts earned or accrued through the termination date but not paid as of the termination date, including (1) base salary, (2) reimbursement for reasonable and necessary expenses incurred on behalf of the company during the period ending on the termination date, (3) vacation pay and
       (4) bonuses and incentive compensation;

     - for Mr. Dougherty only, a payment, as severance pay, of an amount equal to the sum of (1) Mr. Dougherty's annual base salary at the rate in effect on the termination date, including all deferred compensation and
       (2) the greater of (a) the average annual bonus paid or payable to Mr. Dougherty during the two fiscal years ended prior to termination, and (b) 12 times 4.1667% of his then current base salary;

     - for Dr. Welch only, a payment, as severance pay, of an amount equal to the sum of (1) Dr. Welch's annual base salary at the rate in effect on the termination date, including all deferred compensation and (2) the greater of (a) the average annual bonus paid or payable to Dr. Welch during the two fiscal years ended prior to termination and (b) 12 times 2.0833% of his then current base salary;

     - for Mr. Foster and Ms. Bynum only, a payment, as severance pay, of an amount equal to the sum of (1) the executive's annual base salary at the rate in effect on the termination date, including all deferred compensation, and (2) the average annual bonus paid or payable to the executive during the two fiscal years ended prior to termination;

     - 12 months of medical, disability, and life-insurance coverage;

     - the lapse of all restrictions on any outstanding equity incentive awards, including stock options and restricted stock, which awards will become 100% vested, and in the case of stock options, immediately exercisable; and

     - for Mr. Dougherty only, if termination occurs prior to the fifth anniversary of his employment, a forgiveness of $200,000 of his housing assistance loan from SDL, in which case SDL will purchase his residence within one year of the termination at the higher of either (1) the original purchase price paid by Mr. Dougherty and (2) the appraised value of the residence at the date of termination.

     In the event that any payments under the transition agreement or otherwise results in the executive being subject to the parachute excise tax under Section 4999 of the Internal Revenue Code, JDS Uniphase will make an additional cash payment so that the executive will be in the same after-tax position as if no excise tax had been imposed. The total amount of such payments is estimated to be $89 million. In the event of any dispute over the executive's employment arrangements, not brought in bad faith, JDS Uniphase will reimburse the executive for attorneys' fees and expenses.

     The executives' transition agreements also provided for changes in the definition of "Good Reason." The definitions in the change of control agreements have been modified by the addition of the following provisions:

     - the initial changes in the executive's role, title and/or duties to be effected by JDS Uniphase immediately following completion of the merger do not constitute good reason;

     - a change of control of JDS Uniphase or a subsequent change of control of SDL constitutes good reason;

     - a material breach by JDS Uniphase of the transition agreement constitutes good reason; and

     - a change in reporting structure.

     In addition to these modifications, the executives' existing change of control agreements provided that the following events or conditions constitute "Good Reason":

     - for each of Dr. Welch, Mr. Foster and Ms. Bynum, a change, without the executive's express written consent, in the executive's status, title, position or responsibilities which represents a material and adverse change from the executive's status, title, position or responsibilities as in effect immediately prior to such change; the assignment to the executive, without his or her express written consent, of any duties or responsibilities which are substantially inconsistent with the executive's status, title, position or responsibilities prior to such assignment; or any removal of the executive from or failure to reappoint or reelect the executive to any of those offices or positions, except in connection with the termination of the executive's employment for disability, cause, as a result of the executive's death or by the executive other than for good reason (each of those terms is defined in the change of control agreements);

     - for Mr. Dougherty, a change in his status, title, position or responsibilities which represents a material and adverse change from his status, title, position or responsibilities as in effect immediately prior to such change; the assignment to Mr. Dougherty of any duties or responsibilities which are substantially inconsistent with Mr. Dougherty's status, title, position or responsibilities prior to such assignment; or any removal of Mr. Dougherty from or failure to reappoint or reelect Mr. Dougherty to any of those offices or positions, except in connection with the termination of Mr. Dougherty's employment for disability, cause, as a result of Mr. Dougherty's death or by Mr. Dougherty other than for good reason (each of those terms is defined in his change of control agreement);

     - a material reduction in the executive's base salary, other than any such reduction which is part of, and generally consistent with, a general reduction of officer salaries;

     - the requirement by SDL that the executive be based at any place outside
       (1) a 60-mile radius from San Jose, California, for Dr. Welch, Mr. Foster and Ms. Bynum, and (2) a 30-mile radius from San Jose, California, for Mr. Dougherty, except for reasonably required travel on SDL's business which is not materially greater than such travel requirements prior to the change of control;

     - a material reduction by SDL in the kind or level of employee benefits, other than salary, to which the executive is entitled at any time within 90 days preceding the date of a change of control or at any time thereafter, other than any such reduction which is part of, and generally consistent with, a general reduction applicable to officers of SDL;

     - any material breach by SDL of any provision of the change of control agreement or the employment agreement between SDL and the executive; and

     - the failure of SDL to obtain an agreement from any successors and assigns to assume and agree to perform the change of control agreement.

     In the event of the executive's termination, the transition agreement sets forth subsequent changes to his or her existing SDL stock options. If the executive is terminated without cause or if he or she terminates for good reason, each as defined in the change in control agreement and as modified by the transition agreement, or in the event of the executive's death, disability or retirement at or after the age 55, then all unvested stock options become fully exercisable. If the executive is terminated for any reason or for no reason, all vested stock options remain exercisable for their normal remaining life.


     STOCK OPTION GRANTS TO SDL EXECUTIVES AND OTHER EMPLOYEES. The merger agreement permits SDL to issue additional options to its employees prior to the closing of the merger to purchase up to that number of shares of SDL common stock as was authorized for issuance under the SDL stock option plans in effect on the date of the merger agreement. On October 31, 2000, the compensation committee of the board of directors of SDL granted additional stock options to some eligible SDL employees under the 1995 stock option plan. According to SDL's ordinary past practice, these stock option grants would have been made in January or April of 2001. In the aggregate, options to purchase a total of 2,093,891 were awarded in October, which includes the following options to the five senior officers described above: 200,000 to Dr. Scifres, 80,000 to Dr. Welch, 60,000 to Mr. Foster, 135,000 to Mr. Dougherty and 20,000 to Ms. Bynum. The exercise price for each of these options is $259.25, which represents the fair market value of the underlying shares of SDL common stock on the date of grant. As with other options granted under the 1995 stock option plan, these options will vest 25% per year over four years. For a description of the effects of the merger on SDL's outstanding stock options, see "-- The Merger Agreement -- Treatment of SDL Stock Options."


COMPLETION AND EFFECTIVENESS OF THE MERGER

     JDS Uniphase and SDL will complete the merger when all of the conditions to completion of the merger are satisfied or waived, including adoption of the merger agreement by the stockholders of SDL and approval of the issuance of JDS Uniphase common stock in the merger by the stockholders of JDS Uniphase. The merger will become effective on the filing of a certificate of merger with the State of Delaware.

     JDS Uniphase and SDL are working towards completing the merger as quickly as possible.

STRUCTURE OF THE MERGER AND CONVERSION OF SDL COMMON STOCK

     In accordance with the merger agreement and Delaware law, K2 Acquisition will merge with and into SDL. As a result of the merger, the separate corporate existence of K2 Acquisition will cease and SDL will survive the merger as a wholly owned subsidiary of JDS Uniphase.

     Upon completion of the merger, each outstanding share of SDL common stock, other than shares held by JDS Uniphase and its subsidiaries, will be converted into the right to receive 3.8 fully paid and nonassessable shares of JDS Uniphase common stock. The number of shares of JDS Uniphase common stock issuable in the merger will be proportionately adjusted for any stock split, reverse stock split, stock dividend, recapitalization, redenomination of share capital or other similar transactions with respect to SDL common stock or JDS Uniphase common stock that takes place between the date of the merger agreement and the completion of the merger.

     No certificate or scrip representing fractional shares of JDS Uniphase common stock will be issued in connection with the merger. Instead of a fraction of a share you will receive cash, without interest, equal to the product of the fraction and the average closing prices for a share of JDS Uniphase common stock for the five trading days before the effective time of the merger.

EXCHANGE OF SDL STOCK CERTIFICATES FOR JDS UNIPHASE STOCK CERTIFICATES

     When the merger is completed, JDS Uniphase's exchange agent will mail you a letter of transmittal and instructions for surrendering your SDL stock certificates in exchange for JDS Uniphase stock certificates. When you deliver your SDL stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your SDL stock certificates will be canceled and you will receive JDS Uniphase stock certificates representing the number of full shares of JDS Uniphase common stock to which you are entitled under the merger agreement. You will receive payment in cash, without interest, instead of any fractional shares of JDS Uniphase common stock which you would otherwise have received.

     SDL STOCKHOLDERS SHOULD NOT SUBMIT SDL STOCK CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL SDL STOCKHOLDERS RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     SDL stockholders are not entitled to receive any dividends or other distributions on JDS Uniphase common stock until the merger is completed and SDL stockholders have surrendered SDL stock certificates in exchange for JDS Uniphase stock certificates.

     If there is any dividend or other distribution on JDS Uniphase common stock with a record date after the merger and a payment date prior to the date you surrender your SDL stock certificates in exchange for JDS Uniphase stock certificates, promptly after your shares of JDS Uniphase common stock are issued you will receive the distribution or dividend on those shares. If there is any dividend or other distribution on JDS Uniphase common stock with a record date after the merger and a payment date after the date you surrender your SDL stock certificates in exchange for JDS Uniphase stock certificates, you will receive the distribution or dividend on your shares promptly after the payment date.

     JDS Uniphase will only issue a JDS Uniphase stock certificate or a check in lieu of a fractional share in a different name than the name in which a surrendered SDL stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER

     In the opinion of Morrison & Foerster LLP and Sullivan & Cromwell, the following are the material United States federal income tax considerations of the merger generally applicable to SDL stockholders, JDS Uniphase, SDL and K2 Acquisition, Inc. These opinions and the following discussion are based on and subject to the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated under the Code, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the discussion. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

     - stockholders who are not United States persons;

     - financial institutions;

     - tax-exempt organizations;

     - insurance companies;

     - dealers in securities;

     - traders in securities that elect to use a mark-to-market method of accounting;

     - stockholders who acquired their shares of SDL common stock pursuant to the exercise of options or similar derivative securities, through a tax-qualified retirement plan or otherwise as compensation; and

     - stockholders who hold their shares of SDL common stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction.

This discussion assumes you hold your shares of SDL common stock as capital assets within the meaning of Section 1221 of the Code.

     It is intended that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by JDS Uniphase, SDL or K2 Acquisition, Inc. solely as a result of the merger. JDS Uniphase's and SDL's obligations to complete the merger are conditioned on, among other things, JDS Uniphase's receipt of an opinion from Morrison & Foerster LLP and SDL's receipt of an opinion from Sullivan & Cromwell, in each case to the effect that the merger will be treated for federal income tax purposes as a reorganization under
Section 368(a) of the Code and that each of JDS Uniphase, SDL and K2 Acquisition, Inc. will be a "party to a reorganization" within the meaning of
Section 368(b) of the Code, which opinions shall not have been withdrawn or modified in any material respect as of the effective time of the merger. The opinions of counsel will be based on then-existing law, will assume the absence of changes in existing facts and will rely on customary assumptions and representations contained in certificates executed by officers of JDS Uniphase and SDL dated on or before the completion of the merger, which shall not have been withdrawn or modified in any material respect as of the effective time of the merger. The opinions neither bind the Internal Revenue Service (the "IRS") nor preclude the IRS from adopting a contrary position, and it is possible that the IRS may successfully assert a contrary position in litigation or other proceedings. Neither JDS Uniphase nor SDL intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

     In the opinion of Morrison & Foerster LLP and the opinion of Sullivan & Cromwell, assuming that the merger is consummated in accordance with the terms of the merger agreement and as described in this proxy statement-prospectus and that the assumptions and representations described in the preceding paragraph are true and complete as of the effective time of the merger, the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code and JDS Uniphase, SDL and K2 Acquisition, Inc. will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code. The following discussion assumes that the merger will be treated accordingly.

     Tax Implications to SDL Stockholders. If you are a holder of SDL common stock, your exchange of SDL common stock for JDS Uniphase common stock in the merger will have the following tax consequences to you:

     - Except as discussed below with respect to fractional shares, you will not recognize gain or loss for United States federal income tax purposes when you exchange your SDL common stock for JDS Uniphase common stock pursuant to the merger.

     - The aggregate tax basis of the JDS Uniphase common stock you receive as a result of the merger will be the same as your aggregate tax basis in the SDL common stock you surrender in exchange for the JDS Uniphase common stock, reduced by any amount of such tax basis that is allocable to a fractional share interest in SDL common stock for which you receive cash instead of a fractional share of JDS Uniphase common stock.

     - The holding period of the JDS Uniphase common stock you receive as a result of the exchange will include the holding period of the SDL common stock you exchange in the merger.

     - If you receive cash in the merger instead of a fractional share interest in JDS Uniphase common stock, you will be treated as having received the cash in redemption of the fractional share interest. Assuming that, immediately after the merger, you hold a minimal interest in JDS Uniphase, you exercise no control over JDS Uniphase and, as a result of the deemed redemption and after giving effect to certain constructive ownership rules, you experience an actual reduction in your interest in JDS Uniphase, you will recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Otherwise, the cash payment may be taxable to you as a dividend. Any capital gain or loss will be long-term capital gain or loss if you have held your shares of SDL common stock for more than one year at the time the merger is completed. Long-term capital gain of a non-corporate U.S. shareholder is generally subject to a maximum tax rate of 20%.

     Tax Implications to JDS Uniphase, SDL and K2 Acquisition, Inc. None of JDS Uniphase, SDL or K2 Acquisition, Inc. will recognize gain or loss for United States federal income tax purposes solely as a result of the merger.

     THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

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

ACCOUNTING TREATMENT OF THE MERGER

     JDS Uniphase intends to account for the merger with SDL as the accounting acquirer in a purchase business combination for financial reporting and accounting purposes, under generally accepted accounting principles. After the merger, the results of operations of SDL will be included in the consolidated financial statement of JDS Uniphase.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents reportable transactions from being completed until statutory waiting periods expire or are terminated. During such waiting periods, the Antitrust Division of the Department of Justice or the Federal Trade Commission may request the parties to provide, voluntarily or otherwise, certain information relevant to their review. JDS Uniphase and SDL have made the required filings with the Department of Justice and the Federal Trade Commission and the applicable waiting periods have not yet expired. On August 24, 2000, JDS Uniphase and SDL received requests for additional information and other documentary material, commonly referred to as a second request, from the Antitrust Division of the U.S. Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. This request extends the waiting period for this transaction until 20 days after the parties' substantial compliance with the request, unless the parties and the Department of Justice agree on a different time period. JDS Uniphase and SDL intend to comply with all requests for information from any government entity.


     The merger is also subject to review under the Competition Act (Canada) and the German Competition Act which require JDS Uniphase and SDL to make pre-merger notification filings and to await the expiration or earlier termination of statutory waiting periods prior to completing the merger. By letter dated November 7, 2000, the German Federal Cartel Office informed JDS Uniphase and SDL that the merger was not prohibited under German law, and therefore may be completed. At the request of the United Kingdom Office of Fair Trading, or the OFT, JDS Uniphase has supplied information in order to allow the OFT to decide whether to refer the merger to the United Kingdom Competition Commission for a formal investigation. The OFT has not yet decided that question. JDS Uniphase and SDL have made or will make filings in other jurisdictions if filings in those jurisdictions are required. These foreign agencies may also request the parties to provide, voluntarily or otherwise, certain information relevant to their review. JDS Uniphase and SDL intend to make the required filings with these foreign agencies and intend to comply with all requests for such additional information.



     During or after the statutory waiting periods, and even after completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission and the OFT could challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. In Canada, the Commissioner of Competition appointed under the Competition Act (Canada), may challenge the merger at any time prior to or within three years of completion if the merger prevents or lessens, or is likely to prevent or lessen, competition substantially. Other foreign competition agencies with jurisdiction over the merger could also initiate action to challenge or block the merger. In the UK, unless a merger reference is made, the proposed merger may proceed. If the merger is closed and a merger reference to the UK Competition Commission is later made, the UK Secretary of State may, upon the advice of the UK Competition Commission as to whether the merger is in the public interest, require the merger to be unwound or require divestments or other remedies. If a merger reference is made before the merger is closed, it is unlawful for JDS Uniphase or its group or associated companies to acquire an interest in shares of SDL or its group or associated companies unless and until the UK Secretary of State determines that the transaction is compatible with UK competition law. In addition, in some jurisdictions a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. JDS Uniphase and SDL cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, JDS Uniphase and SDL will prevail.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF SDL AND JDS UNIPHASE


     The shares of JDS Uniphase common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of JDS Uniphase common stock issued to any person who is deemed to be an affiliate of either JDS Uniphase or SDL at the time of the SDL special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either JDS Uniphase or SDL and may include some of their officers and directors, as well as their principal stockholders. Some affiliates of SDL will enter into affiliate agreements in connection with the merger. See "Affiliate Agreements" on page 88. Affiliates may not sell their shares of JDS Uniphase common stock acquired in connection with the merger except under:


     - an effective registration statement under the Securities Act covering the resale of those shares;

     - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

     - any other applicable exemption under the Securities Act.

     JDS Uniphase's registration statement on Form S-4, of which this proxy statement-prospectus forms a part, does not cover the resale of shares of JDS Uniphase common stock to be received by affiliates in the merger.

LISTING ON THE NASDAQ NATIONAL MARKET OF JDS UNIPHASE COMMON STOCK TO BE ISSUED IN THE MERGER

     Under the merger agreement, JDS Uniphase shall cause the shares of JDS Uniphase common stock to be issued in the merger to be approved for listing on the Nasdaq National Market.

NO APPRAISAL RIGHTS

     Under Delaware corporate law, holders of SDL common stock are not entitled to appraisal rights in connection with the merger because, on the record date, SDL common stock was designated and quoted for trading on the Nasdaq National Market and will be converted into shares of JDS Uniphase common stock, which at the effective time of the merger will be listed on the Nasdaq National Market. Holders of JDS Uniphase common stock are also not entitled to appraisal rights in connection with the merger.

DIVIDEND POLICY

     JDS Uniphase has never paid a cash dividend on its common stock since its inception and does not anticipate paying any cash dividends in the foreseeable future. SDL has never paid a cash dividend on its common stock since its inception and does not anticipate paying any cash dividends in the foreseeable future.

THE MERGER AGREEMENT

     The following describes certain aspects of the proposed merger, including material provisions of the merger agreement. The following description of the merger agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Appendix A to this proxy statement-prospectus and is incorporated in this proxy statement-prospectus by reference. All JDS Uniphase stockholders and SDL stockholders are urged to read the merger agreement carefully and in its entirety.

     THE MERGER. At the closing of the merger, K2 Acquisition, Inc., a wholly owned subsidiary of JDS Uniphase, will merge with and into SDL. As a result of the merger, SDL will become a wholly owned subsidiary of JDS Uniphase. The merger is expected to be accounted for on a purchase basis for accounting and financial reporting purposes and is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     CLOSING AND EFFECTIVE TIME OF THE MERGER. The merger agreement provides that the closing will take place as soon as practicable but at least within three business days after the satisfaction or waiver of the

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

conditions to the merger contained in the merger agreement, other than those conditions that by their nature are to be fulfilled at the closing, but subject to the fulfillment or waiver of those conditions, unless some other time or date is agreed to by JDS Uniphase and SDL. As soon as practicable on the closing date, the parties will file a certificate of merger executed in accordance with the relevant provisions of Delaware law.

     CONVERSION OF SECURITIES. Each share of SDL common stock issued and outstanding immediately before the effective time of the merger will automatically convert into the right to receive 3.8 shares of JDS Uniphase common stock. JDS Uniphase will not issue any fractional shares. Instead of receiving a fractional share, SDL stockholders will receive with respect to any fractional share cash in an amount equal to the fractional share interest multiplied by the closing price on the Nasdaq National Market of the JDS Uniphase common stock averaged over the five trading days prior to the closing.

     REPRESENTATIONS AND WARRANTIES. JDS Uniphase and SDL each made a number of customary representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.

     The representations given by JDS Uniphase and SDL cover the following topics, among others, as they relate to each party and its subsidiaries:

     - corporate organization and its qualification to do business;

     - certificate of incorporation and bylaws;

     - capitalization;

     - authorization of the merger agreement;

     - that the transactions contemplated by the merger will not result in a violation of SDL's and JDS Uniphase's organizational documents, laws or contracts;

     - consents and regulatory approvals necessary to complete the merger;

     - permits and compliance with law;

     - filings and reports with the SEC and financial statements;

     - undisclosed liabilities;

     - the absence of material changes, events or effects;

     - litigation;

     - employee benefit plans and employment agreements;

     - material contracts;

     - environmental matters and applicable laws;

     - title to properties and absence of liens;

     - intellectual property;

     - taxes;

     - board actions approving the merger agreement and recommendation of approval by stockholders;

     - insurance coverage;

     - labor matters;

     - the opinions of each company's financial advisor or advisors; and

     - brokers.

     SDL also made a representation and warranty regarding the absence of antitakeover statutes and conflicting shareholder rights plans. The representations and warranties given by JDS Uniphase concerning K2 Acquisition relate to K2 Acquisition's corporate organization, organizational documents, capitalization, authorization and corporate status.

     The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled "Representations and Warranties of Company" and "Representations and Warranties of Parent and Merger Sub."

     SDL'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER. SDL agreed that until the earlier of the completion of the merger or the termination of the merger agreement, or unless JDS Uniphase consents in writing, SDL and its subsidiaries will operate their businesses in the ordinary course and use commercially reasonable efforts to preserve substantially intact their business organization and, to the extent reasonably determined desirable by SDL management, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees and others having significant business relations with SDL and its subsidiaries.

     SDL also agreed that until the earlier of the completion of the merger or the termination of the merger agreement or unless JDS Uniphase consents in writing, SDL and its subsidiaries would conduct their businesses in compliance with specific restrictions relating to, among other things, the following:

     - the modification of their organizational documents;

     - the issuance, sale or other disposition of securities, except for the issuance of shares of common stock upon exercise of outstanding stock options, the granting of options up to the number authorized for issuance under stock option plans on the date of the merger agreement and the issuance of common stock and options to acquire common stock in connection with a permitted acquisition as described below;

     - the disposition or sale of any business unit or any material portion of the assets of SDL or any of its subsidiaries;

     - the disclosure of intellectual property in the absence of a confidentiality agreement, except with respect to trademarks in the ordinary course of business;

     - the payment or authorization of dividends or other distributions;

     - the modification of its capital stock structure through reclassifications, splits, combinations or redemptions;

     - the acquisition of other entities or interests in other entities or assets other than acquisitions in the ordinary course and not connected to the acquisition of all or substantially all of a business and other than acquisitions involving consideration with a fair market value not in excess of specified individual or aggregate limits;

     - the incurrence of indebtedness or the making of loans except for certain categories of indebtedness and loans, in each case in the ordinary course of business;

     - any modification in the vesting period or other rights of options granted under SDL's stock option plans or any repricing or authorization of cash payments in exchange for options;

     - except in the ordinary course consistent with past practice, any increase in the compensation payable to SDL's officers or employees, any grant of severance or termination pay, any entering into employment or severance agreements or any amendment of existing employment arrangements or entering into new employment arrangements;

     - any material changes in accounting principles and procedures;

     - any agreement in writing to do any of the above things; and

     - any actions which would make SDL's representations and warranties materially untrue.

     The agreements related to the conduct of SDL's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the article of the merger agreement entitled "Conduct of Businesses Pending the Merger."

     JDS UNIPHASE'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER. JDS Uniphase agreed that until the earlier of the completion of the merger or the termination of the merger agreement or unless SDL consents in writing, JDS Uniphase and its subsidiaries would conduct their businesses in compliance with specific restrictions relating to, among other things, the following:

     - the issuance or authorization of dividends or other distributions;

     - material changes in accounting principles and procedures;

     - any actions inconsistent with appointing Dr. Donald Scifres as Co-Chairman of the JDS Uniphase board of directors as of the closing of the merger;

     - the acquisition of other entities or interests in other entities or assets other than acquisitions in the ordinary course and not connected to the acquisition of all or substantially all of a business and other than acquisitions involving consideration with a fair market value not in excess of specified individual or aggregate limits;

     - the issuance, sale or other disposition of securities, except for the issuance of shares of common stock upon exercise of outstanding stock options, the granting of options up to the number authorized for issuance under stock option plans on the date of the merger agreement, the issuance of common stock and options to acquire common stock in connection with a permitted acquisition as described above and the issuance of shares with net cash proceeds not in excess of $1 billion in the aggregate;

     - any agreement in writing to do any of the above things; and

     - any actions which would make JDS Uniphase's representations and warranties materially untrue.

     The agreements related to the conduct of JDS Uniphase's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the article of the merger agreement entitled "Conduct of Businesses Pending the Merger."

     NO OTHER NEGOTIATIONS INVOLVING SDL. Until the merger is completed or the merger agreement is terminated, SDL has agreed that neither it nor any of its subsidiaries will, directly or indirectly, through any representatives or otherwise:

     - initiate, solicit, encourage or otherwise facilitate any inquiries or the making of a proposal relating to any "competing transaction," as defined below;

     - enter into, maintain or continue any discussions or negotiations regarding any competing transaction; or

     - agree to or endorse a competing transaction.

     However, SDL may furnish information regarding SDL to, or enter into and engage in discussions with, any person or group in response to an unsolicited bona fide proposal by the person or group relating to a competing transaction if:

     - SDL's board of directors determines in good faith, after consultation with its outside legal counsel, that the action is required for SDL's directors to comply with their fiduciary obligations under applicable law; and

     - SDL's board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that the proposal relating to the competing transaction can reasonably be expected to result in a "superior proposal," as defined below.

     Further, SDL may withdraw or modify or fail to make its recommendation of the merger following the making of a superior proposal, and may recommend such a superior proposal, if SDL's board of directors determines in good faith, after consultation with its outside legal counsel, that such action is required for SDL's directors to comply with their fiduciary obligations under applicable law. In addition, SDL is permitted to comply with Rule 14e-2 of the Securities Exchange Act of 1934 with regard to a competing transaction.

     SDL has agreed to provide JDS Uniphase with at least 48 hours prior written notice, or such lesser prior written notice as provided to the members of the SDL's board of directors, but in no event less than eight hours, of any meeting of the SDL's board of directors at which the SDL's board of directors is reasonably expected to consider a superior proposal, and to provide JDS Uniphase with at least two business days prior written notice, or such lesser prior notice as provided to the members of the SDL's board of directors, but in no event less than eight hours, of a meeting of the SDL's board of directors at which the SDL's board of directors is reasonably expected to recommend a superior proposal to its stockholders.

     SDL has agreed to advise JDS Uniphase as promptly as reasonably practicable of any of the following:

     - any request for information that SDL reasonably believes would lead to a competing transaction;

     - any competing transaction;

     - any inquiry received by SDL with respect to or which SDL reasonably should believe would lead to any competing transaction;

     - the material terms and conditions of such request, competing transaction or inquiry; and

     - the identity of the person or group making any such request, competing transaction or inquiry.

SDL has further agreed to promptly update JDS Uniphase as to any material changes with respect to any request, competing transaction or inquiry.

     A "competing transaction" means:

     - any of the following transactions involving SDL, which would result in a third party or its shareholders or affiliates acquiring more than 15% of the voting securities of SDL then outstanding or more than 15% of the assets of SDL and its subsidiaries, taken as a whole:

      - any merger, consolidation, share exchange, business combination, issuance or purchase of securities or other similar transaction;

      - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of SDL in a single transaction or series of related transactions; or

      - any tender offer or exchange offer for SDL's securities or the filing of a registration statement under the Securities Act in connection with any such exchange offer.

     - any solicitation in opposition to adoption by SDL's stockholders of the merger agreement; or

     - any public announcement of an agreement, proposal, plan or intention to do any of the foregoing.

     A "superior proposal" means any proposal made by a third party which would result in that party or its stockholders acquiring, directly or indirectly, for consideration which the board of directors of SDL determines in its reasonable good faith judgment to be more favorable to SDL's stockholders than the merger:

     - more than 50% of the voting power of the voting securities of SDL then outstanding; or

     - all or substantially all the assets of SDL and its subsidiaries, taken as a whole.

     RECOMMENDATIONS OF THE BOARDS OF DIRECTORS. JDS Uniphase and SDL have each agreed to include in this proxy statement-prospectus the recommendations of their boards of directors to their respective stockholders concerning the adoption of the merger agreement or approval of the issuance of stock pursuant to the merger agreement, as the case may be. Notwithstanding this, the parties have agreed that nothing in the merger agreement will prevent the board of directors of SDL from withholding, withdrawing, amending or modifying the recommendation, in the absence of a competing transaction as described on pages 82 and 83 above, if the board of directors of SDL determines in good faith, after consultation with independent legal counsel, that such action is required in order for the directors to comply with their fiduciary duties to SDL's stockholders.


     DIRECTORS OF JDS UNIPHASE FOLLOWING THE CLOSING. JDS Uniphase has agreed that, effective as of the closing, JDS Uniphase will cause Dr. Donald Scifres to be elected or appointed to the board of directors of JDS Uniphase as co-chairman.

     SDL'S EMPLOYEE BENEFIT PLANS. Individuals who are employed by SDL at the time the merger is completed will continue to be employees of SDL as the surviving corporation in the merger. JDS Uniphase has agreed to provide benefits to employees of the surviving corporation of the merger that, in the aggregate, are no less favorable to the benefits under the employee benefit plans of SDL in effect immediately prior to the closing of merger, and to satisfy all severance obligations arising in connection with the transactions contemplated by the merger and the merger agreement pursuant to any SDL benefit plans.

     TREATMENT OF SDL STOCK OPTIONS. JDS Uniphase will assume options granted under SDL's 1992 and 1995 stock option plans, and SDL's stock options plans for its subsidiary SDL Queensgate Ltd., in the merger. Upon completion of the merger, each outstanding award will be assumed by JDS Uniphase, and will be exercisable on the same terms and conditions as under SDL's stock option plans, with adjustments described below. Each outstanding option to purchase SDL common stock will be converted, in accordance with its terms, into an option to purchase that whole number of shares of JDS Uniphase common stock, rounded to whole shares, equal to 3.8 times the number of shares of SDL common stock subject to the outstanding option. The exercise price will equal the exercise price per share of SDL common stock subject to the option before conversion divided by 3.8, rounded to the whole cent.

     JDS Uniphase will file a registration statement on Form S-8 for the shares of JDS Uniphase common stock issuable with respect to options under the SDL stock option and stock purchase plans and will use its reasonable efforts to maintain the effectiveness of that registration statement for as long as any of the options remain outstanding.

     INDEMNIFICATION AND DIRECTORS AND OFFICERS INSURANCE. JDS Uniphase has agreed that SDL's by-laws following the merger will continue to contain the indemnification provisions contained in SDL's current by-laws. JDS Uniphase has also agreed to indemnify SDL's current and former directors and officers to the extent of the indemnification provisions included in SDL's current by-laws.

     In addition, JDS Uniphase has agreed to maintain SDL's directors' and officers' liability insurance for six years from the completion of the merger. However, JDS Uniphase is not required to pay more than 200% of the current premium paid by SDL for that insurance and if such insurance would exceed more than 200% of the current premium paid by SDL, JDS Uniphase is required to purchase the maximum coverage possible for such amount.

     CONSENTS AND ANTITRUST FILINGS. Each of JDS Uniphase and SDL have agreed to use its commercially reasonable efforts to:

     - take all appropriate action and do all things necessary, proper or advisable under applicable law or otherwise to complete the merger;

     - obtain from governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the merger agreement and the merger; and

     - make all necessary filings and submissions required under applicable federal or state securities laws, the Hart-Scott-Rodino Act and any other antitrust regulations and any other applicable law.

     In addition, JDS Uniphase and SDL have agreed to take or omit to take such action as the other party reasonably requests to cause the parties to obtain any material governmental approvals and/or the expiration of applicable waiting periods, including holding separate and agreeing to sell or otherwise dispose of assets, categories of assets or businesses of JDS Uniphase or its subsidiaries, and to enter into agreements with the relevant governmental antitrust entity giving effect to those dispositions. However, neither party is obligated to take or to omit to take:

     - any action that is to be effective prior to the closing of the merger; or

     - that would or could reasonably be expected to have, in the good faith opinion of the party affected, a material adverse effect on JDS Uniphase and its subsidiaries (including SDL) taken as a whole after the closing of the merger.

CONDITIONS TO COMPLETION OF THE MERGER

     CONDITIONS TO COMPLETION OF THE MERGER. The obligations of JDS Uniphase and SDL to complete the merger are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - the S-4 must have been declared effective, no stop order suspending its effectiveness may be issued and no proceedings for suspension of its effectiveness may be initiated by the SEC;

     - the merger agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of SDL common stock;

     - the issuance of shares of JDS Uniphase common stock pursuant to the terms of the merger agreement must be approved by a majority of the holders of JDS Uniphase common stock casting votes (where the total vote cast represents more than fifty percent in interest of all capital stock of JDS Uniphase entitled to vote);

     - no law, rule, regulation, judgment, decree, injunction executive order or award may have been enacted or issued or be effective which has the effect of making the merger illegal or otherwise prohibiting completion of the merger;

     - the waiting period, and any extension thereof, applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or under any other foreign antitrust or combination law and any material filing, consent, approval or authorization legally required must have expired, been terminated or obtained, as applicable; and

     - the JDS Uniphase common shares to be issued in the merger must have been authorized for quotation on NASDAQ.

     SDL's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - JDS Uniphase's representations and warranties must be true and correct as of the date the merger is completed as if made at and as of such time except that those representations and warranties that address matters only as of a particular date must be true and correct as of that date, and except to the extent that the failure of the representations and warranties to be so true and correct could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on JDS Uniphase and its subsidiaries;

     - JDS Uniphase must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by JDS Uniphase at or before completion of the merger; and

     - SDL must have received the opinion of its legal counsel that:

     - the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Internal Revenue Code; and

     - that each of the parties will be a party to the reorganization within the meaning of section 368(b) of the Internal Revenue Code.

     JDS Uniphase's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - SDL's representations and warranties must be true and correct as of the date the merger is completed as if made at and as of such time except that those representations and warranties that address matters only as of a particular date must be true and correct as of that date, and except to the extent that the failure of the representations and warranties to be so true and correct could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on SDL and its subsidiaries;

     - SDL must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by SDL at or before completion of the merger; and

     - JDS Uniphase must have received the opinion of its legal counsel that:

     - the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Internal Revenue Code; and

     - that each of the parties will be a party to the reorganization within the meaning of section 368(b) of the Internal Revenue Code.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval and adoption of the merger agreement:

     - by mutual written consent of JDS Uniphase and SDL;

     - by JDS Uniphase or SDL, if the merger is not completed before January 31, 2001, unless the delay:

     - is the result of the failure of any condition to closing to be satisfied or waived prior to January 31, 2001, in which case SDL may extend that date to March 31, 2001; or

     - is caused by the party relying on this provision;

     - by JDS Uniphase or SDL, if there is any order, decree or ruling of a court or governmental authority which is final and nonappealable preventing the consummation of the merger, except that this right to terminate the merger agreement is not available to any party whose failure to fulfill its obligations under the merger agreement was the cause of such an order;

     - by JDS Uniphase or SDL, if the merger agreement has failed to receive the requisite vote for adoption at SDL's stockholders' meeting, provided that this right to terminate is not available to SDL where the failure to obtain the requisite vote was caused by or related to SDL's breach of the merger agreement;

     - by JDS Uniphase or SDL, if the approval of the issuance of JDS Uniphase common shares pursuant to the terms of the merger has failed to receive the requisite vote at the JDS Uniphase stockholders' meeting; provided that this right to terminate the merger agreement is not available to JDS Uniphase where the failure to obtain such requisite vote shall have been caused by or related to JDS Uniphase's breach of the merger agreement; or

     - by JDS Uniphase or SDL, upon a material breach of any representation, warranty, covenant or agreement on the part of the other party in the merger agreement, or if any of the other party's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met, and the breach cannot be cured or is not cured within 30 days.

     Furthermore, JDS Uniphase may terminate the merger agreement if any of the following shall have occurred:

     - SDL's board of directors withholds, withdraws, modifies or changes its recommendation in a manner adverse to JDS Uniphase or resolves to do so;

     - SDL fails to include in this proxy statement-prospectus its recommendation of the merger;

     - SDL's board of directors fails to reaffirm its recommendation to its stockholders within five business days after JDS Uniphase requests in writing that such recommendation be reaffirmed;

     - SDL breaches its obligations concerning competing transactions; or

     - a tender offer or exchange offer for 15% or more of the outstanding shares of stock of SDL has commenced, and the board of directors of SDL has not recommended rejection of the tender offer or exchange offer by its stockholders within ten business days of its commencement.

     Furthermore, SDL may terminate the merger agreement if SDL is not in material breach of its obligations under the merger agreement with respect to a competing transaction, and the board of directors of SDL authorizes SDL to enter into a binding written agreement concerning a transaction that constitutes a superior proposal.

EXPENSES; PAYMENT OF TERMINATION FEE

     EXPENSES. Except as described below, each party has agreed to pay all expenses it incurs in connection with the merger, whether or not the transaction is completed.

     Notwithstanding the foregoing, SDL is required to pay JDS Uniphase $10 million, which the parties have agreed is a reasonable estimate of JDS Uniphase's out-of-pocket expenses in connection with the merger transaction, within one business day after termination of the merger agreement if JDS Uniphase terminates the merger agreement because:

     - SDL's board of directors withholds, withdraws, modifies or changes its recommendation in a manner adverse to JDS Uniphase or shall have resolved to do so;

     - SDL fails to include in the proxy statement its recommendation of the merger;

     - SDL's board of directors fails to reaffirm its recommendation to its stockholders in favor of the adoption of the merger agreement within five business days after JDS Uniphase requests in writing that such recommendation be reaffirmed;

     - SDL breaches its obligations concerning competing transactions; or

     - a tender offer or exchange offer for 15% or more of the outstanding shares of stock of SDL has commenced, and the board of directors of SDL has not recommended rejection of the tender offer or exchange offer by its stockholders within ten business days of the commencement thereof.


     SDL is also required to pay JDS Uniphase $10 million, which the parties have agreed is a reasonable estimate of JDS Uniphase's out-of-pocket expenses in connection with the merger transaction, in the event of termination of the merger agreement by either party because the merger agreement has failed to receive the requisite vote for adoption at SDL's stockholders' meeting; the $10 million is required to be paid within one business day after termination.


     JDS Uniphase is required to pay SDL an amount equal $10 million, which the parties have agreed is a reasonable estimate of SDL's out-of-pocket expenses in connection with the merger transaction, within one business day after termination of the merger agreement by either party because the issuance of JDS Uniphase common shares pursuant to the terms of the merger agreement has failed to receive the requisite vote for approval at the JDS Uniphase stockholders' meeting.

     TERMINATION FEE. Upon the acquisition of SDL by an entity besides JDS Uniphase and its subsidiaries, SDL is required to pay JDS Uniphase a termination fee of $1 billion if:

     - an acquisition proposal has been made to SDL or its stockholders or any person has publicly announced an intention to make an acquisition proposal with respect to SDL; and

     - thereafter the merger agreement is terminated by JDS Uniphase based on its right to terminate the merger agreement as described under the second paragraph under "-- Termination of the Merger Agreement" above; and

     - an acquiring party has acquired, directly or indirectly, within 12 months of such termination, a majority of the voting power of the outstanding securities of SDL or all or substantially all of the assets of SDL or there has been consummated a merger, consolidation or similar business combination between SDL and an acquiring person.

     SDL is also required, upon the acquisition of SDL by an entity besides JDS Uniphase and its subsidiaries, to pay JDS Uniphase a termination fee of $1 billion if:

     - the merger agreement has been terminated by SDL in order to enter into a binding written agreement concerning a transaction that constitutes a superior proposal; and

     - an acquiring party has acquired, directly or indirectly, within 12 months of such termination, a majority of the voting power of the outstanding securities of SDL or all or substantially all of the assets of SDL or there has been consummated a merger, consolidation or similar business combination between SDL and an acquiring person.

     An "acquisition proposal" means an offer or proposal with respect to a competing transaction. For a description of what constitutes a superior proposal and a competing transaction, see the section entitled "-- No Other Negotiations Involving SDL" above.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     SDL and JDS Uniphase may amend the merger agreement at any time prior to the closing of the merger. However, after the adoption of the merger agreement by the SDL stockholders, SDL and JDS Uniphase may not amend the merger agreement if the amendment would reduce the amount or change the type of consideration into which the shares of SDL common stock are to be converted in the merger.

     At any time prior to the closing of the merger, SDL or JDS Uniphase may extend the time for performance of any obligation or other act of the other party, waive any inaccuracy in the representations and warranties in the merger agreement or waive compliance by the other party with any agreement or condition contained in the merger agreement.

AFFILIATE AGREEMENTS


     Some members of SDL's board of directors and officers of SDL will execute affiliate agreements prior to closing. Under the affiliate agreements, JDS Uniphase will be entitled to place appropriate legends on the certificates evidencing any JDS Uniphase common stock to be received by these persons. Further, these persons have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act of 1933 on shares of JDS Uniphase common stock to be received by them in the merger.


OPERATIONS AFTER THE MERGER

     Following the merger, SDL will continue its operations as a wholly owned subsidiary of JDS Uniphase for a period of time determined by JDS Uniphase. The membership of JDS Uniphase's board of directors will change as a result of the merger. Donald R. Scifres, Ph.D., SDL's current chairman of the board of directors, president and chief executive officer, will join JDS Uniphase's board of directors as Co-Chairman. The current directors of K2 Acquisition will be the directors of SDL after the completion of the merger. In addition, some officers of JDS Uniphase may also serve as officers of SDL. The executives of SDL will assume the roles and positions with JDS Uniphase described under "Interests of Management and Directors of SDL in the Merger" beginning on page 69. The stockholders of SDL will become stockholders of JDS Uniphase, and their rights as stockholders will be governed by the JDS Uniphase certificate of incorporation, as currently in effect, the JDS Uniphase bylaws and the laws of the State of Delaware. See "Comparison of Rights of Holders of SDL Common Stock and JDS Uniphase Common Stock" below.

            COMPARISON OF RIGHTS OF HOLDERS OF SDL COMMON STOCK AND
                           JDS UNIPHASE COMMON STOCK

     This section of the proxy statement-prospectus describes the material differences between the rights of holders of SDL common stock and holders of JDS Uniphase common stock. While JDS Uniphase and SDL believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of SDL and being a stockholder of JDS Uniphase.

     JDS Uniphase and SDL are each incorporated under the laws of the State of Delaware. The rights of their stockholders are governed by Delaware law and by their respective certificates of incorporation and bylaws. If the merger is completed, stockholders of SDL will become stockholders of JDS Uniphase and the rights of stockholders of SDL will be governed by Delaware law, the JDS Uniphase certificate of incorporation and the JDS Uniphase bylaws. The following summarizes differences in the charter documents and other instruments of SDL and JDS Uniphase that could materially affect the rights of stockholders of SDL after completion of the merger. A number of the provisions of JDS Uniphase's charter documents may have the effect of delaying, deferring or preventing a change in control of JDS Uniphase.

CAPITALIZATION


     The total authorized shares of capital stock of SDL consist of (1) 280,000,000 shares of common stock $0.001 par value per share, and (2) 1,000,000 shares of preferred stock, $0.001 par value per share, of which 271,628 shares are denominated as Series A, and 300,000 shares are denominated as Series B and the remainder of which is undesignated. At the close of business on November 16, 2000, there were 87,467,763 shares of SDL common stock outstanding and no shares of preferred stock outstanding.


     The SDL board of directors is authorized to issue preferred stock from time to time in one or more series and to determine and fix voting powers, designations, preferences and rights granted to or imposed upon any unissued series of preferred shares, including the rights and terms of dividends, redemption, conversion and liquidation preference of the shares of any such series.


     The total authorized shares of capital stock of JDS Uniphase consist of (1) 3,000,000,000 shares of common stock $0.001 par value per share, and (2) 1,000,000 shares of preferred stock, $0.001 par value per share, 100,000 of which are designated as series A preferred stock, 100,000 of which are designated as series B preferred stock, one of which is designated as special voting stock and the remainder of which is undesignated. At the close of business on November 16, 2000, there were 963,435,192 shares of JDS Uniphase common stock outstanding (including 173,271,831 shares of common stock issuable upon exchange of the outstanding exchangeable shares of JDS Uniphase's subsidiary, JDS Uniphase Canada, Ltd.), 100,000 shares of series A preferred stock outstanding, no shares of series B preferred stock outstanding and one share of special voting stock outstanding, which share of special voting stock grants the holders of exchangeable shares the right to vote on the same basis as the holders of the common stock. In addition, on that date, there were 173,271,831 exchangeable shares of JDS Uniphase's subsidiary, JDS Uniphase Canada, Ltd., outstanding. Holders of the exchangeable shares of JDS Uniphase Canada, Ltd., may tender their holdings for JDS Uniphase common stock on a one-for-one basis at any time.


     The JDS Uniphase board of directors' right to issue preferred stock is similar to the right of the SDL board to issue preferred stock. The JDS Uniphase board of directors, without stockholder approval, can issue JDS Uniphase preferred stock with dividend, voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of JDS Uniphase stock. JDS Uniphase preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of JDS Uniphase or make removal of management more difficult. Additionally, issuing JDS Uniphase preferred stock may cause the market price of JDS Uniphase common stock to decrease.

NUMBER OF DIRECTORS

     JDS Uniphase's bylaws fix the authorized number of directors at ten. JDS Uniphase's board of directors or stockholders may change such number by amending the bylaws. Contingent upon the effectiveness of the merger, JDS Uniphase will amend its bylaws to fix the authorized number of directors at eleven.

     SDL's bylaws fix the authorized number of directors at five. SDL's board of directors or stockholders may change such number by amending the bylaws.

VOTING RIGHTS

     Each holder of JDS Uniphase and SDL common stock is entitled to one vote for each share held of record. Elections of directors are determined by a plurality of the votes cast by the stockholders entitled to vote at the election.

     Under Delaware law, unless the corporation's certificate of incorporation provides otherwise, there can be no cumulative voting for the election of directors. JDS Uniphase's certificate of incorporation does not provide for cumulative voting. SDL's certificate of incorporation provides for cumulative voting rights in all elections of directors for the holders of common stock and holders of preferred stock entitled to vote. Cumulative voting permits SDL stockholders to cast for any candidate for director a number of votes equal to the number of directors to be elected. Under certain circumstances, cumulative voting gives minority stockholders the ability to elect a director when they would not otherwise be able to.

CLASSIFIED BOARD OF DIRECTORS

     A classified board is one to which some, but not all, of the directors are elected on a rotating basis each year. Delaware law permits, but does not require, a classified board of directors with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. Currently, JDS Uniphase and SDL each has a classified board under which one-third of its directors are elected each year for a term of three years. Having a classified board of directors makes it more difficult for stockholders to change management.

DIRECTOR VOTING

     JDS Uniphase's bylaws and SDL's bylaws provide that the number of directors constituting a quorum shall be a majority of the number of authorized directors.

REMOVAL OF DIRECTORS

     Under Delaware law, unless otherwise restricted by the certificate of incorporation or by the corporation's bylaws, any director or the entire board of directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that so long as stockholders of the corporation are entitled to cumulative voting, no individual director may be removed without cause, unless the entire board is removed, if the number of votes cast against such removal would be sufficient to elect the director if then cumulatively voted at an election of the class of directors of which the director is a part. Whenever the holders of any class or series are entitled to elect one or more directors by the certificate of incorporation, the director or directors may be removed without cause only if there are sufficient votes by the holders of the outstanding shares of that class or series. A vacancy created by the removal of a director may be filled only by the approval of the stockholders.

     JDS Uniphase's bylaws and SDL's bylaws provide that the board of directors or any director may be removed with or without cause at a special meeting of stockholders by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of directors, subject in SDL's case, to the Delaware law regarding removal of directors under a cumulative voting system, described in the paragraph above.

     Under Delaware law, no reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of the director's term of office.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws and unless the certificate of incorporation directs that a particular class is to elect the director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy. JDS Uniphase's and SDL's bylaws allow a majority of the directors then in office to fill any vacancy on the board even if they make up less than a quorum.

ADVANCE NOTICE OF STOCKHOLDER PROPOSALS

     JDS Uniphase's and SDL's bylaws provide that no matter proposed by their respective stockholders will be considered at an annual meeting or special stockholder meeting unless:

     - it is specified in the notice of meeting;

     - it is brought by or at the direction of the board of directors; or

     - it is brought by a stockholder of the corporation who was a stockholder of record on the record date and has provided written notice of the matter to either JDS Uniphase or SDL in compliance with the time and content requirements in JDS Uniphase's and SDL's bylaws, as applicable.

POWER TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

     Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Pursuant to JDS Uniphase's bylaws, special meetings may be called by the chairman of the board, the board of directors or the chief executive officer. SDL's bylaws provide that special meetings may be called by the board of directors, its chairman, the president or upon written request by stockholders holding in the aggregate 20% of the voting power.

BUSINESS COMBINATION FOLLOWING A CHANGE OF CONTROL

     In the last several years, a number of states have adopted special laws designed to make some kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant stockholders, more difficult. Under Section 203 of the Delaware General Corporation Law, some business combinations by Delaware corporations with interested stockholders are subject to a three-year moratorium unless specified conditions are met. Section 203 prohibits a Delaware corporation from engaging in a business combination with an interested stockholder for three years following the date that such person becomes an interested stockholder. With some exceptions, an interested stockholder is generally a person or group who or which owns 15% or more of the corporation's outstanding voting stock, including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only, or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

     Because JDS Uniphase's and SDL's certificates of incorporation and bylaws do not contain a provision expressly electing not to be governed by Section 203 of the Delaware General Corporation Law, they are subject to Section 203. However, because the board of directors of SDL approved the merger prior to the execution of the merger agreement, the business combination that will result from the merger is not subject to Section 203.

AMENDMENT OF CHARTER DOCUMENTS

     Generally, under Delaware law, an amendment to a corporation's certificate of incorporation requires the approval of the board of directors and the approval of holders of a majority of the outstanding stock entitled to vote on the amendment. The holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of their class, increase or decrease the par value of the shares of their class, or alter or change the powers, preferences or special rights of the shares of their class in a way that affects them adversely. JDS Uniphase's certificate can be amended, altered or repealed or rescinded in any manner now or hereafter prescribed by Delaware law. SDL's certificate can be amended, altered or repealed or rescinded in any manner now or hereafter prescribed by Delaware law. JDS Uniphase's bylaws may be altered, amended, repealed or rescinded by unanimous written consent of the board of directors or by the affirmative vote of a majority of the stockholders. SDL's bylaws may be altered, amended, repealed or rescinded by an affirmative vote of a majority of the stockholders or a majority of the board of directors at a meeting at which a quorum is present, or by the unanimous written consent of the board of directors.

INDEMNIFICATION

     JDS Uniphase's and SDL's certificates of incorporation indemnify directors and officers to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, a corporation may not indemnify directors' or officers' liability for the following:

     - breaches of a director's or officer's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

     - the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

     - transactions in which the director or officer received an improper personal benefit.

     JDS Uniphase's bylaws authorize it to provide insurance for its directors, officers or agents against any expense, liability or loss, whether or not JDS Uniphase would have the power to indemnify such a person against such expense, liability or loss under Delaware law.

     SDL's bylaws authorize it to provide insurance for its directors, officers or agents against any expense, liability or loss, whether or not SDL would have the power to indemnify such a person against such expense, liability or loss under Delaware law. The merger agreement provides that for a period of six years JDS Uniphase will maintain in effect the directors' and officers' liability policies maintained by SDL.

RESTRICTION ON SALES OF STOCK

     JDS Uniphase and SDL are public companies, each of which lists its shares of common stock for trading on the Nasdaq National Market. As a result, JDS Uniphase's and SDL's certificates and bylaws do not provide for any restrictions on the transfer of outstanding shares, other than those imposed by federal or other securities laws for shares offered under exempt transactions.

INSPECTION OF STOCKHOLDERS LIST

     Delaware law permits any stockholder by making a written demand under oath stating the purpose at the inspection, to inspect a corporation's stock ledger, a list of its stockholders and its other books and records, and to make copies of extracts from the books and records for any proper purpose. If the corporation refuses such a request, or fails to respond within five business days after the demand has been made, the stockholder may petition the court for an order to compel such an inspection. The court may prescribe limitations or conditions upon the inspection, or award any other or further relief the court deems just and proper.

APPRAISAL RIGHTS

     Under Delaware law, a stockholder of a corporation participating in some major corporate transactions may, under varying circumstances, be entitled to appraisal rights under which the stockholder may receive cash in the amount of the fair market value of his or her shares instead of the consideration he or she would otherwise receive in the transaction.

     Under Delaware law, appraisal rights are not available:

     - in a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders; or

     - to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, if each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if other conditions are met.

RIGHTS PLANS

     JDS Uniphase Rights Plan. Each outstanding share of JDS Uniphase common stock includes one-eighth of a right. Each right entitles the registered holder, subject to the terms of the rights agreement, to purchase from JDS Uniphase one unit, equal to one one-thousandth of a share of JDS Uniphase series B preferred stock, at a purchase price of $600 per unit, subject to adjustment. The rights are attached to all certificates representing outstanding shares of JDS Uniphase common stock, and no separate rights certificates have been distributed. The purchase price is payable in cash or by certified or bank check or money order payable to the order of JDS Uniphase. The description and terms of the rights are set forth in a rights agreement between JDS Uniphase and American Stock Transfer & Trust Company, as rights agent, dated as of June 22, 1998, as amended from time to time. JDS Uniphase's subsidiary, JDS Uniphase Canada Ltd., has adopted an equivalent rights plan with respect to its exchangeable shares.

     SDL Rights Plan. Each outstanding share of SDL common stock includes one right. Each right entitles the registered holder, subject to the terms of the rights agreement, to purchase from SDL one-hundredth of a share of Series B Preferred Stock at a price of $55, subject to adjustment. The rights are attached to all certificates representing outstanding shares of SDL common stock, and no separate rights certificates have been distributed. The description and terms of the rights are set forth in a rights agreement between SDL and ChaseMellon Shareholder Services, L.L.C., as rights agent, dated as of February 11, 1999, as amended from time to time. The rights plan has been amended to provide that the rights will terminate upon completion of the merger.

                   SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS,
                        MANAGEMENT AND DIRECTORS OF SDL


     The following table sets forth information concerning the beneficial ownership of common stock of SDL as of October 31, 2000 for the following:


     - each person or entity who is known by SDL to own beneficially more than five percent of the outstanding shares of SDL common stock;

     - each of SDL's current directors;

     - the chief executive officer and other four most highly compensated officers of SDL (the "Named Executive Officers"); and

     - all directors and executive officers of SDL as a group.


     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of October 31, 2000 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.



                                                                     COMMON STOCK
                                                              --------------------------
                                                               NUMBER OF
                                                                 SHARES      PERCENT OF
                                                              BENEFICIALLY   OUTSTANDING
                                                                 OWNED         SHARES
                                                              ------------   -----------
PRINCIPAL STOCKHOLDERS(1):
Janus Capital Corp.(2)......................................   6,346,770         7.3%
Putman Investments, Inc.(3).................................   6,240,418         7.1%
FMR Corp.(4)................................................   5,224,540         6.0%
NAMED EXECUTIVE OFFICERS AND DIRECTORS(1):
Donald R. Scifres, Ph.D.(5).................................   2,994,157         3.4%
David F. Welch(6)...........................................     348,678           *
Gregory P. Dougherty(7).....................................      21,896           *
Michael L. Foster(8)........................................      57,035           *
Anthony B. Holbrook(9)......................................      30,999           *
Keith B. Geeslin(10)........................................      27,839           *
Mark B. Myers(11)...........................................      24,999           *
Frederic N. Schwettmann(12).................................      12,999           *
All directors and executive officers as a group (8
  persons)(13)..............................................   3,518,602         4.0%


-------------------------
  *  Less than 1%

 (1) Except as otherwise noted, the address of each person listed in the table is c/o SDL, Inc. 80 Rose Orchard Way, San Jose, California 95134.


 (2) Janus Capital Corp.'s address is 100 Fillmore Street, Suite 300, Denver, Colorado 80206. Such information is based on a Schedule 13G filed by such stockholder with the Securities and Exchange Commission and reflects stock held as of December 31, 1999, including 6,346,770 shares as to which Janus Capital Corp. has shared voting and investment power.



 (3) Putman Investments, Inc.'s address is One Post Office Square, Boston, Massachusetts. Such information is based on a Schedule 13G filed by such stockholder with the Securities and Exchange Commission and reflects stock held as of December 31, 1999, including 39,700 shares as to which

     Putman Investments, Inc. has shared voting power and 6,240,418 shares of which Putman Investments, Inc. has shared investment power.



 (4)FMR Corp, 82 Devonshire Street, Boston, Massachusetts 02109. Such information is based on a Schedule 13G filed by such stockholder with the Securities and Exchange Commission and reflects stock held as of September 30, 2000, including 435,290 shares as to which FMR Corp. has sole voting power and 5,225,540 shares of which FMR Corp. has sole dispositive power.



 (5)Includes (i) 1,974,178 shares held by The Donald R. and Carol D. Scifres Revocable Living Trust, (ii) 46,600 shares held by the Scifres Family 1999 Charitable Unitrust UAD 12/22/99, (iii) 136,400 shares held by Dr. Scifres' two dependent children and (iv) 601,424 options exercisable during the sixty-day period following October 31, 2000.



 (6)Includes 144,492 options exercisable during the sixty-day period following October 31, 2000.



 (7)Includes 20,000 options exercisable during the sixty-day period following October 31, 2000.



 (8)Includes 25,000 options exercisable during the sixty-day period following October 31, 2000.



 (9)Includes 30,999 options exercisable during the sixty-day period following October 31, 2000.



(10)Includes 12,999 options exercisable during the sixty-day period following October 31, 2000.



(11)Includes 24,999 options exercisable during the sixty-day period following October 31, 2000.



(12)Includes 12,999 options exercisable during the sixty-day period following October 31, 2000.



(13)Includes 872,912 options exercisable during the sixty-day period following October 31, 2000.

                   SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS,
                    MANAGEMENT AND DIRECTORS OF JDS UNIPHASE


     The following table sets forth information concerning the beneficial ownership of common stock of JDS Uniphase as of October 16, 2000 for the following:


     - each person or entity who is known by JDS Uniphase to own beneficially more than five percent of the outstanding shares of JDS Uniphase common stock;

     - each of JDS Uniphase's current directors;

     - the chief executive officer and other four most highly compensated officers of JDS Uniphase (the "Named Executive Officers"); and

     - all directors and executive officers of JDS Uniphase as a group.


     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of October 16, 2000 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.



                                                                     COMMON STOCK
                                                              --------------------------
                                                               NUMBER OF
                                                                 SHARES      PERCENT OF
                                                              BENEFICIALLY   OUTSTANDING
                                                                 OWNED         SHARES
                                                              ------------   -----------
PRINCIPAL STOCKHOLDERS(1):
FEJ Holding Inc.(2)
  c/o The Furukawa Electric Co., Ltd.
  6-1 Marunouchi 2-Chome
  Chiyoda-Ku, Tokyo 100-8322
  Japan.....................................................  106,528,080       11.1%
NAMED EXECUTIVE OFFICERS AND DIRECTORS
Kevin N. Kalkhoven(3).......................................    5,193,864          *
  115 Sheridan Way
  Woodside, CA 94062
William J. Sinclair(4)......................................    3,621,682          *
Jozef Straus, Ph.D.(5)......................................    2,268,109          *
Anthony R. Muller(6)........................................    1,476,265          *
M. Zita Cobb(7).............................................    1,112,523          *
Dan E. Pettit(8)............................................      960,693          *
Michael C. Phillips(9)......................................      487,792          *
Bruce D. Day(10)............................................      402,543          *
Casimir S. Skrzypczak(11)...................................      344,666          *
Robert E. Enos(12)..........................................      343,015          *
Martin A. Kaplan(13)........................................      309,403          *
Wilson Sibbett, Ph.D.(14)...................................      236,666          *
Peter A. Guglielmi(15)......................................      209,110          *
John A. MacNaughton(16).....................................      136,111          *
Donald J. Listwin(17).......................................      110,000          *
All directors and executive officers as a group (19
  persons)(18)..............................................   20,119,631        2.1%

-------------------------
  *  Less than 1%

 (1) Except as otherwise noted, the address of each person listed in the table is c/o JDS Uniphase Corporation, 210 Baypointe Parkway, San Jose, California 95131.


 (2) Includes 106,407,080 shares issuable upon exchange of the exchangeable shares of JDS Uniphase Canada Ltd.



 (3)Mr. Kalkhoven resigned as Chief Executive Officer of JDS Uniphase on May 17, 2000. Includes 4,527,836 shares subject to stock options currently exercisable or exercisable within 60 days of October 16, 2000.



 (4)Includes 262,135 shares subject to stock options currently exercisable or exercisable within 60 days of October 16, 2000, 3,287,499 shares issuable upon exchange of the exchangeable shares of JDS Uniphase Canada Ltd., and 122,048 shares issuable upon exchange of the exchangeable shares of JDS Uniphase Canada Ltd. which are held by the Joyce Sinclair Spousal Trust.



 (5)Includes 2,267,922 shares subject to stock options currently exercisable or exercisable within 60 days of October 16, 2000.



 (6)Includes 758,004 shares subject to stock options currently exercisable or exercisable within 60 days of October 16, 2000.



 (7)Includes 1,111,518 shares subject to stock options currently exercisable or exercisable within 60 days of October 16, 2000.



 (8)Includes 805,739 shares subject to stock options currently exercisable or exercisable within 60 days of October 16, 2000 and 75,920 shares held by Kelly A. Pettit, Mr. Pettit's spouse.



 (9)Includes 480,000 shares subject to stock options currently exercisable or exercisable within 60 days of October 16, 2000.



(10)Includes 390,343 shares subject to stock options currently exercisable or exercisable within 60 days of October 16, 2000 and 12,200 shares issuable upon exchange of the exchangeable shares of JDS Uniphase Canada Ltd.



(11)Includes 8,000 shares subject to stock options currently exercisable or exercisable within 60 days of October 16, 2000.



(12)Includes 330,815 shares subject to stock options currently exercisable or exercisable within 60 days of October 16, 2000 and 12,200 shares issuable upon exchange of the exchangeable shares of JDS Uniphase Canada Ltd.



(13)Includes 309,403 shares subject to stock options currently exercisable or exercisable within 60 days of October 16, 2000.



(14)Includes 236,666 shares subject to stock options currently exercisable or exercisable within 60 days of October 16, 2000.



(15)Includes 193,110 shares subject to stock options currently exercisable or exercisable within 60 days of October 16, 2000.



(16)Includes 106,111 shares subject to stock options currently exercisable or exercisable within 60 days of October 16, 2000 and 16,272 shares issuable upon exchange of the exchangeable shares of JDS Uniphase Canada Ltd.



(17)Includes 110,000 shares subject to stock options currently exercisable or exercisable within 60 days of October 16, 2000.



(18)Includes 14,924,740 shares subject to stock options currently exercisable or exercisable within 60 days of October 16, 2000 and 3,450,219 shares issuable upon exchange of the exchangeable shares of JDS Uniphase Canada Ltd.

                                 LEGAL MATTERS

     The validity of the shares of JDS Uniphase common stock offered by this proxy statement-prospectus will be passed upon for JDS Uniphase by Morrison & Foerster LLP, San Francisco, California.

                                    EXPERTS


     The consolidated financial statements of JDS Uniphase Corporation incorporated by reference in JDS Uniphase Corporation's Annual Report on Form 10-K for the year ended June 30, 2000 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     The consolidated financial statements of E-TEK Dynamics, Inc. as of June 30, 1998 and 1999, and for each of the three years in the period ended June 30, 1999, incorporated by reference herein have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in auditing and accounting.

     The financial statements of Optical Coating Laboratory, Inc. (OCLI) and its consolidated subsidiaries as of October 31, 1999 and 1998 and for each of the three years in the period ended October 31, 1999, except for Flex Products, Inc., a consolidated subsidiary for the year ended October 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors. The financial statements of Flex Products, Inc., for the year ended November 2, 1997, have been audited by KPMG LLP, as stated in their report. The financial statements of OCLI and its consolidated subsidiaries as of October 31, 1999 and 1998 and for each of the three years in the period ended October 31, 1999 is incorporated by reference from JDS Uniphase's Current Report on Amendment No. 3 to Form 8-K/A dated May 31, 2000. Such consolidated financial statements are incorporated by reference herein in reliance upon the reports of Deloitte & Touche LLP and KPMG LLP, given upon their authority as experts in accounting and auditing.


     The consolidated financial statements of SDL, Inc. included in SDL, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The report of Ernst & Young LLP, independent auditors, as of December 31, 1998 and for the years ended December 31, 1998 and 1997, was based in part on the report on IOC of Arthur Andersen, chartered accountants. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.


              STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING OF
                SDL STOCKHOLDERS IF THE MERGER IS NOT COMPLETED

     SDL will hold a 2001 annual meeting of SDL stockholders only if the merger is not completed before the previously scheduled date of the annual meeting.

Requirements for Stockholder Proposals to be Brought Before the 2001 Annual Meeting if the Merger is not Completed.

     For stockholder proposals to be considered properly brought before the 2001 annual meeting by a stockholder, the stockholder must have given timely notice therefor in writing to the Secretary of SDL. To be timely, a stockholder's notice must be delivered to or mailed and received by the Secretary of SDL at the principal executive offices of SDL, between January 26, 2001 and February 25, 2001. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the 2001 annual meeting:

     - a brief description of the business desired to be brought before the 2001 annual meeting and the reasons for conducting such business at the annual meeting;

     - the name and record address of the stockholder proposing such business;

     - the class and number of shares of SDL which are beneficially owned by the stockholder; and

     - any material interest of the stockholder in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in SDL's Proxy Materials for the 2001 Annual Meeting if the Merger is not Completed.

     If the merger is not completed, SDL stockholders may present proper proposals for consideration at the next annual meeting of SDL stockholders by submitting their proposal in writing to the Secretary of SDL in a timely manner. However, in order for such stockholder proposals to be eligible to be brought before SDL's stockholders at the next annual meeting of SDL's stockholders, the stockholder submitting the proposal must also comply with the procedures, including the deadlines, required by the certificate of incorporation and bylaws of SDL. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be presented at SDL's 2001 Annual Meeting of Stockholders must be received by SDL not later than December 12, 2000 in order to be considered for inclusion in the SDL's proxy materials for that meeting. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in SDL's proxy statement.

                         STOCKHOLDER PROPOSALS FOR THE

           2000 AND 2001 ANNUAL MEETINGS OF JDS UNIPHASE STOCKHOLDERS



Requirements for Stockholder Proposals to be Brought Before the 2000 and 2001 Annual Meetings.



     For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefor in writing to the Secretary of JDS Uniphase. The deadline for submission of stockholder proposals for inclusion in JDS Uniphase's proxy materials for the 2000 annual meeting of JDS Uniphase stockholders has passed. To be timely for the 2001 annual meeting, a stockholder's notice must be delivered to or mailed and received by the Secretary of JDS Uniphase at the principal executive offices of JDS Uniphase not less than 30 days nor more than 60 days prior to the meeting; provided however that in the event less than 40 days notice or prior public disclosure of the date of the meeting is made or given to the stockholders, notice by the stockholder to be on time must be received not later than the close of business on the tenth day following the day on which such notice of the meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting:



     - a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;



     - the name and record address of the stockholder proposing such business;



     - the class and number of shares of JDS Uniphase which are beneficially owned by the stockholder; and



     - any material interest of the stockholder in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in JDS Uniphase's 2001 Proxy Materials.



     Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be presented at JDS Uniphase's 2001 annual meeting of stockholders must be received by JDS Uniphase not later than July 15, 2001 in order to be considered for inclusion in JDS Uniphase's proxy materials for that meeting. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in JDS Uniphase's proxy statement.


     THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT-PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT-PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS WITH RESPECT TO SDL AND ITS SUBSIDIARIES WAS PROVIDED BY SDL AND THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS WITH RESPECT TO JDS UNIPHASE AND ITS PREDECESSORS WAS PROVIDED BY JDS UNIPHASE.

                      WHERE YOU CAN FIND MORE INFORMATION

     This proxy statement-prospectus includes information that has not been delivered or presented to you but is "incorporated by reference," which means that JDS Uniphase and SDL disclose information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement-prospectus, except for any information superseded by information provided in this proxy statement-prospectus. This proxy statement-prospectus incorporates by reference the documents listed below, which contain important information.

     JDS Uniphase and SDL are also incorporating by reference any additional documents that each files with the SEC as required by the Securities Exchange Act of 1934 between the date of this proxy statement-prospectus and the date of each of the special meetings of SDL and JDS Uniphase stockholders.

     The following documents, which were filed by SDL with the SEC, are incorporated by reference into this proxy statement-prospectus:

     - SDL's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;


     - SDL's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;


     - SDL's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

     - SDL's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

     - SDL's Current Report on Form 8-K/A filed on August 14, 2000;

     - SDL's Current Report on Form 8-K filed on July 11, 2000;

     - SDL's Current Report on Form 8-K/A filed on June 16, 2000;

     - SDL's Current Report on Form 8-K filed on June 14, 2000;

     - SDL's Current Report on Form 8-K/A filed on May 22, 2000;

     - SDL's Current Report on Form 8-K filed on April 11, 2000;

     - SDL's Current Report on Form 8-K filed on March 21, 2000; and

     - the description of SDL common stock contained in SDL's Registration Statement on Form 8-A filed on November 7, 1997, and any amendment or report filed for the purpose of updating such description.

     The following documents, which have been filed by JDS Uniphase with the SEC, are incorporated by reference into this proxy statement-prospectus:


     - JDS Uniphase's Annual Report on Form 10-K for the fiscal year ended June 30, 2000;



     - JDS Uniphase's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;



     - JDS Uniphase's Current Report on Form 8-K filed on September 1, 2000;



     - JDS Uniphase's Current Report on Form 8-K filed on July 3, 2000;



     - JDS Uniphase's Amendment No. 3 to the Current Report on Form 8-K/A filed on May 31, 2000;



     - JDS Uniphase's Current Report on Form 8-K filed on January 18, 2000; and



     - the description of JDS Uniphase common stock contained in JDS Uniphase's Registration Statement on Form 8-A filed on November 15, 1993, and any amendment or report filed for the purpose of updating such description.


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH JDS UNIPHASE OR SDL HAVE REFERRED YOU. NEITHER JDS UNIPHASE NOR SDL HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

     We each file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza           Citicorp Center             Seven World Trade Center
Room 1024                 500 West Madison Street     13th Floor
450 Fifth Street, N.W.    Suite 1400                  New York, New York
Washington, D.C. 20549    Chicago, Illinois 60661     10048

     Reports, proxy statements and other information concerning SDL and JDS Uniphase may also be inspected at:

              The National Association of Securities Dealers, Inc.
                              1735 K Street, N.W.
                             Washington, D.C. 20006

     You can also obtain copies of these materials by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding JDS Uniphase and SDL at http://www.sec.gov.

     JDS Uniphase has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to JDS Uniphase common stock to be issued to SDL stockholders in the merger. This proxy statement-prospectus constitutes the prospectus of JDS Uniphase filed as part of the registration statement. This proxy statement-prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as described above.

     If you have any questions about the merger, please call SDL's Investor Relations at (408) 943-4343. You may also call JDS Uniphase's Investor Relations at (408) 434-1800.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG

                           JDS UNIPHASE CORPORATION,
                              K2 ACQUISITION, INC.
                                      AND

                                   SDL, INC.

                            DATED AS OF JULY 9, 2000

     AGREEMENT AND PLAN OF MERGER dated as of July 9, 2000 (this "Agreement") among JDS UNIPHASE CORPORATION, a Delaware corporation ("Parent"), K2 ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and SDL, INC., a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of each corporation and its respective stockholders to combine their respective businesses;

     WHEREAS, in furtherance of such combination, the respective Boards of Directors of Parent, Merger Sub and the Company have each adopted resolutions approving this Agreement and declaring its advisability and approving the merger (the "Merger") of Merger Sub with and into the Company in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), upon the terms and subject to the conditions set forth herein; and

     WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 1.02 Closing; Effective Time. (a) The closing of the Merger (the "Closing") shall take place (i) at 10:00 a.m. (Los Angeles time) at the offices of Sullivan & Cromwell, 1888 Century Park East, Los Angeles, California as soon as practicable, but in any event within three business days after the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as Parent and the Company may agree in writing (the "Closing Date").

     (b) At the Closing, the Company and Merger Sub shall cause a certificate of merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by applicable Law (as defined in Section 3.05(a)) in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger in accordance with the DGCL (the "Effective Time").

     SECTION 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.04 Certificate of Incorporation; By-Laws. (a) At the Effective Time, the Restated Certificate of Incorporation, as amended (the "Company Certificate of Incorporation"), of the Company shall be amended to be identical to that of Merger Sub, as in effect immediately prior to the Effective Time, except that Article I shall state that the name of the Surviving Corporation is "SDL, Inc." The Company Certificate of Incorporation, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended subject to Section 6.05(e), in accordance with the terms thereof and of the DGCL.

     (b) At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended, subject to Section 6.05(a), in accordance with the terms thereof, and of the Certificate of Incorporation of the Surviving Corporation and of the DGCL.

     SECTION 1.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be elected as the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be elected as the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01 Conversion of Securities. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

          (i) each share of common stock, par value $0.001 per share, of the Company and all rights in respect thereof ("Company Common Stock"; shares of Company Common Stock being referred to herein collectively as the "Company Common Shares") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.01(a)(ii)) shall be canceled and automatically converted, subject to Section 2.02(e), into the right to receive 3.8 (the "Exchange Ratio") shares of common stock, $0.001 par value per share, of Parent ("Parent Common Stock"; shares of Parent Common Stock being referred to herein collectively as the "Parent Common Shares") (which, together with any cash in lieu of fractional shares of Company Common Stock as specified in Section 2.02(e), shall be referred to herein as the "Merger Consideration");

          (ii) each Company Common Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or held in treasury by the Company or any Subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (iii) each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.

     (b) If at any time during the period between the date of this Agreement and the Effective Time, the Company changes the number of Company Common Shares, or Parent changes the number of Parent Common Shares, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization, redenomination of share capital or other similar transactions, the Exchange Ratio and any other items dependent thereon shall be appropriately adjusted.

     SECTION 2.02 Exchange of Certificates. (a) Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with Parent's transfer agent for Parent Common Stock or such other bank or trust company that may be designated by Parent and is reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Company Common Shares, for exchange in accordance with this Article II through the Exchange Agent, certificates representing Parent Common Shares issuable pursuant to Section 2.01 and cash as required to make payments in lieu of any fractional shares pursuant to Section 2.02(e) (such cash and certificates for Parent Common Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Shares contemplated to be issued pursuant to Section 2.01, out of the Exchange Fund. Except as contemplated by Section 2.02(f) hereof, the Exchange Fund shall not be used for any other purpose.

     (b) Exchange Procedures. As promptly as practicable after the Effective Time (but in any event within five business days after the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Common Shares (the "Certificates") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Parent Common Shares and cash in lieu of any fractional shares. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Parent Common Shares that such holder has the right to receive in respect of the Company Common Shares formerly represented by such Certificate (after taking into account all Company Common Shares then held by such holder), cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Common Shares, cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), may be issued to a transferee if the Certificate representing such Company Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Surviving Corporation that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the certificate representing Parent Common Shares, cash in lieu of any fractional Parent Common Shares to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.02(c).

     (c) Distributions with Respect to Unexchanged Parent Common Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate as provided in Section 2.02(b). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Parent Common Shares issued in exchange therefor, without interest, (i) promptly (but in any event within five business days after such surrender), the amount of any cash payable with respect to a fractional Parent Common Share to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore payable with respect to such whole Parent Common Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent Common Shares.

     (d) No Further Rights in Company Common Stock. All Parent Common Shares issued upon conversion of the Company Common Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Shares.

     (e) No Fractional Shares. No certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Shares shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent; instead, Parent shall pay to the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (x) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) by (y) the average closing prices for a Parent Common Share on the Nasdaq National Market ("NASDAQ") for the five trading days immediately preceding the Effective Time.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Shares who have not theretofore complied with this
Article II shall thereafter look only to Parent for the Parent Common Shares, any cash in lieu of fractional Parent Common Shares to which they are entitled pursuant to Section 2.02(e) and any dividends or other distributions with respect to the Parent Common Shares to which they are entitled pursuant to
Section 2.02(c). Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

     (g) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of Company Common Shares for any such Company Common Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

     (h) Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Parent Common Shares, any cash in lieu of fractional Parent Common Shares to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

     SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into Parent Common Shares pursuant to the terms set forth in this
Article II, any cash in lieu of fractional Parent Common Shares to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 2.02(c).

     SECTION 2.04 Company Stock Options. (a) All options (the "Company Stock Options") outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the Company's 1992 Stock Option Plan or the Company's 1995 Stock Option Plan or under the prior plans of the Company's subsidiary SDL Queensgate Ltd. (collectively, the "Company Stock Option Plans"), shall remain outstanding following the Effective Time. At the Effective Time, the Company Stock Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which section 424(a) applies" within the meaning of section 424 of the Code and the regulations thereunder or (ii) to the extent that section 424 of the Code does not apply to any such Company Stock Options, would be such a corporation were section 424 of the Code applicable to such Company Stock Options. From and after the Effective Time, all references to the Company in the Company Stock Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Parent, which shall have assumed the Company Stock Option Plans as of the Effective Time by virtue of this Agreement and without any further action. Each Company Stock Option assumed by Parent (each, a "Substitute Option") shall be exercisable upon the same terms and conditions as under the Company Stock Option Plans, the applicable option agreement issued thereunder and any applicable agreement it is subject to, except that (A) each such Substitute Option shall be exercisable for, and represent the right to acquire, that whole number of Parent Common Shares (rounded to the nearest whole share or, in the case of Company Stock Options intended to qualify as incentive stock options under Section 422 of the Code ("ISOs"), rounding down to the nearest whole share) equal to the number of Company Common Shares subject to such Company Stock Option multiplied by the Exchange Ratio; and (B) the option price per Parent Common Share shall be an amount equal to the option price per Company Common Shares subject to such Company Stock Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded to the nearest full cent or, in the case of ISOs, rounded up to the nearest full cent). Such Substitute Option shall otherwise be subject to the same terms and conditions as such Company Stock Option as in effect as of the Effective Time pursuant to the applicable Company Stock Option Plan.

     (b) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Company Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Company Stock Option shall continue in effect on the same terms and conditions (including any antidilution provisions, and subject to the adjustments required by this Section
2.04 after giving effect to the Merger). Parent shall comply with the terms of all such Company Stock Options and ensure, to the extent required by, and subject to the provisions of, the Company Stock Option Plans, that Company Stock Options which qualified as ISOs prior to the Effective Time continue to qualify as ISOs after the Effective Time. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of Substitute Options pursuant to the terms set forth in this Section 2.04. As soon as practicable (but in any event, within five business days) after the Effective Time, the Parent Common Shares subject to Company Stock Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and Parent shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for as long as Substitute Options remain outstanding. In addition, Parent shall use all reasonable efforts to cause the Parent Common Shares subject to Company Stock Options to be authorized for quotation on NASDAQ and such exchanges as Parent shall determine.

     (c) Prior to the Effective Time, the Board of Directors of Parent and the Company, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretative guidance of the Securities and Exchange Commission so that the acquisition of Substitute Options pursuant to this Agreement shall be an exempt transaction for purposes of
Section 16 of the Securities Exchange Act of 1934 by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16.

     SECTION 2.05 Restricted Stock. At the Effective Time, any unvested shares of restricted stock, whether granted pursuant to the Company Stock Option Plans or otherwise, shall be converted into restricted stock of Parent pursuant to
Section 2.01, and shall continue to be subject to the same restrictions and terms and conditions as under the Company Stock Option Plans and the applicable agreements issued thereunder and the Company Severance Plan or Severance Agreement between any holder of restricted stock and the Company. The Company will take whatever action is necessary to be taken by the Company to effect the foregoing.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub that:

     SECTION 3.01 Organization and Qualification; Subsidiaries. (a) Each of the Company and each significant subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X promulgated by the United States Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act")) of the Company (collectively, the "Company Significant Subsidiaries") is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing, in good standing or to have such power, authority or governmental approvals has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below). Each of the Company and the Company Significant Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (b) Except as updated by Section 3.01(b) of the disclosure schedule delivered by the Company to the Parent concurrently with the execution of the Agreement (the "Company Disclosure Schedule"), Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 ("Company 10-K"), is a list of all the subsidiaries of the Company that as of the date of this Agreement are Significant Subsidiaries.

     SECTION 3.02 Company Certificate of Incorporation and By-Laws. The Company has heretofore made available to Parent a complete and correct copy of the Company Certificate of Incorporation and the Amended and Restated By-Laws of the Company (the "Company By-Laws"). The Company Certificate of Incorporation and the Company By-Laws are in full force and effect. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company By-Laws.

     SECTION 3.03 Capitalization. The authorized capital stock of the Company consists of (a) 281,000,000 shares of Company Common Stock and (b) 1,000,000 shares of preferred stock, $0.001 par value, of the Company (the "Company Preferred Stock"). As of June 30, 2000, (a) 86,356,814 shares of Company Common Stock and (b) no shares of Company Preferred Stock were issued and outstanding. All of the issued and outstanding Company Common Shares are validly issued, fully paid and nonassessable. No Company Common Shares, and no shares of Company Preferred Stock, are held in the treasury of the Company or by any subsidiary of the Company (collectively, the "Company Subsidiaries") and 13,708,412 shares of Company Common Stock have been duly reserved for future issuance pursuant to the Company Stock Option Plans. There are no issued or outstanding bonds, debentures, notes,

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convertible notes or other indebtedness of the Company having the right to vote on any matters on which stockholders of the Company may vote. Except for the Company Stock Options granted pursuant to the Company Stock Option Plans and except for the rights issued pursuant to the First Amended and Restated Rights Agreement dated February 11, 1999 between the Company and ChaseMellon Shareholder Services, L.L.C. (the "Company Rights Agreement"), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued stock of the Company or any Company Subsidiary, or conditionally or absolutely obligating the Company or any Company Subsidiary, to issue or sell any shares of stock of, or other equity interests in, the Company or any Company Subsidiary. Section 3.03 of the Company Disclosure Schedule sets forth, except as set forth in such Section 3.03 of the Company Disclosure Schedule, the total number of outstanding Company Stock Options, the weighted average exercise price thereof, the relevant vesting times and exercise periods as of June 30, 2000. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding obligations (whether conditional or absolute) of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares or other equity interests of Company Common Stock or any shares or other equity interests of any Company Subsidiary. Each outstanding share of stock or other equity interest of each Company Significant Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share or other equity interest owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the approval of the Company's stockholders described in the next sentence, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of a majority of the voting power of the then outstanding Company Common Shares entitled to vote on the matter (the "Company Stockholders' Vote"), and the filing of the Certificate of Merger with the Secretary of State of Delaware as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     SECTION 3.05 No Conflict; Required Filings and Consents. The execution, delivery and performance of this Agreement by the Company will not (i) conflict with or violate the Company Certificate of Incorporation or the Company By-Laws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any federal, national, state, provincial, municipal or local law, statute, ordinance, rule, regulation, order, injunction, judgment or decree, whether of the U.S., or another jurisdiction ("Law"), applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in

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the creation of a lien or other encumbrance on any property or asset of the
Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     (b) The execution, delivery and performance of this Agreement by the Company will not require any consent, approval, authorization or permit of, or filing with or notification to, any federal, national, state, provincial, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or any other governmental or quasi-governmental authority, whether of the U.S., or another jurisdiction (a "Governmental Entity"), except (i) for the applicable requirements of (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and comparable filings, if any, in foreign jurisdictions, (B) state securities or "blue sky" laws (the "Blue Sky Laws"), the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") or the Exchange Act, (C) the DGCL with respect to the filing of the Delaware Certificate of Merger, and (D) the rules and regulations of NASDAQ (the foregoing clauses (i)(A) through (D) being referred to collectively as the "Required Applicable Regulations") and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     SECTION 3.06 Permits; Compliance. (a) To the knowledge of the Company, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and, to the knowledge of the Company, no suspension or cancellation of any of the Company Permits is pending or threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (b) To the knowledge of the Company, neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) any Company Permits, except in each case for any such conflicts, defaults or violations that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.07 SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1997 (collectively, including all exhibits thereto and any registration statement filed since such date, the "Company SEC Reports"). As of the respective dates they were filed, (i) the Company SEC Reports complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) none of the Company SEC Reports contained, nor will any forms, reports and documents filed after the date of this Agreement and prior to the Effective Time contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC.

                                       A-8
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     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports and in any form, report or document filed after the date of this Agreement and prior to the Effective Time was, or will be, as the case may be, prepared in accordance with the United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and each presented or will present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect). The balance sheet of the Company contained in the Company SEC Reports as of December 31, 1999 is hereinafter referred to as the "Company Balance Sheet".

     SECTION 3.08 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the Company Balance Sheet (or in the notes thereto) or as set forth in Section 3.08 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has outstanding any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (a) liabilities and obligations under contracts and agreements (other than those liabilities and obligations under contracts and agreements required to be reflected or reserved against on the Company Balance Sheet), (b) liabilities and obligations not required to be reflected or reserved against on the Company Balance Sheet under U.S. GAAP, consistently applied, and (c) liabilities and obligations which have been incurred since the date of the Company Balance Sheet in the ordinary course of business, in each of case (b) and (c) which have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.09 Absence of Certain Changes or Events. From the date of the Company Balance Sheet, except as set forth in Section 3.09 of the Company Disclosure Schedule, (a) each of the Company and the Company Subsidiaries has conducted its business only in the ordinary course and (b) since such date, there has not been any circumstance, event, occurrence, change or effect that has had, and could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.10 Absence of Litigation. Except as specifically disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no litigation, suit, claim, action or proceeding (an "Action") pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any court, arbitrator or Governmental Entity, domestic or foreign, except for such Actions which have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.11  Employee Benefit Matters. (a) Plans and Material
Documents. Section 3.11(a) of the Company Disclosure Schedule lists, with respect to employees in the United States of the Company and, to the knowledge of the Company, the Company Subsidiaries, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, long term incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, change in control, and severance agreements, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, (collectively, the "Company Benefit Plans"), other than plans, programs, arrangements or agreements that are not material. Copies or summaries of each material Company Benefit Plan have been made available to Parent. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any written commitment to create, adopt or amend any material employee benefit plan, program, arrangement or agreement, other than any immaterial modification or any modification or change required by applicable Law.

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     (b) Absence of Certain Types of Plans. None of the Company Benefit Plans is
a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a
"Multiple Employer Plan").

     (c) Compliance. Each Company Benefit Plan is now in all respects in compliance with its terms and with the requirements of all applicable laws and regulations, including, without limitation, ERISA and the Code, except where any non-compliance would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of the Company, no action, claim or proceeding is pending or threatened with respect to any Company Benefit Plan, other than claims for benefits in the ordinary course and other than such actions, claims or proceedings that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (d) Qualification of Certain Plans. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") that the Company Benefit Plan is so qualified and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust.

     (e) Absence of Certain Liabilities. Neither the Company nor any Company Subsidiary has incurred any material liability to the Pension Benefit Guaranty Corporation (the "PBGC") under Title IV of ERISA (other than liability for premiums to the PBGC arising in the ordinary course), and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to result in any material liability to the PBGC under Title IV of ERISA.

     (f) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates, and all contributions to the Company Benefit Plans intended to be qualified pursuant to Section 401(a) of the Code have been or will be fully deductible, except where failure to do so would not have a Material Adverse Effect.

     (g) Severance Payments and Accelerated Vesting. Except as disclosed in
Section 3.11(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of the Company or any Company Subsidiary to severance in an amount material to the Company and its Subsidiaries, taken as a whole, or any other material payment from the Company or any Company Subsidiary, except as expressly provided in this Agreement, (ii) materially increase the amount of base compensation due any such employee, officer or director or (iii) accelerate benefits under any Company Stock Option Plan or accelerate vesting of unvested shares of restricted stock, whether granted pursuant to the Company Stock Option Plans or otherwise.

     (h) Non-U.S. Benefit Plans. To the knowledge of the Company, with respect to material employee benefit plans mandated by a government other than the United States or subject to laws other than United States law (collectively, the "Non-U.S. Benefit Plans") and except as set forth in Section 3.11(h) of the Company Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) each Non-U.S. Benefit Plan and the manner in which it has been administered satisfies all applicable Laws and regulations; (ii) each Non-U.S. Benefit Plan required to be registered has been registered; (iii) as of the date of this Agreement, all contributions to each Non-U.S. Benefit Plan required have been made by the Company or a Company Subsidiary or, if applicable, accrued in accordance with country-specific accounting practices; and (iv) each Non-U.S. Benefit Plan that is funded is either fully funded or fully insured, based upon generally accepted local accounting and actuarial practice and procedure, to an extent sufficient to provide for the accrued benefit obligations, as of the date hereof, of all employees and former employees participating in such Non-U.S. Benefit Plans.

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     SECTION 3.12  Material Contracts. (a) Subsections (i) through (iv) of
Section 3.12(a) of the Company Disclosure Schedule contain a list of the following types of contracts, agreements and arrangements (including all amendments thereto) to which the Company or a Company Subsidiary is a party, other than those contracts, agreements and arrangements listed as exhibits in the Company's Form 10-K for the fiscal year ended December 31, 1999 (such contracts, agreements and arrangements as are required to be set forth in
Section 3.12(a) of the Company Disclosure Schedule, together with all Company Benefit Plans and all contracts, agreements and arrangements listed or required to be listed as exhibits in the Company's Form 10-K for the fiscal year ended December 31, 1999, being the "Company Material Contracts"):

          (i) each contract and agreement which (A) is likely to involve consideration of more than $25,000,000 in the aggregate, during the fiscal years ending December 31, 2000 or December 31, 2001 or (B) is likely to involve consideration of more than $25,000,000 in the aggregate, over the remaining term of such contract, and which, in either case, cannot be canceled by the Company or any Company Subsidiary without penalty or further payment and without more than 60 days' notice;

          (ii) all joint venture or joint development agreements which involve consideration of more than $5,000,000 or which are otherwise material to the Company and the Company Subsidiaries, taken as a whole;

          (iii) all employment agreements which involve salary and bonus (excluding the value of any stock options) in excess of $250,000 annually;

          (iv) all contracts with consultants which involve consideration of more than $5,000,000;

          (v) all contracts and agreements evidencing indebtedness of more than $5,000,000 to unaffiliated third parties; and

          (vi) all contracts and agreements that limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, in each case, (A) with respect to any business currently conducted by the Company or any Company Subsidiary and (B) other than distributor agreements entered into in the ordinary course of business.

     (b) Each Company Material Contract is a legal, valid and binding agreement in full force and effect in accordance with its terms and neither the Company nor any Company Subsidiary is in default in any material respect, or has received notice that is in default in any material respect, under any Company Material Contract and no other party is in default in any material respect under any Company Material Contract, except where the failure of any such Company Material Contract to be legal, valid and binding or in full force and effect and for such defaults as have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.13 Environmental Matters. Except as set forth in Section 3.13 of the Company Disclosure Schedule or as to the extent that it has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Company and the Company Subsidiaries are not in violation of any Environmental Law applicable to them; (b) none of the properties currently or formerly owned, leased or operated by the Company and the Company Subsidiaries (including, without limitation, soils and surfaces and ground waters) are contaminated with any Hazardous Substance; (c) the Company and the Company Subsidiaries are not liable for any off-site contamination by Hazardous Substances; (d) the Company and the Company Subsidiaries are not liable for any violation under any Environmental Law (including, without limitation, pending or threatened liens); (e) the Company and the Company Subsidiaries have all material permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); and (f) neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Entities or third parties, pursuant to any applicable Environmental Law or Environmental Permit. During the two years preceding the date of this Agreement, none of the Company or the Company

                                      A-11
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Subsidiaries has received notice of a violation of any Environmental Law
(whether with respect to properties presently or previously owned or used) except as to the extent that it has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.14 Title to Properties; Absence of Liens and Encumbrances. Each of the Company and the Company Significant Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") except (i) as reflected in the financial statements contained in the Company SEC Reports and (ii) for such Liens, if any, which have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.15 Intellectual Property. Except as set forth in Section 3.15 of the Company Disclosure Schedule, the Company and the Company Significant Subsidiaries own, or possess adequate, valid, binding licenses or other valid and binding rights to use, all Intellectual Property used or held for use in the business of the Company and the Company Significant Subsidiaries and necessary for the conduct of the business of the Company and the Company Significant Subsidiaries in all material respects as currently conducted.

     (b) Neither the Company nor any of the Company Subsidiaries has received any written notice that, and to the knowledge of the Company no claim has been made or asserted that, any process currently used or product currently sold, imported or offered for sale by the Company and the Company Subsidiaries infringes on or otherwise violates the Intellectual Property rights of any person, and such uses, sales, importations and offers to sell are and have been in accordance with all applicable licenses, in each case, other than as to the extent that it has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (c) To the knowledge of the Company, no Intellectual Property material to the business of the Company and the Company Subsidiaries owned or licensed by the Company or the Company Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

     (d)(i) There has been no misappropriation or infringement of any trade secrets, know-how or other Intellectual Property of the Company or any Company Subsidiary by any person, (ii) no employee, independent contractor or agent of the Company or any Company Subsidiary has misappropriated any material trade secrets of any other person in the course of such performance as an employee, independent contractor or agent and (iii) no employee, independent contractor or agent of Company or any Company Subsidiary is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property, in each case, other than as to the extent that it has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.16 Taxes. (a) Except as set forth in Section 3.16 of the Company Disclosure Schedule, (i) the Company and each of the Company Subsidiaries have timely filed or will timely file all material U.S. federal, state, local and Non-U.S. returns and reports required to be filed by any of them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and the Company Subsidiaries and all such returns and reports are accurate and complete in all material respects, (ii) all Taxes that are shown as due on the Company's Tax returns prior to the Effective Time have been paid or will be paid or have been shown as accrued liabilities on the financial statements of the Company in accordance with U.S. GAAP, (iii) no outstanding or pending deficiency for any material amount of Tax has been proposed, asserted or assessed by a taxing authority against the Company or any of the Company Subsidiaries, (iv) the Company and each of the Company Subsidiaries have provided adequate reserves in their financial statements in accordance with U.S. GAAP for any Taxes that have not been paid, whether or not shown as being due on any Tax returns and (v) neither the Company nor any of the Company

                                      A-12
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Subsidiaries has a material amount of income reportable for a taxable period ending after the Effective Time that is attributable to an activity or a transaction occurring in or a change in accounting method made for a period ending on or prior to the Effective Time, including, without limitation, any adjustment pursuant to Section 481 of the Code.

     (b) Except as set forth in Section 3.16 of the Company Disclosure Schedule, there are not outstanding agreements or waivers extending the statutory period of limitation for assessment or collection of Tax applicable to any material Tax returns required to be filed with respect to the Company or any Company Subsidiary. The Company has made available to Parent correct and complete copies of all material federal and state income and franchise Tax returns of the Company and the Company Subsidiaries for 1997 and thereafter and IRS Revenue Agent Reports and similar state reports issued for such returns, and statements of material Tax deficiencies assessed against or agreed to by the Company and any Company Subsidiary since January 1, 1997. The U.S. federal consolidated income Tax return for the Company Subsidiaries has been examined by the IRS for all taxable years through the year ended December 31, 1994.

     (c) Except as set forth in Section 3.16 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to or is bound by any tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority), except for customary arrangements relating to property taxes and sales taxes in leases and other agreements entered into in the ordinary course of business.

     (d) Except as set forth in Section 3.16 of the Company Disclosure Schedule,
(i) neither the Company nor any of the Company Subsidiaries has ever been a member of an affiliated group filing a consolidated federal income Tax return, other than the group of which it currently is a member, and (ii) neither the Company nor any of the Company Subsidiaries is liable for the taxes of any other person as a successor or transferee, or pursuant to any provision of federal, state, local or Non-U.S. law.

     (e) Except as set forth in Section 3.16 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of the Company Subsidiaries that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code. Except as set forth in Section 3.16 of the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement to which Company or any of the Company Subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

     (f) As used in this Agreement, "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imports and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

     SECTION 3.17 Board Approval; Vote Required. (a) On or prior to the date of this Agreement, the Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger, and determined that the execution, delivery and performance of the Merger Agreement is advisable and (iii) recommended that the stockholders of the Company adopt this Agreement (the "Company Recommendation") and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting, as defined in
Section 6.01(a).

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     (b) The only vote of the holders of any class or series of stock of the
Company necessary to approve the Merger, this Agreement and the other transactions contemplated by this Agreement is the Company Stockholders' Vote.

     SECTION 3.18 Insurance. The Company and the Company Significant Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Significant Subsidiaries.

     SECTION 3.19 State Takeover Statutes; Stockholder Rights Plan. No "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation is applicable, by reason of the Company's being a party to the Merger, this Agreement or the transactions contemplated hereby. Except for the Company Rights Agreement, neither the Company nor any of the Company Subsidiaries is a party to any "stockholder rights" plan or any similar anti-takeover plan or device.

     (a) Prior to the time this Agreement was executed, the Board of Directors of the Company has taken all action necessary, if any, to exempt under or make not subject to Section 203 of the DGCL and to ensure no stockholder of the Company will have any rights under the Company Rights Agreement as a result of,
(i) the execution of this Agreement, (ii) the Merger and (iii) the other transactions contemplated hereby.

     SECTION 3.20 Labor Matters. The Company and each Company Subsidiary is in compliance with all applicable laws and regulations governing labor and employment, except where the failure to be in such compliance would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth in Section 3.20 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to or bound by any collective bargaining agreement, and there are no labor unions representing any employees of the Company or any of the Company Subsidiaries. Except as set forth in Section 3.20 of the Company Disclosure Schedule, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation with respect to any employee of the Company or any Company Subsidiary, except for such disputes that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.21 Opinion of Financial Advisor. The Company has received the written opinion of Thomas Weisel Partners LLC ("Thomas Weisel") dated the date of this Agreement to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Company's stockholders from a financial point of view, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement.

     SECTION 3.22 Brokers. No broker, finder or investment banker (other than Thomas Weisel) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore made available to Parent a complete and correct copy of all agreements between the Company and Thomas Weisel pursuant to which such firm would be entitled to any payment relating to the Merger or any other transactions.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

     SECTION 4.01 Organization and Qualification; Subsidiaries. (a) Each of Parent and each significant subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC under the Exchange Act) of Parent (collectively, the "Parent Significant Subsidiaries") is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so

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organized, existing, in good standing or to have such power, authority or governmental approvals has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Parent and the Parent Significant Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (b) Except as updated by Section 4.01(b) of the disclosure schedule delivered by the Parent to the Company concurrently with the execution of the Agreement (the "Parent Disclosure Schedule", Exhibit 21.1 to the Parent's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, is a list of all the subsidiaries of the Parent that as of the date of this Agreement are Significant Subsidiaries.

     SECTION 4.02 Certificate of Incorporation and By-Laws. Parent has heretofore made available to the Company a complete and correct copy of the Certificate of Incorporation and By-Laws, each as amended to date, of Parent and the Certificate of Incorporation and By-Laws of Merger Sub, each as amended to date. Such respective organizational documents are in full force and effect and neither Parent nor Merger Sub is in violation of any of the provisions of its respective organizational documents.

     SECTION 4.03 Capitalization. The authorized capital stock of Parent consists of (i) 3,000,000,000 Parent Common Shares and (ii) 1,000,000 preferred shares of Parent, $0.001 value per share, issuable in series (the "Parent Preferred Stock"). As of June 30, 2000, (i) 1,053,811,083 Parent Common Shares (including exchangeable shares ("Exchangeable Shares") of Parent's subsidiary, JDS Uniphase Canada Ltd) and (ii) 100,000 shares of Parent Series A Preferred Stock and one share of Parent Series B Preferred Stock were issued and outstanding. All of the issued and outstanding shares of Parent Common Stock and Exchangeable Shares and all of the issued and outstanding shares of Parent Preferred Stock are validly issued, fully paid and nonassessable. 116,505,582 shares of Parent Common Stock (including Exchangeable Shares) and no shares of Parent Preferred Stock are held in the treasury of Parent or by any subsidiary of Parent (collectively, the "Parent Subsidiaries") and 4,799,869 Parent Common Shares have been duly reserved for future issuance pursuant to Parent's 1993 Flexible Stock Incentive Plan. There are no issued or outstanding bonds, debentures, notes, convertible notes or other indebtedness of Parent having the right to vote on any matters on which stockholders of Parent may vote. Except as set forth on Section 4.03 of the Parent Disclosure Schedule, and except for (i) the 140,172,550 options (the "Parent Stock Options") granted pursuant to Parent's stock option plans, (ii) shares issuable pursuant to this Agreement and
(iii) the shares of Parent Common Stock reserved for issuance upon conversion of the outstanding shares of Parent Preferred Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued stock of Parent or any Parent Subsidiary, or conditionally or absolutely obligating Parent or any Parent Subsidiary to issue or sell any shares of stock of, or other equity interests in, Parent or any Parent Subsidiary. All Parent Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding obligations (whether conditional or absolute) of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares or other equity interest of Parent or any shares or other equity interests of any Parent Subsidiary. Each outstanding share of stock or other equity interest of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share or other equity interest owned by Parent or another Parent Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or such other Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (b) The authorized stock of Merger Sub consists of 1,000 shares of common stock, no par value, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof, and all of which are owned by Parent. The Parent Common Shares to be issued

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pursuant to the Merger in accordance with Section 2.01 (i) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights created by statute, the Certificate of Incorporation or By-Laws of Parent or any agreement to which the Parent is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

     SECTION 4.04 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the approval of Parent's stockholders described in the next sentence, and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval of the issuance of Parent Common Stock pursuant to the terms of the Merger by the affirmative vote of a majority of the holders casting votes (provided that the total vote cast represents more than fifty percent in interest of all capital stock of Parent entitled to vote) (the "Parent Stockholders' Vote") and the filing of the Certificate of Merger with the Secretary of State of Delaware as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     SECTION 4.05 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub will not (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent, the Certificate of Incorporation or By-Laws of Merger Sub or any equivalent organizational documents of any Parent Significant Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except
(i) for the Required Applicable Regulations and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     SECTION 4.06 Permits; Compliance. (a) To the knowledge of Parent, each of Parent and the Parent Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent or any Parent Subsidiary to own, lease and operate its properties or to carry on its business as it is

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now being conducted (the "Parent Permits"), except where the failure to have, or the suspension or cancellation of, any of the Parent Permits has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and, to the knowledge of Parent, no suspension or cancellation of any of the Parent Permits is pending or threatened, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (b) To the knowledge of Parent, neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) any Parent Permits, except in each case for any such conflicts, defaults or violations that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 4.07 SEC Filings; Financial Statements. (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since June 30, 1997 (collectively, including all exhibits thereto and any registration statement filed since such date, the "Parent SEC Reports"). As of the respective dates they were filed, (i) the Parent SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Parent SEC Reports contained, nor will any forms, reports and documents filed after the date of this Agreement and prior to the Effective Time contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Parent Subsidiary is required to file any form, report or other document with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports and in any form, report or document filed after the date of this Agreement and prior to the Effective Time was, or will be, as the case may be, prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and each presented or will present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and the consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect). The balance sheet of Parent contained in the Parent SEC Reports as of June 30, 1999 is hereinafter referred to as the "Parent Balance Sheet".

     SECTION 4.08 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the Parent Balance Sheet (or in the notes thereto) or as set forth in Section 4.08 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary has outstanding any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (a) liabilities and obligations under contracts and agreements (other than those liabilities and obligations under contracts and agreements required to be reflected or reserved against on the Parent Balance Sheet), (b) liabilities and obligations not required to be reflected or reserved against on the Parent Balance Sheet under U.S. GAAP, consistently applied, and (c) liabilities and obligations which have been incurred since the date of the Parent Balance Sheet in the ordinary course of business, in each of case (b) and (c) which have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 4.09 Absence of Certain Changes or Events. From the date of the Parent Balance Sheet, except as set forth in Section 4.09 of the Parent Disclosure Schedule, (a) each of Parent and the Parent Subsidiaries has conducted its business only in the ordinary course and, (b) since such date, there has not

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been any circumstance, event, occurrence, change or effect that has had, and could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 4.10 Absence of Litigation. Except as specifically disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary, or any property or asset of Parent or any Parent Subsidiary, before any court, arbitrator or Governmental Entity, domestic or foreign, except for such Actions which have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 4.11  Employee Benefit Matters. (a) Plans and Material Documents.
Section 4.11(a) of the Parent Disclosure Schedule lists, with respect to employees in the United States of Parent and, to the knowledge of Parent, Parent Subsidiaries, all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, long term incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, change in control, and severance agreements, to which Parent or any Parent Subsidiary is a party, with respect to which Parent or any Parent Subsidiary has any obligation or which are maintained, contributed to or sponsored by Parent or any Parent Subsidiary for the benefit of any current or former employee, officer or director of Parent or any Parent Subsidiary (collectively, the "Parent Benefit Plans"), other than plans, programs, arrangements or agreements that are not material. Copies or summaries of each material Parent Benefit Plan have been made available to the Company. Except as set forth in Section 4.11(a) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary has any written commitment to create, adopt or amend any material employee benefit plan, program, arrangement or agreement, other than any immaterial modification or any modification or change required by applicable Law.

     (b) Absence of Certain Types of Plans. None of the Parent Benefit Plans is a Multiemployer Plan or a Multiple Employer Plan.

     (c) Compliance. Each Parent Benefit Plan is now in all respects in compliance with its terms and with the requirements of all applicable laws and regulations, including, without limitation, ERISA and the Code, except where any non-compliance would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of Parent, no action, claim or proceeding is pending or threatened with respect to any Parent Benefit Plan, other than claims for benefits in the ordinary course and other than such actions, claims or proceedings that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (d) Qualification of Certain Plans. Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Parent Benefit Plan is so qualified and, to the knowledge of Parent, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Parent Benefit Plan or the exempt status of any such trust.

     (e) Absence of Certain Liabilities. Neither Parent nor any Parent Subsidiary has incurred any material liability to the PBGC under Title IV of ERISA (other than liability for premiums to the PBGC arising in the ordinary course), and, to the knowledge of Parent, no fact or event exists that could reasonably be expected to result in any material liability to the PBGC under Title IV of ERISA.

     (f) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Parent Benefit Plan have been made on or before their due dates, and all contributions to the Parent Benefit Plans intended to be qualified pursuant to Section 401(a) of the Code have been or will be fully deductible, except where failure to do so would not have a Material Adverse Effect.

     (g) Severance Payments and Accelerated Vesting. Except as disclosed in
Section 4.11(g) of the Parent Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of Parent or any Parent Subsidiary to severance in an amount material to the Company and its

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Subsidiaries, taken as a whole, or any other material payment from Parent or any
Parent Subsidiary, except as expressly provided in this Agreement, (ii) materially increase the amount of base compensation due any such employee, officer or director or (iii) accelerate benefits under any Parent Stock Option Plan or accelerate vesting of unvested shares of restricted stock, whether granted pursuant to any Parent Stock Option Plan or otherwise.

     (h) Non-U.S. Benefit Plans. To the knowledge of Parent with respect to material employee benefit plans mandated by a government other than the United States or subject to laws other than United States law (collectively, the "Non-U.S. Benefit Plans") and except as set forth in Section 4.11(h) of the Parent Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) each Non-U.S. Benefit Plan and the manner in which it has been administered satisfies all applicable Laws and regulations; (ii) each Non-U.S. Benefit Plan required to be registered has been registered; (iii) as of the date of this Agreement, all contributions to each Non-U.S. Benefit Plan required have been made by Parent or a Parent Subsidiary or, if applicable, accrued in accordance with country-specific accounting practices; and (iv) each Non-U.S. Benefit Plan that is funded is either fully funded or fully insured, based upon generally accepted local accounting and actuarial practice and procedure, to an extent sufficient to provide for the accrued benefit obligations, as of the date hereof, of all employees and former employees participating in such Non-U.S. Benefit Plan.

     SECTION 4.12 Material Contracts. Subsections (i) through (iv) of Section 4.12(a) of the Parent Disclosure Schedule contain a list of the following types of contracts, agreements and arrangements (including all amendments thereto) to which Parent or a Parent Subsidiary is a party, other than those contracts, agreements and arrangements listed as exhibits in the Parent's Form 10-K for the fiscal year ended June 30, 1999 (such contracts, agreements and arrangements as are required to be set forth in Section 4.12(a) of the Parent Disclosure Schedule, together with all Parent Benefit Plans and all contracts, agreements and arrangements listed or required to be listed as exhibits in the Parent's Form 10-K for the fiscal year ended June 30, 1999, being the "Parent Material Contracts"):

          (i) each contract and agreement which (A) is likely to involve consideration of more than $25,000,000 in the aggregate, during the fiscal year ending June 30, 2001 or (B) is likely to involve consideration of more than $50,000,000 in the aggregate, over the remaining term of such contract, and which, in either case, cannot be canceled by Parent or any Parent Subsidiary without penalty or further payment and without more than 60 days' notice;

          (ii) all contracts with consultants which involve consideration of more than $25,000,000;

          (iii) all contracts and agreements evidencing indebtedness of more than $25,000,000 to unaffiliated third parties; and

          (iv) all contracts and agreements that limit the ability of Parent or any Parent Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, in each case, (A) with respect to any business currently conducted by Parent or any Parent Subsidiary and (B) other than distributor agreements entered into in the ordinary course of business.

     (b) Each Parent Material Contract is a legal, valid and binding agreement in full force and effect in accordance with its terms and neither Parent nor any Parent Subsidiary is in default in any material respect, or has received notice that is in default in any material respect, under any Parent Material Contract and no other party is in default in any material respect under any Parent Material Contract, except where the failure of any such Parent Material Contract to be legal, valid and binding or in full force and effect and for such defaults as have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 4.13 Environmental Matters. Except as to the extent that it has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) Parent and the Parent Subsidiaries are not in violation of any Environmental Law applicable to them; (b) none of the properties currently or formerly owned, leased or operated by Parent and the Parent Subsidiaries

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(including, without limitation, soils and surfaces and ground waters) are contaminated with any Hazardous Substance; (c) Parent and the Parent Subsidiaries are not liable for any off-site contamination by Hazardous Substances; (d) Parent and the Parent Subsidiaries are not liable for any violation under any Environmental Law (including, without limitation, pending or threatened liens); (e) Parent and the Parent Subsidiaries have all Environmental Permits; and (f) neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Entities or third parties, pursuant to any applicable Environmental Law or Environmental Permit. During the two years preceding the date of this Agreement, none of Parent or the Parent Subsidiaries has received notice of a violation of any Environmental Law (whether with respect to properties presently or previously owned or used) except as to the extent that it has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 4.14 Title to Properties; Absence of Liens and Encumbrances. Each of Parent and the Parent Significant Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of Liens except (i) as reflected in the financial statements contained in the Parent SEC Reports and
(ii) for such Liens, if any, which have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 4.15 Intellectual Property. (a) Parent and the Parent Significant Subsidiaries own, or possess adequate, valid, binding licenses or other valid and binding rights to use, all Intellectual Property used or held for use in the business of Parent and the Parent Significant Subsidiaries and necessary for the conduct of the business of Parent and the Parent Significant Subsidiaries in all material respects as currently conducted.

     (b) Neither Parent nor any of the Parent Subsidiaries has received any written notice that, and to Parent's knowledge no claim has been made or asserted that, any process currently used or product currently sold, imported or offered for sale by Parent and the Parent Subsidiaries infringes on or otherwise violates the Intellectual Property rights of any person, and such uses, sales, importations and offers to sell are and have been in accordance with all applicable licenses, in each case, other than as to the extent that it has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (c) To the knowledge of Parent, no Intellectual Property material to the business of Parent and the Parent Subsidiaries owned or licensed by Parent or the Parent Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

     (d)(i) There has been no misappropriation or infringement of any trade secrets, know-how or other Intellectual Property of Parent or any Parent Subsidiary by any person, (ii) no employee, independent contractor or agent of Parent or any Parent Subsidiary has misappropriated any material trade secrets of any other person in the course of such performance as an employee, independent contractor or agent and (iii) no employee, independent contractor or agent of Parent or any Parent Subsidiary is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property, in each case, other than as to the extent that it has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 4.16 Taxes. (a) Except as set forth in Section 4.16(a) of the Parent Disclosure Schedule, (i) Parent and each of the Parent Subsidiaries have timely filed or will timely file all material U.S. federal, state, local and non-U.S. returns and reports required to be filed by any of them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Parent and the Parent Subsidiaries and all such returns and reports are accurate and complete in all material respects, (ii) all

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Taxes that are shown as due on Parent's Tax returns prior to the Effective Time have been paid or will be paid or have been shown as accrued liabilities on the financial statements of Parent in accordance with U.S. GAAP, (iii) no outstanding or pending deficiency for any material amount of Tax has been proposed, asserted or assessed by a taxing authority against Parent or any of the Parent Subsidiaries, (iv) Parent and each of the Parent Subsidiaries have provided adequate reserves in their financial statements in accordance with U.S. GAAP for any Taxes that have not been paid, whether or not shown as being due on any Tax returns and (v) neither Parent nor any of the Parent Subsidiaries has a material amount of income reportable for a taxable period ending after the Effective Time that is attributable to an activity or a transaction occurring in or a change in accounting method made for a period ending on or prior to the Effective Time, including without limitation, any adjustment pursuant to Section 481 of the Code.

     (b) Except as set forth in Section 4.16(b) of the Parent Disclosure Schedule, there are not outstanding agreements or waivers extending the statutory period of limitation for assessment or collection of Tax applicable to any material Tax returns required to be filed with respect to Parent or any Parent Subsidiary. Parent has made available to the Company correct and complete copies of all material federal and state income and franchise Tax returns of the Parent and the Parent Subsidiaries for 1995 and thereafter and IRS Revenue Agent Reports and similar state reports issued for such returns, and statements of material Tax deficiencies assessed against or agreed to by Parent and any Parent Subsidiary since January 1, 1995. The currently open U.S. federal consolidated income Tax returns for Parent and the U.S. Parent Subsidiaries have not been examined by the IRS for all taxable years through the year ended June 30, 1999.

     (c) Except as set forth in Section 4.16 of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries is a party to or is bound by any tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority), except for customary arrangements relating to property taxes and sales taxes in leases and other agreements entered into in the ordinary course of business.

     (d) Except as set forth in Section 4.16 of the Parent Disclosure Schedule,
(i) neither Parent nor any of the Parent Subsidiaries has ever been a member of an affiliated group filing a consolidated federal income Tax return, other than the group of which it currently is a member, and (ii) neither Parent nor any of the Parent Subsidiaries is liable for the taxes of any other person as a successor or transferee, or pursuant to any provision of federal, state, local or Non-U.S. law.

     (e) Except as set forth in Section 4.16 of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries is a party to any contract, agreement, plan or arrangement covering any employee or former employee of Parent or any of the Parent Subsidiaries that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code. Except as set forth in Section 4.16 of the Parent Disclosure Schedule, there is no contract, agreement, plan or arrangement to which Parent or any of the Parent Subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

     SECTION 4.17 Board Approval; Vote Required. (a) On or prior to the date of this Agreement, the Board of Directors of Parent, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Parent and its stockholders, (ii) approved this Agreement and the Merger, and determined that the execution, delivery and performance of the Merger Agreement is advisable and
(iii) recommended that the stockholders of Parent approve the issuance of Parent Common Stock pursuant to this Agreement (the "Company Recommendation") and directed that the issuance of such shares be submitted for consideration by Parent's stockholders at the Parent Stockholders' Meeting, as defined in Section 6.01(a).

     (b) The only vote of the holders of any class or series of stock of Parent necessary in connection with the transactions contemplated by this Agreement is the Parent Stockholders' Vote.

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     SECTION 4.18  Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     SECTION 4.19 Insurance. Parent and the Parent Significant Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent and the Parent Significant Subsidiaries.

     SECTION 4.20 Labor Matters. Parent and each Parent Subsidiary is in compliance with all applicable laws and regulations governing labor and employment, except where the failure to be in such compliance would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth in Section 4.20 of the Parent Disclosure Schedule, neither Parent nor any of the Parent Subsidiaries is a party to or bound by any collective bargaining agreement, and there are no labor unions representing any employees of Parent or any of the Parent Subsidiaries. Except as set forth in Section 4.20 of the Parent Disclosure Schedule, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation with respect to any employee of Parent or any Parent Subsidiary, except for such disputes that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 4.21 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinions of CIBC World Markets Corp. and Banc of America Securities LLC dated the date of this Agreement to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Parent from a financial point of view, a copy of the written versions of which will be delivered to the Company solely for information purposes promptly after the receipt thereof by the Company.

     SECTION 4.22 Brokers. No broker, finder or investment banker (other than CIBC World Markets Corp. and Banc of America Securities LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent has heretofore made available to the Company a complete and correct copy of all agreements between Parent and CIBC World Markets Corp. and Banc of America Securities LLC pursuant to which either such firm would be entitled to any payment relating to the Merger or any other transactions.

                                   ARTICLE V

                    CONDUCT OF BUSINESSES PENDING THE MERGER

     SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization, and, to the extent reasonably determined desirable by management of the Company, to keep available the services of the current officers and employees of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers, licensors, licensees and other persons with which the Company or any Company Subsidiary has significant business relations. By way of amplification of the foregoing and not limitation, except (i) as contemplated by this Agreement, (ii) for transfers of cash among the Company and the Company Subsidiaries pursuant to the Company's ordinary course cash management policies or (iii) subject to Sections 6.08 and 6.10, as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary shall, between the

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date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld):

          (a) amend or change its certificate of incorporation or by-laws or equivalent organizational documents;

          (b) issue, sell or otherwise dispose of (whether to a third party or to a related party) (i) any shares of its stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary (except for (w) the issuance of shares of Company Common Stock pursuant to Company Stock Options outstanding on the date of this Agreement, (x) the issuance of Company Stock Options to purchase up to that number of shares of Company Common Stock currently authorized for issuance under the Company Stock Option Plans in effect on the date of this Agreement and the shares of Company Common Stock issuable pursuant to such Company Stock Options, (y) the issuance of Company Stock Options in connection with transactions permitted under paragraph (f) below and the shares of Company Common Stock issuable pursuant to such Company Stock Options or (z) the issuance of shares of Company Common Stock in connection with transactions permitted under paragraph (f) below) or (ii) any business unit of the Company or any Company Subsidiary or any material portion of the assets of the Company or any Company Subsidiary);

          (c) except with respect to trademarks in the ordinary course of business and consistent with past practice, disclose any confidential Intellectual Property of the Company or any Company Subsidiary unless such Intellectual Property is subject to a confidentiality agreement protecting against any further disclosure;

          (d) authorize, declare or set aside any dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any of its stock;

          (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its stock;

          (f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and that are not in connection with the acquisition of all, or substantially all of a business, and other than any acquisitions involving consideration with a fair market value not in excess of $2 billion individually or $4 billion in the aggregate;

          (g) incur any additional indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any person, or make any loans or advances, except for (i) loans or advances for employees of the Company in the ordinary course of business, (ii) letters of credit obtained by the Company or any Company Subsidiary in the ordinary course of business, (iii) trade payables incurred in the ordinary course of business, (iv) indebtedness assumed in connection with transactions permitted under paragraph (f) above, (v) intercompany indebtedness, (vi) indebtedness under the Company's or any Company Subsidiary's existing credit facilities incurred in the ordinary course of business and (vii) other indebtedness with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $5,000,000;

          (h) except as disclosed in Schedule 5.01(h) of the Company Disclosure Schedule waive any stock repurchase or acceleration rights, amend or change the terms of any options or restricted stock, or reprice options granted under any Company Stock Option Plan or authorize cash payments in exchange for any options granted under any such plans;

          (i) except as disclosed in Section 5.01(i) of the Company Disclosure Schedule or except in the ordinary course of business consistent with past practice, increase the compensation payable or to become payable to its officers or employees or grant any rights to severance or termination pay to, or

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     enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary (except, in the case of employees who are not officers or directors, as consistent with existing policies of the Company or past practices), or establish, adopt, enter into or amend, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (j) make any material change, other than as required by U.S. GAAP or by the SEC, to its accounting principles or procedures;

          (k) agree in writing or otherwise to take any of the actions described in clauses (a) through (j) above; or

          (l) take any action that would cause any of the Company's representations and warranties set forth in Article III to be untrue in any material respect, as of any date, as if such representations and warranties were made as of such date.

     SECTION 5.02 Conduct of Business by Parent Pending the Merger. Parent agrees that, except as contemplated by any other provision of this Agreement, Parent shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of the Company:

          (a) authorize, declare or set aside any dividend payments or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than any regular quarterly dividends declared and paid in accordance with past practice;

          (b) make any material change, other than as required by U.S. GAAP or by the SEC, to its accounting principles or procedures;

          (c) take any actions inconsistent with the covenants of Parent set forth in Section 6.15;

          (d) except as set forth in Section 5.02(d) of the Parent Disclosure Schedule, acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and that are not in connection with the acquisition of all, or substantially all of a business, and other than any acquisitions involving consideration with a fair market value not in excess of $4 billion individually or $8 billion in the aggregate; or

          (e) issue, sell or otherwise dispose of (whether to a third party or to a related party) any shares of its stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such stock, or any other ownership interest (including, without limitation, any phantom interest), of Parent or any Parent Subsidiary (except for (v) the issuance of shares of Parent Common Stock pursuant to Parent Stock Options outstanding on the date of this Agreement, (w) the issuance of Parent Stock Options to purchase up to that number of Parent Common Shares currently authorized for issuance under the Parent Stock Option Plans in effect on the date of this Agreement and the shares of Parent Common Stock issuable pursuant to such Parent Stock Options, (x) the issuance of Parent Stock Options in connection with transactions permitted under paragraph (d) above and the shares of Parent Common Stock issuable pursuant to such Parent Stock Options, (y) the issuance of shares of Parent Common Stock in connection with transactions permitted under paragraph (d) above or (z) the issuance of shares of Parent Common Stock with cash proceeds (net of underwriters' commissions) of up to one billion dollars ($1,000,000,000) in the aggregate);

          (f) agree in writing or otherwise to take any actions described in clauses (a) through (e) above; or

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          (g) take any action that would cause any of the Parent's
     representations and warranties set forth in Article IV to be untrue in any material respect, as of any date, as if such representations and warranties were made as of such date.

     SECTION 5.03 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01 Registration Statement; Joint Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and file with the SEC a joint proxy statement (together with any amendments thereof or supplements thereto, the "Proxy Statement") relating to the meetings of the Company's stockholders (the "Company Stockholders' Meeting") and Parent's stockholders (the "Parent Stockholders' Meeting" and, together with the Company Stockholders' Meeting, the "Stockholders' Meetings") to be held to consider adoption of this Agreement and the issuance of Parent Common Shares pursuant to the terms of the Merger, as the case may be, and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Shares to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of Parent Common Shares pursuant to the Merger. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders and Parent shall mail the Proxy Statement to its stockholders.

     (b) Subject to paragraph (c) of this Section 6.01, the Proxy Statement shall include the Company Recommendation and the Parent Recommendation.

     (c) Nothing in this Agreement shall prevent the Company's Board of Directors from withholding, withdrawing, amending or modifying the Company Recommendation if the Board of Directors of the Company determines in good faith (after consultation with independent legal counsel) that such action is required in order for the directors to comply with their respective fiduciary duties to the Company's stockholders under applicable Law; provided, however, that Section
6.04 shall govern the withholding, withdrawing, amending or modifying of the Company Recommendation in the circumstances described therein.

     (d) Subject to the obligations of Parent and the Company under applicable Law, no amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed). Parent will advise the Company promptly after it receives notice thereof, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Shares issuable in

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connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and each of Parent and the Company, as applicable, will advise the other, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (e) The information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company or the stockholders of Parent, (iii) the time of each of the Stockholders' Meetings and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement is discovered by Parent, Parent shall promptly inform the Company thereof. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (f) The information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company or the stockholders of Parent, (iii) the time of each of the Stockholders' Meetings and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement is discovered by the Company, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     SECTION 6.02 Stockholders' Meetings. Notwithstanding anything in Section 6.01(c) to the contrary, the Company will take, in accordance with applicable Law and the Company Certificate of Incorporation and the Company By-Laws, all action necessary to convene the Company Stockholders' Meeting, and Parent will take, in accordance with applicable Law and the Certificate of Incorporation and By-Laws of Parent, all action necessary to convene the Parent Stockholders' Meeting, in each case as promptly as practicable for the purpose of voting upon the adoption of this Agreement and the issuance of Parent Common Shares pursuant to the terms of the Merger, as the case may be, and Parent and the Company shall use their reasonable best efforts to hold the Stockholders' Meetings on the same day and as soon as practicable after the date on which the Registration Statement becomes effective, it being understood that for purposes of determining what is "as promptly as practicable" for the purposes of this sentence the parties shall take into account the status of regulatory approvals and related waiting periods. Except with respect to the Company in the event that the Board of Directors of the Company shall have withheld or withdrawn its stockholder recommendation or modified or amended its stockholder recommendation in a manner adverse to the other party pursuant to Section 6.01(c), each party shall (a) use its commercial best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the issuance of Parent Common Shares pursuant to the terms of the Merger, as the case may be, and (b) shall take all other action necessary or advisable to secure the vote or consent of stockholders, required by the rules of NASDAQ to obtain such approvals.

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     SECTION 6.03  Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary, on the one hand, or Parent or any Parent Subsidiary, on the other hand, is a party or pursuant to applicable Law, from the date of this Agreement to the Effective Time, each party shall (and shall cause such party's subsidiaries to): (i) provide to the other party (and its officers, directors, employees, accountants, investment bankers, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access at reasonable times during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company or Parent, as the case may be, and the Company Significant Subsidiaries or Parent Significant Subsidiaries, as the case may be, and to the books and records thereof; and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the other party and its subsidiaries as the other party or its Representatives may reasonably request; provided, however, that the parties shall use commercially reasonable efforts to limit such access as provided in clauses (i) and (ii) in such a way as to minimize disruption to the operations of the business of the Company and the Company Subsidiaries, on the one hand, and Parent and the Parent Subsidiaries, on the other hand. Each party shall, and shall cause its respective Representatives to, keep such information confidential in accordance with the terms of the Confidentiality Agreement dated July 6, 2000, between Parent and the Company (the "Confidentiality Agreement").

     SECTION 6.04 No Solicitation of Transactions. (a) The Company shall not, directly or indirectly, through any Representative or otherwise, initiate, solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the Representatives or any Company Subsidiary, to take any such action, provided, however, that prior to the adoption of this Agreement by the stockholders of the Company, and, provided further, that the Company is otherwise in full compliance with this Section 6.04, nothing contained in this Section 6.04 shall prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into and engaging in discussions or negotiations with, any person that makes a bona fide unsolicited written proposal for a Competing Transaction that the Board of Directors of the Company determines in good faith, after consultation with the Company's financial advisors and independent legal counsel, can be reasonably expected to result in a Company Superior Proposal (as defined below), (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or making any disclosure required under applicable Law or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 6.01 following the making of a Company Superior Proposal or recommending such a Company Superior Proposal to the stockholders of the Company if, solely in the case of clause (i) above and this clause (iii), the Board of Directors of the Company, after consultation with independent legal counsel, determines in good faith that such action is required in order for the directors to comply with their respective fiduciary duties under applicable Law. The Company and the Company Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Competing Transaction. In addition to the foregoing, the Company shall provide Parent with at least forty-eight (48) hours prior written notice (or such lesser prior written notice as provided to the members of the Company's Board of Directors but in no event less than eight hours) of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider a Company Superior Proposal and provide Parent with at least two (2) business days prior written notice (or such lesser prior notice as provided to the members of the Company's Board of Directors but in no event less than eight (8) hours) of a meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to recommend a Company Superior Proposal to its stockholders.

     (b) For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company (other than the Merger and the other transactions contemplated in this Agreement): (i) any merger, consolidation, share exchange, business combination, issuance or purchase of

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securities or other similar transaction , (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of the Company in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for the Company's securities or the filing of a registration statement under the Securities Act in connection with any such exchange offer; in the case of clause (i), (ii) or (iii) above, which transaction would result in a third party (or its shareholders) or affiliates acquiring, individually or in the aggregate, more than 15% of the voting securities of the Company then outstanding or more than 15% of the assets of the Company and its subsidiaries, taken as a whole; (iv) any solicitation in opposition to adoption by the Company's stockholders of this Agreement; or (v) any public announcement of an agreement, proposal, plan or intention to do any of the foregoing, either during the effectiveness of this Agreement or at any time thereafter.

     (c) For purposes of this Agreement, a "Company Superior Proposal" means any proposal made by a third party which would result in such party (or in the case of a parent-to-parent merger, its stockholders) acquiring, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, share purchase, asset purchase, recapitalization, liquidation, dissolution, joint venture or similar transaction, more than 50% of the voting power of the voting securities of the Company then outstanding or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, for consideration which the Board of Directors of the Company determines in its reasonable good faith judgment to be more favorable to the Company's stockholders than the Merger.

     (d) In addition to the obligations of the Company set forth in paragraph
(a) of this Section 6.04, the Company as promptly as reasonably practicable shall advise Parent orally and in writing of any request received by the Company for non-public information which the Company reasonably believes would lead to a Competing Transaction or of any Competing Transaction, or any inquiry received by the Company with respect to or which the Company reasonably should believe would lead to any Competing Transaction, the material terms and conditions of such request, Competing Transaction or inquiry, and the identity of the person or group making any such request, Competing Transaction or inquiry. The Company will promptly update Parent as to any material changes with respect to such request, Competing Transaction or inquiry.

     SECTION 6.05  Directors' and Officers' Indemnification and
Insurance. (a) The By-Laws of the Surviving Corporation shall contain the respective provisions that are set forth, as of the date of this Agreement, in
Article IX of the By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of the Company.

     (b) After the Effective Time, Parent and the Surviving Corporation shall, to the extent set forth under Article IX of the Company By-laws, indemnify and hold harmless, each current and former director or officer of the Company and each Subsidiary of the Company and each such person who served at the request of the Company or any Subsidiary of the Company as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative, criminal or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement. Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) the Company or Parent and the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of one counsel selected by any Indemnified Party, which counsel shall be reasonably satisfactory to the Company or to Parent and the Surviving Corporation, as the case may be, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action) and (ii) the Company and Parent and the Surviving Corporation shall reasonably cooperate in the defense of any such matter; provided, however, that none of the Company, Parent or the Surviving Corporation shall be liable

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for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). In the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

     (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current directors and officers liability insurance policies maintained by the Company (provided that coverage limits in the aggregate for the entire six year period are not less than the current annual limits, and provided further that Parent may substitute policies reasonably satisfactory to the Indemnified Parties of at least the same coverage with other terms and conditions that are no less advantageous to the Indemnified Parties) with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, however, that in no event shall parent be required to expend, pursuant to this Section 6.05(c), more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance; provided further, however, that if the premiums for such coverage exceed such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 200% of the current annual premiums spent by the Company for its fiscal year ending December 31, 1999.

     (d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.05.

     SECTION 6.06 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

     SECTION 6.07 Affiliates. The Company represents to Parent that no later than 30 days after the date of this Agreement, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, on such date, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being an "Affiliate")) of the Company. The Company shall provide Parent with such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its commercially reasonable efforts to deliver or cause to be delivered to Parent, no later than at least 30 days prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit 6.07, executed by each of the Affiliates of the Company identified in the foregoing list and any person who shall, to the knowledge of the Company, have become an Affiliate of the Company subsequent to the delivery of such list.

     SECTION 6.08 Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are required under (A) the Exchange Act and the Securities Act and the rules and regulations thereunder and any other applicable federal or state securities laws, (B) the HSR Act, and any other antitrust regulations and (C) any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes

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suggested in connection therewith. Without limiting the generality of the foregoing, each party shall take or omit to take such action as the other party shall reasonably request to cause the parties to obtain any material governmental approvals and/or the expiration of applicable waiting periods, including, without limitation, holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of Parent or any of the Parent Subsidiaries (and to enter into agreements with the relevant governmental antitrust entity giving effect thereto), provided that the foregoing shall not obligate either party to take or to omit to take any action (including, without limitation, the expenditure of funds or any such holding separate and agreeing to sell or otherwise dispose of assets, categories of assets or businesses) that is to be effective prior to the Closing or that would or could reasonably be expected to have, in the good faith opinion of such party, a Material Adverse Effect on Parent and the Parent Subsidiaries (including the Company), taken as a whole, after the Closing.

     (b) Parent and the Company shall file as soon as practicable after the date of this Agreement notifications under the HSR Act and shall respond as promptly as practicable to all inquiries or requests that may be made pursuant to the HSR Act for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding.

     SECTION 6.09 Plan of Reorganization. (a) This Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of section 368(a) of the Code. Following the Effective Time, none of the Surviving Corporation, Parent or any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under section 368(a) of the Code.

     (b) As of the date of this Agreement, the Company does not know of any reason (i) for which it would not be able to deliver to Morrison & Foerster LLP and Sullivan & Cromwell, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions for the Registration Statement and as contemplated by Sections 7.02(f) and 7.03(c), and the Company hereby agrees to deliver such certificates effective as of the date of such opinions so long as the statements therein are true as of such time or (ii) for which Morrison & Foerster LLP and Sullivan & Cromwell would not be able to deliver the opinions required by Sections 7.02(f) and 7.03(c).

     (c) As of the date of this Agreement, Parent does not know of any reason
(i) for which it would not be able to deliver to Sullivan & Cromwell and Morrison & Foerster LLP, at the date of the legal opinions referred to below, certificates substantially in compliance with published IRS advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions for the Registration Statement and as contemplated by Sections 7.02(f) and 7.03(c), and Parent hereby agrees to deliver such certificates effective as of the date of such opinions so long as the statements therein are true as of such time or (ii) for which Morrison & Foerster LLP and Sullivan & Cromwell would not be able to deliver the opinions required by Sections 7.02(f) and 7.03(c).

     SECTION 6.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of NASDAQ, each of Parent and the Company shall reasonably approve each other's press releases or any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

     SECTION 6.11 Letters of Accountants. (a) Parent shall use its commercially reasonable efforts to cause to be delivered to the Company "comfort" letters of Ernst & Young LLP, Parent's independent

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accountants, dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to the Company, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     (b) The Company shall use its commercially reasonable efforts to cause to be delivered to Parent "comfort" letters of Ernst & Young, LLP, the Company's independent auditors, dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Parent, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     SECTION 6.12 NASDAQ. Parent shall promptly prepare and submit to NASDAQ a supplemental notice with respect to the Parent Common Shares to be issued in the Merger and pursuant to Substitute Options, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the quotation of such Parent Common Shares.

     SECTION 6.13 Further Assurances. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     SECTION 6.14 Certain Employee Benefits Matters. For a period of three years following the Effective Time and effective upon the Merger, Parent shall, or shall cause the Surviving Corporation to, provide medical, 401(k), life and disability benefits, cash compensation and other benefits, including employee benefit plans, programs, contracts or arrangements providing for stock options, stock purchase rights, restricted stock or other stock-based compensation, to employees of the Surviving Corporation and its subsidiaries that, in the aggregate, are no less favorable to the medical, 401(k), life and disability benefits, cash compensation and other benefits that were provided to such Surviving Corporation employees under the employee benefit plans, programs, contracts and arrangements of the Company and each of its subsidiaries as in effect immediately prior to the Effective Time and that have been disclosed or made available to Parent. Parent covenants and agrees that it shall cause the Surviving Corporation to satisfy all severance obligations arising in connection with the transactions contemplated by the Merger and this Agreement pursuant to any Company Benefit Plan and any similar plan covering employees of the Company's Subsidiaries and employees of the Company and the Company's Subsidiaries not in the United States.

     SECTION 6.15 Board Appointment. Parent agrees to cause Donald Scifres to be elected or appointed to the Parent Board of Directors as Co-Chairman of the Parent Board of Directors as of the Effective Time.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

          (a) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

          (b) Stockholder Approvals. This Agreement and the issuance of shares of Parent Common Stock pursuant to the terms of the Merger, as the case may be, contemplated hereby shall have been approved and adopted by the requisite affirmative vote of (i) the stockholders of the Company in

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     accordance with the DGCL and the Company Certificate of Incorporation and
     (ii) the stockholders of Parent in accordance with the rules of NASDAQ, the DGCL and Parent's Certificate of Incorporation;

          (c) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction, executive order or award (an "Order") that is then in effect or pending and has, or would have, the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (d) Antitrust Waiting Periods; Approvals. Any waiting period (and any extension thereof) and/or approvals applicable to the consummation of the Merger under the HSR Act or any foreign antitrust or combination Law and/or material filings, consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have expired, been terminated or obtained, as applicable.

          (e) NASDAQ. The Parent Common Shares to be issued in the Merger shall have been authorized for quotation on NASDAQ.

     SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Effective Time, as though made at and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, except to the extent that the failure of the representations and warranties to be so true and correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

          (c) Tax Opinions. Parent shall have received the opinion of Morrison & Foerster LLP, counsel to Parent, based upon customary assumptions set forth or referred to in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. In rendering such opinion, Morrison & Foerster LLP may rely upon and require such certificates of the Company, Parent and Merger Sub and/or their officers or principal stockholders as are customary for such opinions. Each such certificate shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.

     SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, except to be extent that the failure of the representations and warranties to be so true and correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and the Company shall

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     have received a certificate of the Chief Executive Officer or Chief
     Financial Officer of Parent to that effect.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and the Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

          (c) Tax Opinion. The Company shall have received the opinion of Sullivan & Cromwell, counsel to the Company, based upon customary assumptions set forth or referred to in such opinion, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. In rendering such opinion, Sullivan & Cromwell may rely upon and require such certificates of the Company, Parent and Merger Sub and/or their officers or principal stockholders as are customary for such opinions. Each such certificate shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

          (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

          (b) by either Parent or the Company, if the Effective Time shall not have occurred on or before January 31, 2001; provided, however, that, in the event the failure of the Merger to occur on or before January 31, 2001 is the result of the failure of any of the conditions set forth in Article VII to be satisfied or waived prior to January 31, 2001, the Company may extend such date to March 31, 2001; provided further that the provisions of this Section 8.01(b) shall not be available to any party whose failure to fulfill its obligations hereunder shall have been the cause of, or shall have resulted in, the failure of the Merger to be consummated by the applicable date;

          (c) by either Parent or the Company, if there shall be any Order of a Governmental Authority which is final and nonappealable preventing the consummation of the Merger; provided that the provisions of this Section 8.01(c) shall not be available to any party whose failure to fulfill its obligations hereunder shall have been the cause of, or shall have resulted in, such Order;

          (d) by Parent if (i) the Board of Directors of the Company withholds, withdraws, modifies or changes the Company Recommendation in a manner adverse to Parent or shall have resolved to do so, (ii) the Company shall have failed to include in the Proxy Statement the Company Recommendation,
     (iii) the Company's Board of Directors fails to reaffirm its recommendation to its stockholders, in favor of the adoption of this Agreement within five business days after Parent requests in writing that such recommendation be reaffirmed, (iv) the Company shall have breached its obligations under
     Section 6.04 or (v) a tender offer or exchange offer for 15% or more of the outstanding shares of stock of the Company has commenced, and the Board of Directors of the Company has not recommended rejection of such tender offer or exchange offer by its stockholders within ten (10) business days of the commencement thereof;

          (e) by either Parent or the Company if this Agreement shall fail to receive the requisite vote for adoption at the Company Stockholders' Meeting, provided that the right to terminate this Agreement

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     under this Section 8.01(e) shall not be available to the Company where the failure to obtain such requisite vote shall have been caused by or related to the Company's breach of this Agreement;

          (f) by either Parent or the Company if the approval of the issuance of Parent Common Shares pursuant to the terms of the Merger shall fail to receive the requisite vote at the Parent Stockholders' Meeting; provided that the right to terminate this Agreement under this Section 8.01(f) shall not be available to Parent where the failure to obtain such requisite vote shall have been caused by or related to Parent's breach of this Agreement;

          (g) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth either in Section 7.02(a) or
     (b) would not be satisfied; provided, however, that if such breach is curable within thirty (30) days by the Company through the exercise of its best efforts and as long as the Company so cures such breach, Parent may not terminate this Agreement under this Section 8.01(g);

          (h) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth either in Section 7.03(a) or (b) would not be satisfied; provided, however, that if such breach is curable within thirty (30) days by Parent and Merger Sub through the exercise of their respective best efforts and as long as Parent and Merger Sub so cure such breach, the Company may not terminate this Agreement under this Section 8.01(h); or

          (i) by the Company, if the Company is not in material breach of its obligations under Section 6.04 hereof and the Board of Directors of the Company authorizes the Company to enter into a binding written agreement concerning a transaction that constitutes a Company Superior Proposal.

     SECTION 8.02 Effect of Termination. Except as provided in Section 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties set forth in Section 8.05; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of the Merger and this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Company Common Share shall be converted upon consummation of the Merger. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto.

     SECTION 8.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.05 Expenses. Subject to paragraphs (e) and (f) of this Section 8.05, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this

Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

     (b) The Company agrees that (i) if an Acquisition Proposal shall have been made to the Company or its stockholders or any Person shall have publicly announced an intention to make an Acquisition Proposal with respect to the Company and thereafter this Agreement is terminated by Parent pursuant to
Section 8.01(d) or (ii) this Agreement is terminated by the Company pursuant to
Section 8.01(i), then the Company shall pay to Parent an amount equal to one billion dollars ($1,000,000,000); provided, however, that no amount shall be payable to Parent pursuant to clause (i) or (ii) of this paragraph (b) unless and until (y) any Person (other than Parent) (together with any affiliates of such Person, an "Acquiring Party") has acquired, directly or indirectly, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions within twelve (12) months of such termination, a majority of the voting power of the outstanding securities of the Company or all or substantially all of the assets of the Company or (z) there has been consummated a merger, consolidation or similar business combination between the Company and an Acquiring Person.

     (c) Parent agrees that the payment provided for in Section 8.05(b) shall be the sole and exclusive remedy of Parent upon a termination of this Agreement pursuant to Section 8.01(d) where such fee has been paid and pursuant to Section 8.01(i), and such remedies shall be limited to the sum stipulated in Section 8.05(b), regardless of the circumstances giving rise to such termination; provided, however, that nothing herein shall relieve the Company from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     (d) Any payment required to be made pursuant to Section 8.05(b) shall be made to Parent by wire transfer of immediately available funds to an account designated by Parent in writing.

     (e) Upon the termination of this Agreement by Parent or the Company pursuant to Section 8.01(e) or by Parent pursuant to Section 8.01(d), on the first business day following such termination, the Company shall pay Parent an amount equal to ten million dollars ($10,000,000) (the "Expenses"), which the parties agree represents the reasonable estimate of the out-of-pocket expenses that Parent will incur in connection with the transactions contemplated by this Agreement and which amount shall represent the entire amount that Parent is entitled to receive with respect to such expenses, including, but not limited to, fees and expense of Parent's counsel, accountants and financial advisors upon the termination by Parent or the Company in such circumstances.

     (f) Upon the termination of this Agreement by Parent or the Company pursuant to Section 8.01(f), on the first business day following such termination, Parent shall pay the Company an amount equal to the Expenses, which the parties agree represents the reasonable estimate of the out-of-pocket expenses that the Company will incur in connection with the transactions contemplated by this Agreement and which amount shall represent the entire amount that the Company is entitled to receive with respect to such expenses, including, but not limited to, fees and expenses of the Company's counsel, accountants and financial advisors upon the termination by Parent or the Company pursuant to Section 8.01(f).

     (g) "Acquisition Proposal" means an offer or proposal with respect to a Competing Transaction.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01  Non Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I, II and IX and Sections 6.05 and 6.09 shall survive the Effective Time and those set forth in Sections 6.03 (with respect to confidentiality), 8.02 and 8.05 and this Article IX shall survive termination.

     SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 9.02):

if to Parent or Merger Sub:
                 JDS Uniphase Corporation
                 210 Baypointe Parkway
                 San Jose, California 95134
                 Facsimile No.: (408) 954-0540
                 Attention: Michael Phillips

with a copy to:
                 Morrison & Foerster LLP
                 425 Market Street
                 San Francisco, California 94105
                 Facsimile No.: (415) 268-6590
                 Attention: John Campbell, Esq.

if to the Company:
                 SDL, Inc.
                 80 Rose Orchard Way
                 San Jose, California 95134
                 Facsimile No.: (408) 943-1258
                 Attention: Donald Scifres

with a copy to:
                 Sullivan & Cromwell
                 1888 Century Park East
                 Los Angeles, CA 90067
                 Facsimile No.: (310) 712-8800
                 Attention: Alison S. Ressler, Esq.

     SECTION 9.03 Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person;

          (b) "business day" means any day on which both the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or a Sunday) on which banks are not required or authorized to close in California;

          (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

          (d) "Environmental Laws" means any federal, state, local or foreign laws and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution or protection of the environment, health, safety or natural resources;

          (e) "Hazardous Substances" means (i) those substances defined in or regulated under the following federal statutes and their state counterparts and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any federal, state, local or foreign Governmental Entity pursuant to any Environmental Law;

          (f) "Intellectual Property" means all trademarks, trademark rights, trade name, trade name rights, trade dress and other indications of origin, brand names, certification rights, service marks, applications for trademarks and for service marks, proprietary know-how and other proprietary rights and information; inventions and discoveries, whether patentable or not, in any jurisdiction; patents, patent rights and trade secrets; writings and other works, whether copyrightable or not, in any jurisdiction; and any similar intellectual property or proprietary rights;

          (g) "knowledge" means, with respect to the Company, the actual knowledge of any executive officer (determined in accordance with Rule 16a-1(f) under the Exchange Act) of the Company and with respect to Parent or Merger Sub, the actual knowledge of any executive officer (determined in accordance with Rule 16a-1(f) under the Exchange Act) of Parent or Merger Sub, as the case may be;

          (h) "Material Adverse Effect" means any circumstance, event, occurrence, change or effect that materially and adversely affects the business, operations, condition (financial or otherwise), assets (tangible or intangible) or results of operations of the Company and the Company Subsidiaries taken as a whole, or the Parent and the Parent Subsidiaries taken as a whole, as the case may be (other than any adverse effects due to or resulting from the public announcement of the transactions contemplated hereby, the pendency of this Agreement or the consummation of the transactions contemplated hereby (including, without limitation, loss of customers, orders, suppliers or employees resulting therefrom) or general market or industry conditions (including, without limitation, any change in trading prices, in and of itself and without the occurrence of any other Material Adverse Effect, of either Parent's or the Company's outstanding publicly traded equities));

          (i) "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

          (j) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.05 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 9.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 9.07 Governing Law. Except to the extent that Delaware law is mandatorily applicable this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law principles.

     SECTION 9.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.09 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.10 Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          JDS UNIPHASE CORPORATION

                                          By:         /s/  JOZEF STRAUS
                                            ------------------------------------
                                              Name: Jozef Straus
                                              Title: Co-Chairman of the Board
                                                     and Chief Executive Officer

                                          K2 ACQUISITION, INC.

                                          By:      /s/  CHRISTOPHER DEWEES
                                            ------------------------------------
                                              Name: Christopher Dewees
                                              Title: President

                                          SDL, INC.

                                          By:      /s/  DONALD R. SCIFRES
                                            ------------------------------------
                                              Name: Donald R. Scifres
                                              Title: Chairman of the Board
                                                     and Chief Executive Officer

                                                                    EXHIBIT 6.07

                          FORM OF AFFILIATE LETTER FOR
                           AFFILIATES OF THE COMPANY

                                                       [            ] [  ], 2000

JDS UNIPHASE CORPORATION
210 Baypointe Parkway
San Jose, California 95134

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of SDL, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of July 9, 2000 (the "Merger Agreement") among JDS Uniphase Corporation, a Delaware corporation ("Parent"), K2 Acquisition, Inc., a Delaware corporation ("Merger Sub"), and the Company, Merger Sub will be merged with and into the Company (the "Merger"). Capitalized terms used in this letter agreement without definition shall have the meanings assigned to them in the Merger Agreement.

     As a result of the Merger, I may receive common shares, par value $0.001 per share, of Parent (the "Parent Shares"). I would receive such Parent Shares in exchange for shares owned by me of common stock, par value $0.001 per share, of the Company (the "Company Shares").

     1. I represent, warrant and covenant to Parent that in the event that I receive any Parent Shares as a result of the Merger:

          A. I shall not make any sale, transfer or other disposition of the Parent Shares in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Merger Agreement and discussed, to the extent I felt necessary, with my counsel or counsel for the Company the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares.

          C. I have been advised that the issuance to me of the Parent Shares pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the distribution by me of the Parent Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

          E. I understand that there will be placed on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

          THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT DATED
     [          ] [  ], 2000 BETWEEN THE REGISTERED HOLDER HEREOF AND BUYER, A
     COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF BUYER.

          F. I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE ACT APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE ACT AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT.

          G. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights that I may have to object to any claim that I am such an affiliate on or after the date of this letter.

     2. By Parent's acceptance of this letter, Parent hereby agrees with me as follows:

          A. For so long as and to the extent necessary to permit me to sell the Parent Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Parent shall (a) use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) furnish to me upon request a written statement as to whether or not Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of the Parent Shares by me pursuant to Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Parent hereby represents to me that it has filed all reports required to be filed with the Commission under Section 13 of the 1934 Act during the preceding 12 months.

             B. It is understood and agreed that certificates with the legends set forth in paragraphs 1(E) and 1(F) above will be substituted by delivery of certificates without such legends if (i) one year shall have elapsed from the date the undersigned acquired the Parent Shares received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Shares received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

                                          Very truly yours,

                                          Name:

Agreed and accepted this [               ] day
of [               ] [     ], 2000, by

JDS Uniphase Corporation

By:
  Name:
  Title:

                                                                         ANNEX B

                     OPINION OF THOMAS WEISEL PARTNERS LLC

                               DATED JULY 9, 2000

                             THOMAS WEISEL PARTNERS
                                MERCHANT BANKING

July 9, 2000

Board of Directors
SDL, Inc.
80 Rose Orchard Way
San Jose, California 95134

Ladies and Gentlemen:

     We understand that SDL, Inc., a Delaware corporation ("Company"), JDS Uniphase Corporation, a Delaware corporation ("Parent"), and K2 Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into Company, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that each outstanding share of the common stock, par value $0.001 per share ("Company Common Stock"), of Company will be converted into the right to receive 3.8 (the "Exchange Ratio") shares of the common stock, par value $0.001 per share, of Parent ("Parent Common Stock"). The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended, and to be recorded as a purchase under generally accepted accounting principles. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement. You have requested our opinion as to whether the Exchange Ratio is fair from a financial point of view to the stockholders of Company (other than Parent and its affiliates) as of the date hereof.

     In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Company and Parent, including the consolidated financial statements for recent years and for the most recent fiscal quarters for which published results are available and certain other relevant financial and operating data relating to Company and Parent made available to us from published sources and from the internal records of Company and Parent; (ii) reviewed the financial terms and conditions of the Merger Agreement dated as of July 9, 2000 (the "Merger Agreement"); (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Company Common Stock and Parent Common Stock; (iv) compared Company and Parent from a financial point of view with certain other companies in the optical components and systems industry or otherwise in the broadband enabling industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of technology companies which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of each of Company and Parent certain information of a business and financial nature regarding Company and Parent, furnished to us by them, including financial forecasts and related assumptions of Company and Parent;
(vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Company's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. We have also assumed that there have been no material changes in Company's or Parent's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us and that neither Parent nor Company is currently involved in any material transaction other than the Merger, other publicly announced transactions, other preliminarily discussed transactions confidentially disclosed to us and those activities undertaken in the ordinary course of conducting their respective businesses. We have assumed that the Merger will be consummated in a

Board of Directors
SDL, Inc.
July 9, 2000
Page  2

manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Company or Parent, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

     As you are aware, we were not retained to nor did we advise Company with respect to Company's underlying decision to proceed with or effect the Merger.

     We have acted as financial advisor to Company in connection with the Merger and will receive a fee for our services, including rendering this opinion. We previously have provided investment banking services to Parent, including acting as its financial advisor in connection with its acquisition of E-Tek Dynamics. In the ordinary course of our business, we may actively trade the equity securities of Company and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Exchange Ratio is fair from a financial point of view to the stockholders of Company (other than Parent and its affiliates) as of the date hereof.

     We are not expressing an opinion regarding the price at which the shares of Parent Common Stock may trade at any future time. The Exchange Ratio is a fixed exchange ratio and, accordingly, the market value of the shares of Parent Common Stock to be received by the stockholders of Company may vary significantly.

     This opinion is directed to the Board of Directors of Company in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Exchange Ratio to the stockholders and does not address the relative merits of the Merger and any alternatives to the Merger, Company's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by Company, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in the Joint Proxy Statement/Prospectus to be filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,

                                          /s/  Thomas Weisel Partners LLC
                                          THOMAS WEISEL PARTNERS LLC

                                                                         ANNEX C

                      OPINION OF CIBC WORLD MARKETS CORP.

                               DATED JULY 9, 2000

                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]

                                  July 9, 2000

The Board of Directors
JDS Uniphase Corporation
210 Baypointe Parkway
San Jose, California 95134

Members of the Board:

You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Board of Directors as to the fairness, from a financial point of view, to JDS Uniphase Corporation ("JDS") of the Exchange Ratio (defined below) provided for in the Agreement and Plan of Merger, dated as of July 9, 2000 (the "Merger Agreement"), among JDS, K2 Acquisition, Inc., a wholly owned subsidiary of JDS ("Sub"), and SDL, Inc. ("SDL"). The Merger Agreement provides for, among other things, the merger of Sub with and into SDL (the "Merger") pursuant to which each outstanding share of the common stock, par value $0.001 per share, of SDL ("SDL Common Stock") will be converted into the right to receive 3.8 shares (the "Exchange Ratio") of the common stock, par value $0.001 per share, of JDS ("JDS Common Stock").

In arriving at our Opinion, we:

(a) reviewed the Merger Agreement;

(b) reviewed audited financial statements of JDS for the fiscal years ended June 30, 1997, June 30, 1998 and June 30, 1999, and audited financial statements of SDL for the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999;

(c) reviewed unaudited financial statements of JDS for the nine months ended March 31, 2000 and unaudited financial statements of SDL for the three months ended March 31, 2000;

(d) reviewed publicly available financial forecasts relating to JDS and SDL as well as certain adjustments to the publicly available financial forecasts relating to SDL prepared by the management of JDS and estimates of certain potential synergies and strategic benefits anticipated by the management of JDS to result from the Merger;

(e) reviewed historical market prices and trading volume for JDS Common Stock and SDL Common Stock;

(f) held discussions with the senior managements of JDS and SDL with respect to the businesses and prospects for future growth of JDS and SDL;

(g) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to JDS and SDL;

(h) reviewed and analyzed certain publicly available information for transactions that we deemed comparable to the Merger;

(i) reviewed public information concerning JDS and SDL; and

(j) performed such other analyses and reviewed such other information as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by JDS, SDL and their respective employees, representatives and affiliates. With respect to publicly available financial forecasts relating to JDS and SDL which we have reviewed and discussed with the managements of JDS and SDL, we assumed, at the direction of the managements of JDS and SDL, without independent verification or investigation, that such forecasts represent reasonable estimates and judgments as to the future financial condition and operating results of JDS and SDL. With respect to certain adjustments to the publicly

The Board of Directors
JDS Uniphase Corporation
July 9, 2000
Page 2

available financial forecasts relating to SDL and estimates as to the potential synergies and strategic benefits (including the amount, timing and achievability thereof) anticipated to result from the Merger provided to or discussed with us by the management of JDS, we assumed, at the direction of the management of JDS, without independent verification or investigation, that such adjustments and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of JDS. We also have assumed, with the consent of JDS, that the Merger will be treated as a tax-free reorganization for federal income tax purposes and that, in the course of obtaining the necessary regulatory or third party approvals for the Merger, no limitations, restrictions or conditions will be imposed that would have a material adverse effect on JDS, SDL or the contemplated benefits to JDS of the Merger. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of JDS or SDL. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of JDS or SDL, or the price at which the JDS Common Stock will trade upon or subsequent to announcement or consummation of the Merger. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to JDS with respect to the Merger and to the Board of Directors with respect to this Opinion and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. CIBC World Markets and its affiliates have in the past provided services to JDS and SDL, and currently are providing investment banking services to certain stockholders of SDL, unrelated to the proposed Merger, for which services we and our affiliates have received and may receive compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of JDS and SDL for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to JDS from a financial point of view. This Opinion is for the use of the Board of Directors of JDS in its evaluation of the Merger and does not constitute a recommendation as to how any stockholder should vote with respect to any matters relating to the Merger.

                                        Very truly yours,

                                        /s/ CIBC WORLD MARKETS CORP.
                                        CIBC WORLD MARKETS CORP.

                                                                         ANNEX D

                   OPINION OF BANC OF AMERICA SECURITIES LLC

                               DATED JULY 9, 2000

                 [LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

                                  July 9, 2000

The Board of Directors
JDS Uniphase Corporation
210 Baypointe Parkway
San Jose, California 95134

Members of the Board:

     You have requested our opinion as to the fairness from a financial point of view to JDS Uniphase Corporation, a Delaware corporation ("JDS"), of the Exchange Ratio (defined below) provided for in connection with the proposed merger (the "Merger") of a wholly owned subsidiary of JDS with and into SDL, Inc., a Delaware corporation ("SDL"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of July 9, 2000 (the "Agreement"), among JDS, SDL and K2 Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of JDS, SDL will become a wholly owned subsidiary of JDS, and stockholders of SDL will receive for each share of the common stock, par value $0.001 per share, of SDL ("SDL Common Stock") held by them, other than shares held in treasury or held by JDS or any subsidiary of JDS or SDL, 3.8 shares (the "Exchange Ratio") of the common stock, par value $0.001 per share, of JDS ("JDS Common Stock"). The terms and conditions of the Merger are more fully set out in the Agreement.

     You have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986, as amended.

     For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other business and financial information of JDS and SDL, respectively;

     (ii) reviewed publicly available financial forecasts relating to JDS and SDL as well as certain adjustments to the publicly available financial forecasts relating to SDL prepared by the management of JDS;

     (iii) reviewed and discussed with senior executives of JDS information relating to strategic, financial and operational benefits anticipated from the Merger prepared by the management of JDS;

     (iv) discussed the past and current operations, financial condition and prospects of JDS with senior executives of JDS and discussed the past and current operations, financial condition and prospects of SDL with senior executives of SDL;

     (v) analyzed the potential pro forma impact of the Merger on JDS's earnings per share and certain other financial statistics;

     (vi) reviewed information prepared or discussed with us by members of senior managements of JDS and SDL relating to the relative contributions of JDS and SDL to the combined company;

     (vii) reviewed the reported prices and trading activity for JDS Common Stock and SDL Common Stock;

     (viii) compared the financial performance of JDS and SDL and the prices and trading activity of JDS Common Stock and SDL Common Stock with that of other publicly traded companies we deemed relevant;

     (ix) compared financial terms of the Merger to financial terms, to the extent publicly available, of other business combination transactions we deemed relevant;

     (x) participated in discussions and negotiations among representatives of JDS and SDL and their financial and legal advisors;

The Board of Directors
JDS Uniphase Corporation
July 9, 2000
Page 2

     (xi) reviewed the Agreement; and

     (xii) performed other analyses and considered other factors as we have deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to publicly available financial forecasts relating to JDS and SDL which we have reviewed and discussed with the managements of JDS and SDL, we assumed, at the direction of the managements of JDS and SDL, without independent verification or investigation, that such forecasts represent reasonable estimates and judgments as to the future financial condition and operating results of JDS and SDL. With respect to certain adjustments to the publicly available financial forecasts relating to SDL and estimates as to the potential synergies and strategic benefits (including the amount, timing and achievability thereof) anticipated to result from the Merger provided to or discussed with us by the management of JDS, we assumed, at the direction of the management of JDS, without independent verification or investigation, that such adjustments and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of JDS. We also assumed with the consent of JDS that, in the course of obtaining the necessary regulatory or third party approvals for the Merger, no limitations, restrictions or conditions will be imposed that would have a material adverse effect on JDS, SDL or the contemplated benefits to JDS of the Merger. We have not made any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of JDS or SDL, nor have we been furnished with any such appraisals.

     We have acted as financial advisor to JDS in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. In the past, Banc of America Securities LLC or its affiliates have provided financial advisory and financing services for JDS and have received fees for the rendering of these services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of JDS and SDL for our own account or for the accounts of customers, and, accordingly, we or our affiliates may at any time hold long or short positions in such securities.

     It is understood that this letter is for the benefit and use of the Board of Directors of JDS in connection with and for the purposes of its evaluation of the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion. This opinion does not in any manner address the prices at which JDS Common Stock will trade upon or following the announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how the stockholders of JDS and SDL should vote at the stockholders' meetings held in connection with the Merger.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio provided for in the proposed Merger is fair from a financial point of view to JDS.

                                          Very truly yours,

                                          BANC OF AMERICA SECURITIES LLC

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

     Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

     Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

     Article 8 of the Registrant's Amended and Restated Certificate of Incorporation (incorporated by reference herein) provides for indemnification of directors, officers and other persons as follows:

          8.1 Limitation of Directors' Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived any improper personal benefit.

          8.2 Indemnification of Corporate Agents. To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

          8.3 Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article 8 shall not adversely affect any right of indemnification or limitation of liability of an agent of the Corporation relating to the acts or omissions occurring prior to such repeal or modification.

     Article IX of the Registrant's By-Laws (incorporated by reference herein) provides that:

          SECTION 1.  Right to Indemnification.

          Each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness, or otherwise), in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "Proceeding"), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent (hereafter an "Agent"), shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended or interpreted (but, in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the corporation to provide broader indemnification rights than were permitted prior thereto) against all expenses, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any Agent as a result of the actual or deemed receipt of any payments under this Article) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding (hereinafter "Expenses"); provided, however, that except as to actions to enforce indemnification rights pursuant to
     Section 3 of this Article, the corporation shall indemnify any Agent seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Article shall be a contract right.

          SECTION 2.  Authority to Advance Expenses.

          Expenses incurred by an officer or director (acting in his capacity as such) in defending a Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding, provided, however, that if required by the Delaware General Corporation Law, as amended, such Expenses shall be advanced only upon delivery to the corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article or otherwise. Expenses incurred by other Agents of the corporation (or by the directors or officers not acting in their capacity as such, including service with respect to employee benefit plans) may be advanced upon such terms and conditions as the Board of Directors deems appropriate. Any obligation to reimburse the corporation for Expense advances shall be unsecured and no interest shall be charged thereon.

          SECTION 3.  Right of Claimant to Bring Suit.

          If a claim under Section 1 or 2 of this Article is not paid in full by the corporation within 120 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense (including attorneys' fees) of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

          SECTION 4.  Provisions Nonexclusive.

          The rights conferred on any person by this Article shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. To the extent that any provision of the Certificate, agreement, or vote of the stockholders or disinterested directors is inconsistent with these bylaws, the provision, agreement, or vote shall take precedence.

          SECTION 5.  Authority to Insure.

          The corporation may purchase and maintain insurance to protect itself and any Agent against any Expense, whether or not the corporation would have the power to indemnify the Agent against such Expense under applicable law or the provisions of this Article.

          SECTION 6.  Survival of Rights.

          The rights provided by this Article shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

          SECTION 7.  Settlement of Claims.

          The corporation shall not be liable to indemnify any Agent under this Article (a) for any amounts paid in settlement of any action or claim effected without the corporation's written consent, which consent shall not be unreasonably withheld; or (b) for any judicial award if the corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

          SECTION 8.  Effect of Amendment.

          Any amendment, repeal, or modification of this Article shall not adversely affect any right or protection of any Agent existing at the time of such amendment, repeal, or modification.

          SECTION 9.  Subrogation.

          In the event of payment under this Article, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Agent, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the corporation effectively to bring suit to enforce such rights.

          SECTION 10.  No Duplication of Payments.

          The corporation shall not be liable under this Article to make any payment in connection with any claim made against the Agent to the extent the Agent has otherwise actually received payment (under any insurance policy, agreement, vote, or otherwise) of the amounts otherwise indemnifiable hereunder.

          The directors and officers of the Registrant are covered by a policy of liability insurance indemnifying them against certain liabilities, including liabilities arising under the Securities Act, which might be incurred by them in their capacities as directors and officers.

     See also the undertakings set out in item 22 herein.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) See Exhibit Index.

     (b) Not Applicable.

     (c) Opinions of Thomas Weisel Partners LLC, CIBC World Markets Corp., and Banc of America Securities LLC attached as Annexes B, C and D, respectively, to the proxy statement-prospectus which is part of this registration statement.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (2) that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4 under the Securities Act of 1933, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of the registration statement through the date of responding to such request; and

          (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, California on November 17, 2000.


                                          JDS Uniphase Corporation

                                          By:    /s/ JOZEF STRAUS, PH.D.
                                            ------------------------------------
                                                    Jozef Straus, Ph.D.
                                                Chief Executive Officer and
                                                  Co-Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on November 17, 2000.


                      SIGNATURE                                       TITLE
                      ---------                                       -----
               /s/ JOZEF STRAUS, PH.D.                     Chief Executive Officer and
-----------------------------------------------------      Co-Chairman of the Board of
                 Jozef Straus, Ph.D.                                Directors
                                                          (Principal Executive Officer)

                          *                                Co-Chairman of the Board of
-----------------------------------------------------               Directors
                  Martin A. Kaplan

                /s/ ANTHONY R. MULLER                       Executive Vice President,
-----------------------------------------------------      Chief Financial Officer and
                  Anthony R. Muller                                 Secretary
                                                       (Principal Financial and Accounting
                                                                     Officer)

                          *                                          Director
-----------------------------------------------------
                    Bruce D. Day

                          *                                          Director
-----------------------------------------------------
                 Peter A. Guglielmi

                          *                                          Director
-----------------------------------------------------
                   Robert E. Enos

                          *                                          Director
-----------------------------------------------------
                 John A. MacNaughton

                          *                                          Director
-----------------------------------------------------
                Wilson Sibbett, Ph.D.

                          *                                          Director
-----------------------------------------------------
                Casimir S. Skrzypczak

                      SIGNATURE                                       TITLE
                      ---------                                       -----
                          *                                          Director
-----------------------------------------------------
                 William J. Sinclair

                          *                                          Director
-----------------------------------------------------
                  Donald J. Listwin

             *By: /s/ ANTHONY R. MULLER
  -------------------------------------------------
                  Anthony R. Muller
                  Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger, dated as of July 9, 2000, by and among the Registrant, K2 Acquisition, Inc. and SDL, Inc.
          (included as Annex A to the proxy statement-prospectus filed as part of this Registration Statement).
  5.1     Opinion of Morrison & Foerster LLP, together with consent.
  8.1     Tax Opinion of Morrison & Foerster LLP, together with
          consent.
  8.2     Tax Opinion of Sullivan & Cromwell, together with consent.
 23.1     Consent of Ernst & Young LLP, independent auditors.
 23.2     Consent of Ernst & Young LLP, independent auditors.
 23.3     Consent of Arthur Andersen, independent auditors.
 23.4     Consent of Arthur Andersen, independent auditors.
 23.5     Consent of Deloitte & Touche LLP, independent auditors.
 23.6     Consent of PricewaterhouseCoopers LLP, independent
          accountants.
 23.7     Consent of KPMG LLP, independent auditors.
 23.8     Consent of Deloitte & Touche LLP, independent auditors.
 23.9     Consent of Grant Thornton LLP, independent certified public accountants.
 23.10    Consent of Morrison & Foerster LLP (included as part of its opinions filed as
          Exhibits 5.1 and 8.1).
 23.11    Consent of Sullivan & Cromwell (included as part of its
          opinion filed as Exhibit 8.2).
 24.1*    Power of Attorney (See Page II-5 of Registration Statement
          on Form S-4 filed on September 7, 2000).
 99.1*    Form of Proxy of SDL, Inc.
 99.2*    Form of Proxy of JDS Uniphase Corporation.
 99.3*    Consent of Donald R. Scifres, Ph.D.
 99.4*    Consent of Thomas Weisel Partners LLC (included as part of its opinion included as Annex B to the proxy-statement
          prospectus).
 99.5*    Consent of CIBC World Markets Corp.
 99.6*    Consent of Banc of America Securities LLC.


-------------------------

* Previously filed.